UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
THE SECURITIES EXCHANGE ACT OF 1934
(AMENDMENT NO. ____)

Filed by the Registrant ☒ Filed by a Party other than the Registrant ☐

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☐	Soliciting Material Pursuant to §240.14a-12

AMBAC FINANCIAL GROUP, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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2018 NOTICE OF ANNUAL
MEETING OF STOCKHOLDERS &
PROXY STATEMENT

Ambac Financial Group, Inc. One State Street Plaza New York, NY 10004 Tel: 212.658.7470

April 5, 2018

To Our Fellow Stockholders:

It is our pleasure to invite you to our 2018 Annual Meeting of Stockholders to be held on May 18, 2018 at 11:00 a.m. (Eastern). The meeting will be held at our executive offices in New York City.

We are taking advantage of the Securities and Exchange Commission (“SEC”) rules that allow companies to furnish proxy materials to stockholders via the internet. This electronic process gives you fast, convenient access to the materials, reduces the impact on the environment and reduces our printing and mailing costs. If you received a Notice Regarding the Availability of Proxy Materials (“Internet Notice”) by mail, you will not receive a printed copy of the proxy materials unless you specifically request them. The Internet Notice instructs you on how to access and review all of the important information contained in this Proxy Statement, as well as how to submit your proxy over the internet. If you want more information, please see the General Information section of this Proxy Statement or visit the Annual Meeting of Stockholders section of our Investor Relations website at http://ir.ambac.com.

Your vote is important. Whether or not you plan to attend the Annual Meeting, we hope you will vote as soon as possible. You may vote over the internet or by phone or, if you requested to receive printed proxy materials, by mailing a proxy or voting instruction card. Please review the instructions on each of your voting options described in this Proxy Statement, as well as in the Internet Notice you received in the mail.

Thank you for your interest in Ambac.

Sincerely,

Jeffrey S. Stein Chairman	Claude LeBlanc President and Chief Executive Officer

AMBAC FINANCIAL GROUP, INC.
NOTICE OF 2018 ANNUAL MEETING OF STOCKHOLDERS

Time and Date	11:00 a.m. (Eastern) on May 18, 2018

Place	Ambac Financial Group, Inc. One State Street Plaza, 16th Floor New York, New York 10004

Items of Business	(1) To elect seven members of the Board of Directors to hold office until the next annual meeting of stockholders or until their respective successors have been elected and qualified.
(2) To approve, on an advisory basis, the compensation of our named executive officers.
(3) To ratify the appointment of KPMG LLP as Ambac’s independent registered public accounting firm for the fiscal year ending December 31, 2018.

Adjournments and Postponements
Any action on the items of business described above may be considered at the Annual Meeting at the time and on the date specified above or at any time and date to which the Annual Meeting may be properly adjourned or postponed.

Record Date	You are entitled to vote only if you were an Ambac stockholder as of the close of business on March 20, 2018 (Record Date). You will need proof of ownership of our common stock to enter the meeting.

Voting
Your vote is very important. Whether or not you plan to attend the Annual Meeting, we encourage you to read this Proxy Statement and submit your proxy or voting instructions as soon as possible. For specific instructions on how to vote your shares, please refer to the instructions on the Notice Regarding the Availability of Proxy Materials (“Internet Notice”) you received in the mail, the section titled “General Information - Information About the Annual Meeting and Voting” in this Proxy Statement or, if you requested to receive printed proxy materials, your enclosed proxy or voting instruction card.

By order of the Board of Directors,

William J. White
Corporate Secretary

This notice of Annual Meeting and Proxy Statement and form of proxy are being distributed and made available on or about April 5, 2018.

PROXY STATEMENT SUMMARY	1	Compensation Discussion and Analysis	31
GENERAL INFORMATION	8	Compensation Committee Report	51
INCORPORATION BY REFERENCE	15	2017 Summary Compensation Table	52
DIRECTORS, EXECUTIVE OFFICERS, AND CORPORATE GOVERNANCE	16	Grants of Plan-Based Awards in 2017	53
Board of Directors	16	Agreement with Claude LeBlanc	55
Board Leadership Structure	20	Agreements with Other Executive Officers	56
Board Committees	20	Outstanding Equity Awards at 2017 Fiscal Year-End	59
Board’s Role in Risk Oversight	23	Stock Vested in 2017	60
Director Independence	24	Nonqualified Deferred Compensation	60
Compensation Committee Interlocks and Insider Participation	24	Potential Payments Upon Termination or Change-in-Control	61
Consideration of Director Nominees	24	Pay Ratio Disclosure	63
Executive Sessions	25	INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	64
Outside Advisors	25	THE AUDIT COMMITTEE REPORT	65
Board Effectiveness	25	SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	66
Code of Business Conduct	26	CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	66
Board Compensation Arrangements for Non-Employee Directors	26	PROPOSAL NUMBER 1	68
COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	28	PROPOSAL NUMBER 2	69
EXECUTIVE COMPENSATION	29	PROPOSAL NUMBER 3	70
Executive Officers	29	Appendix A	A-1

Ambac Financial Group, Inc. | i | 2018 Proxy Statement

PROXY STATEMENT SUMMARY
Below are the highlights of important information you will find in this Proxy Statement.  As it is only a summary, please review the complete Proxy Statement before you vote.

Ambac Financial Group Fiscal Year 2017 Highlights
New Leadership:
Claude LeBlanc was appointed as our new President and Chief Executive Officer and joined our Board of Directors effective January 1, 2017.
Performance Highlights:
The following events summarize our performance highlights for fiscal year 2017:

● Milestone achievement: laid the groundwork in 2017 for the successful exit from rehabilitation of Ambac Assurance Corporation’s (“AAC”) Segregated Account, which concluded in February 2018
● Decreased our insured portfolio by 21%, from $79.3 billion to $62.7 billion, and decreased Adversely Classified Credits by 17% from $17.0 billion down to $14.1 billion
● Opportunistically purchased $815.2 million of Ambac-insured securities; we currently own 58% of AAC's insured COFINA bonds and 29% of AAC-insured PRIFA bonds
● Reorganized operations and reduced costs - resulting in significant head count reduction and future annual compensation savings of approximately 20%
● Strengthened public finance loss reserves, resulting in net loss of $(328.7) million, or $(7.25) per diluted share, and Adjusted Loss(1) of $(165.1) million, or $(3.64) per diluted share
● Ended 2017 with total Ambac stockholders’ equity (“Book Value“) of $1.4 billion, or $30.52 per share, a decrease from $1.7 billion or $7.94 per share at December 31, 2016, and Adjusted Book Value(1) of $1.1 billion, or $24.34 per share, a decrease from $1.3 billion or $29.48 per share at December 31, 2016

● Accrued $30.5 million of tolling payments resulting from the utilization of Net Operating Losses (“NOLs”) at AAC, which will be paid to Ambac Financial Group, Inc. ("AFG") in May 2018, bringing AFG's assets to over $400 million

(1)
Adjusted Earnings (Loss) and Adjusted Book Value are non-GAAP measures. A reconciliation of these non-GAAP financial measures and the most directly comparable GAAP financial measure is presented in Appendix A. In this Proxy Statement, we refer to Total Ambac Financial Group, Inc. Stockholders' Equity as "Book Value."

Ambac Financial Group, Inc. | 1 | 2018 Proxy Statement

Early in 2018 we successfully executed a transformational restructuring transaction for the Company, the conclusion of the rehabilitation of AAC’s Segregated Account. The impact of this transaction (which will be reflected in our first quarter 2018 financial results) includes:

● Creation of material value for our shareholders
t Estimated increase in pro-forma Book Value of approximately $7.56 per share, or a 25% increase over our fourth quarter 2017 Book Value per share
● Greater financial and strategic flexibility
● A financially stronger AAC, making full payment on all future policy claims
● Material reduction in ongoing rehabilitation and restructuring costs and other related expenses

Performance Against Compensation Metrics

Book Value Per Share (1)	Adjusted Book Value Per Share (1) (2)
____________________________

(1)
The Pro Forma as presented is after giving effect to the Rehabilitation Exit Transactions and Tier 2 Note issuance as further described in Note 1. Background and Business Description and Note 17. Subsequent Events of the Consolidated Financial Statements in Part II, Item 8 of Ambac's 2017 Annual Report on Form 10-K as if they occurred on December 31, 2017 rather than February 12, 2018.

(2)	Adjusted Book Value is a non-GAAP measure. A reconciliation of this non-GAAP financial measure to the most directly comparable GAAP financial measure is presented in Appendix A.

Ambac Financial Group, Inc. | 2 | 2018 Proxy Statement

Performance Against Short Term Incentive Plan Metrics. For the 2017 fiscal year, we established the following goals for each of our Short Term Incentive Plan ("STIP") performance metrics and assigned a weighting factor as follows:

($ in millions)	Weighting Factor	Threshold	Target	Maximum
Adversely Classified Credits (1)	30%	$15,336	$14,487	$13,632
Gross Operating Run Rate Expenses (2)	15%	$18.9	$17.6	$16.2
Adjusted Book Value (3)	15%	$1,058	$1,245	$1,432
The following graph/charts shows the Company's 2017 actual performance compared to the threshold, target and maximum achievement levels as established for each of the performance metrics.

Adversely Classified Credit Net Par (1)	Gross Operating Run Rate Expenses (2)	Adjusted Book Value (3)

Minimum	Target	Maximum	- - - - - -	Actual
____________________

(1)	Reductions in adversely classified credits as of December 31, 2017 under the STIP were measured against adversely classified credits identified as of January 1, 2017.

(2)	Gross Operating Run Rate Expenses is measured by comparing actual gross operating run rate expenses for the fourth quarter of a fiscal year to performance goals established against budgeted amounts.

(3)
Adjusted Book Value is a non-GAAP measure. At the time the Compensation Committee approved Adjusted Book Value as an STIP Metric, its definition was consistent with definition of the non-GAAP measure included in Ambac's public disclosures. In response to a comment letter received from the Division of Corporation Finance of the Securities and Exchange Commission, Ambac revised its definition of Adjusted Book Value to no longer eliminate the effects of VIEs in the calculation of Adjusted Book Value. For purposes of the STIP, the Compensation Committee retained the previous definition of Adjusted Book Value. Additionally, Adjusted Book Value at December 31, 2017 does not incorporate the Rehabilitation Exit Transactions and Tier 2 Note issuance since they were recorded in Ambac's financial statements in 2018. A reconciliation of Adjusted Book Value and the most directly comparable GAAP financial measure is presented in Appendix A.

With respect to the reductions in Adversely Classified Credits and reductions in gross operating run rate expenses for the fourth quarter of 2017, Ambac exceeded the maximum performance goal set for each of these metrics. Adversely Classified Credits were reduced to $12.9 billion net par outstanding, and gross operating run rate expenses for the fourth quarter of 2017 were reduced to $16.1 million. Adjusted Book Value at year-end was below target at $1,117 million.

Ambac Financial Group, Inc. | 3 | 2018 Proxy Statement

Performance against 2014 LTIP metrics. In 2014, we established the following three year goals for each of our LTIP performance metrics and assigned weighting factors based on each NEOs areas of responsibility.

Asset to Liability Ratio at AAC[1]	Percentage of Target Award Earned	Cumulative EBITDA at Ambac[1] ($ in millions)
100%	200%	$19
95%	175%	$16
90%	150%	$13
85%	125%	$9
80%	100%	$6
75%	50%	$3
70%	0%	$0

(1)	Linear interpolation between levels results in a proportionate amount of the Ambac LTIP Target Award becoming earned and vested.
The following graph/charts shows the Company's actual performance over the three year performance period running from April 1, 2014 through March 31, 2017, compared to the achievement levels set forth in the chart above.

AAC - Asset to Liability Ratio	AFG - Cumulative EBITDA

ALR Metrics
100%
90%
80%
70%
60%
AAC Payout %
200%
150%
100%
50%
0%
Mar 14
Mar 15
Mar 16
Dec 16
Mar 17

$6.0
$3.0
$0.0
-$3.0
-$6.0
($ in millions)
100%
50%
0.0%
AFG Payout %
Mar 14
Mar 15
Mar 16
Dec 16
Mar 17

Change to ALR over the three year performance period	Cumulative EBITDA over three year performance period

With respect to improvements in the Asset to Liability Ratio at AAC, management exceeded the target performance goal and achieved an Asset to Liability Ratio equal to approximately 90%. With respect to Cumulative EBITDA at Ambac, the Company did not achieve the threshold level of performance.

Ambac Financial Group, Inc. | 4 | 2018 Proxy Statement

Corporate Governance:
We are committed to a corporate governance approach that positions the Company to achieve beneficial results for our stockholders. In pursuit of this approach, in 2017 the Chairman of the Board and the Chief Executive Officer, along with the Chairs of the Compensation Committee and the Governance and Nominating Committee solicited feedback from our stockholders representing just over 50% of our outstanding common stock. The discussions involved, among other things, the event driven nature of our business and corporate governance matters. Following these discussions, and after careful deliberation, the Governance and Nominating Committee and the Compensation Committee implemented the following policies in 2017 and 2018:

● We shifted our Short-Term Incentive Compensation Plan for our executive officers to be more performance-based by establishing financial performance metrics for calculating annual bonus payouts. Sixty percent of an executive officer's annual bonus for fiscal year 2017 was calculated based on the achievement of pre-established objective financial performance targets related to (i) Adjusted Book Value, (ii) reductions in gross operating run rate expense*, and (iii) reductions in adversely classified credits*.

● We made reductions to our adversely classified credits an additional performance-based financial metric in our Long-Term Incentive Compensation Plan.
● We adopted a recoupment policy (otherwise known as a claw-back policy) providing that in the event of a material financial restatement or the imposition of a material financial penalty, the Company may recoup incentive-based compensation received by our executive officers during a three-year look-back period.

● We adopted an Executive Stock Ownership and Retention Policy (“Stock Ownership Policy”) applicable to all of our executive officers.
● In 2018 we eliminated the "retesting" feature in the Long-Term Incentive Compensation Program that allowed performance at AAC to be measured by the greater of two metrics: an improved asset liability ratio ("ALR") or improved net asset value ("NAV") over a three year performance period. Beginning in 2018, metrics for LTIP awards related to AAC performance will be evaluated based on (i) reductions in "watch list" and adversely classified credits weighted at 42.5%, and (ii) improvements in NAV weighted at 42.5%. Ambac performance will continue to be evaluated based on cumulative EBITDA and weighted at 15%. Watch list credits represent exposures for which there may be heightened potential for future adverse development based on qualitative and quantitative stress assumptions.

● We reduced the aggregate value of non-employee director annual cash retainer and equity grants for 2017 by 33% compared to 2016, which had the effect of increasing the equity component as a percentage of total compensation.

*
Reductions in gross operating run rate expense is measured by comparing actual gross operating run rate expenses for the fourth quarter of a fiscal year to performance goals established against budgeted amounts. Reductions in adversely classified credits as of December 31, 2017 under the STIP were measured against adversely classified credits as of January 1, 2017.

Ambac Financial Group, Inc. | 5 | 2018 Proxy Statement

Corporate Governance Practices

Ambac's corporate governance practices drive accountability to shareholders
Independent Oversight and Leadership
✓  6 out of 7 directors independent
✓  Limited additional current Board obligations (no director sits on more than 3 other public company boards), allowing for focus on the execution of Ambac's strategy
✓  Separate Chairman and CEO roles
✓  Average tenure of <2 years (vs. S&P average of 8.4), enabling fresh perspective
✓  Added five new independent directors in the last four years with a focus on core skills and experience, as well as diversity and inclusion

Emphasis on Shareholder Rights	✓ No classified board - all directors elected annually ✓ Shareholders can act by written consent and call special meetings ✓ No shareholder rights plan

Shareholder Engagement	✓ Actively engaged with shareholders on corporate governance ✓ Track record of proactive, ongoing shareholder dialogue

Response to 2017 Say on Pay Vote and Stockholder Outreach
At our 2017 annual meeting, stockholders representing approximately 63% of our common stock present, in person or by proxy, at the meeting voted to approve, on an advisory basis, the compensation of our named executive officers described in our 2017 proxy statement.  Following the 2017 say-on-pay vote, the Chairman of the Board, along with the Chairs of the Compensation Committee and the Governance and Nominating Committee solicited feedback from our stockholders representing just over 50% of our outstanding common stock and from certain proxy advisory firms. While the feedback on our executive compensation program was generally favorable, a number of stockholders expressed the view that the severance payments made in 2016 to our former Chief Executive Officer were in excess of what they considered acceptable.  The full Board and the Compensation Committee will give this feedback appropriate consideration with respect to any future decisions on severance arrangements.
In addition, stockholders expressed the view that the method of measuring performance at AAC under the Company's Long Term Incentive Plan ("LTIP"), which was the "greater of an improved asset to liability ratio or an improved net asset value," allowed the Company alternative ways to satisfy performance and was deemed a "re-testing" feature. In response, beginning with the 2018 LTIP awards, the full Board and the Compensation Committee agreed to eliminate this "greater of" or "retesting" feature, and determined that the metrics for LTIP awards related to AAC performance would be evaluated based on (i) reductions in "watch list" and adversely classified credits, weighted at 42.5% and (ii) improvements in NAV, also weighted at 42.5%.

Ambac Financial Group, Inc. | 6 | 2018 Proxy Statement

Changes to the Executive Compensation Program
Over the past two compensation cycles, the Compensation Committee made a number of significant changes to the executives' compensation program, including:

Actions
Aligned Compensation to Market Levels
● Adopted a new compensation program for our Chief Executive Officer that is responsive to feedback received from stockholders and certain proxy advisory firms. The Chief Executive Officer’s total compensation is benchmarked at what the Compensation Committee believes is an appropriate level of compensation compared to peers.

Refocused Performance Metrics
● Established more rigorous performance goals based on multiple metrics for our short-term incentive program and structured the incentive compensation program for our Chief Executive Officer to align with the incentive compensation program for all of our executive officers.

Sixty percent of our Chief Executive Officer's annual bonus will be based on the achievement of pre-established objective financial performance metrics that have been established by the Compensation Committee pursuant to our Short-Term Incentive Compensation Plan and the remainder of the annual bonus opportunity will be based on discretionary non-financial goals and objectives.

The determination of the discretionary bonus is based on a number of factors, including but not limited to, evaluation of business unit performance and individual performance. The Compensation Committee believes that it is important to retain a substantial level of discretion with respect to non-financial considerations given the Company's continuing sensitivity to certain macro-economic events that are outside the control of management and could have a substantial negative impact on our insured exposures and financial performance.

Amended the Short Term Incentive Compensation Plan to include an equity component
● 25% of the annual bonuses for executive officers are paid in deferred share units (“DSUs”) of Ambac. These DSUs will vest immediately, but settlement and conversion into Ambac common stock will take place over a two year period.

This change, along with the recently adopted Stock Ownership Policy, is expected to increase the level of equity ownership among the Company’s senior management.

Amended the Long Term Incentive Compensation Plan to include a restricted stock unit component
● In order to encourage the retention of our most valued employees and to more closely align their interests with that of our stockholders, beginning in 2018, we included time based restricted stock units ("RSUs") as a component of our LTIP awards, with 66.6% of the award denominated in performance stock units and 33.3% in RSUs.

Overall, our current executive compensation program heavily emphasizes performance and equity-based compensation to more closely align management's incentives with stockholder interests, and includes other practices that we believe serve stockholder interests such as not providing tax “gross-up” payments, providing limited perquisites, adopting plan provisions relating to claw-backs of incentive awards and maintaining policies prohibiting the hedging or pledging our Company’s stock.

Ambac Financial Group, Inc. | 7 | 2018 Proxy Statement

AMBAC FINANCIAL GROUP, INC.
One State Street Plaza
New York, New York 10004

PROXY STATEMENT

GENERAL INFORMATION
INFORMATION ABOUT THE ANNUAL MEETING AND VOTING
Proxy Materials
Why did I receive these Proxy Materials?
The Board of Directors of Ambac Financial Group, Inc. ("Ambac" or the "Company") has made these materials available to you on the internet or, upon your request, has delivered printed proxy materials to you, in connection with the solicitation of proxies for use at Ambac’s 2018 Annual Meeting of Stockholders (the "Annual Meeting"), which will take place on May 18, 2018 at 11:00 a.m. (Eastern). The meeting will be held at our executive offices at One State Street Plaza, New York, New York 10004. As a stockholder, you are invited to attend the Annual Meeting and are requested to vote on the items of business described in this Proxy Statement. This Proxy Statement includes information that we are required to provide to you under SEC rules and that is designed to assist you in voting your shares.
Why did I receive a notice in the mail regarding the internet availability of proxy materials instead of a full set of proxy materials?
In accordance with rules adopted by the SEC, we may furnish proxy materials, including this Proxy Statement and our 2017 Annual Report to Stockholders, to our stockholders by providing access to such documents on the internet instead of mailing printed copies. Stockholders will not receive printed copies of the proxy materials unless they request them. Instead, the Internet Notice, which was mailed to our stockholders, will instruct you as to how you may access and review all of the proxy materials on the internet. The Internet Notice also instructs you as to how you may submit your proxy on the internet, by phone or by mail. If you would like to receive a paper or email copy of our proxy materials, you should follow the instructions for requesting such materials in the Internet Notice.
What is included in the proxy materials?
The proxy materials (collectively, “Proxy Materials”) include:

•	Our Proxy Statement for the 2018 Annual Meeting of Stockholders;

•	Our 2017 Annual Report to Stockholders, which includes our Annual Report on Form 10-K for the fiscal year ended December 31, 2017; and

•	The proxy card or a voting instruction card for the Annual Meeting.

Ambac Financial Group, Inc. | 8 | 2018 Proxy Statement

How can I access the proxy materials over the internet?
The Internet Notice, proxy card or voting instruction card will contain instructions on how to:

•	View our proxy materials for the Annual Meeting on the internet and vote your shares; and

•	Instruct us to send our future proxy materials to you electronically by email.
Our proxy materials are available at www.proxyvote.com.
Choosing to receive your future proxy materials by email will save us the cost of printing and mailing documents to you, and will reduce the impact on the environment of printing and mailing these materials. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.
What information is contained in this Proxy Statement?
The information in this Proxy Statement relates to the proposals to be voted on at the Annual Meeting and details regarding the voting process, the compensation of our directors and certain of our executive officers, corporate governance, and certain other required information.
Why did I only receive one set of materials when there is more than one stockholder at my address?
If two or more stockholders share one address, each such stockholder may not receive a separate copy of our Proxy Materials or Internet Notice. Stockholders who do not receive a separate copy of our Proxy Materials or Internet Notice and want to receive a separate copy may request to receive a separate copy of, or additional copies of, our Proxy Materials or Internet Notice via the internet, phone or email, as outlined above. Upon such request we shall furnish such copy, or additional copies, promptly. Stockholders who share an address and receive multiple copies of our Proxy Materials or Internet Notice may also request to receive a single copy by writing to our Investor Relations Department, Ambac Financial Group, Inc., One State Street Plaza, New York, New York 10004.
Voting Information
What items of business will be voted on at the Annual Meeting?
The items of business scheduled to be voted on at the Annual Meeting are:

•	The election of seven directors to our Board of Directors.

•	To approve, on an advisory basis, the compensation of our named executive officers.

•	The ratification of the appointment of KPMG LLP as Ambac’s independent registered public accounting firm for the fiscal year ending December 31, 2018.
We will also consider any other business that properly comes before the Annual Meeting.
How does the Board of Directors recommend that I vote?
Our Board of Directors recommends that you vote your shares:

✓	"FOR” each of its nominees to the Board of Directors.

✓	"FOR” the approval, on an advisory basis, of the compensation of our named executive officers.

✓	"FOR” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the 2018 fiscal year.

Ambac Financial Group, Inc. | 9 | 2018 Proxy Statement

Other than the three items of business described in this Proxy Statement, we are not aware of any other business to be acted upon at the Annual Meeting. If you grant a proxy, the persons named as proxy holders, Stephen M. Ksenak and William J. White, or either of them, will have the discretion to vote your shares on any additional matters properly presented for a vote at the Annual Meeting.
What shares can I vote?
Each share of Ambac common stock issued and outstanding as of the close of business on the Record Date for the 2018 Annual Meeting of Stockholders is entitled to be voted with respect to all items on which stockholders may vote at the Annual Meeting. You may vote all shares owned by you as of the Record Date, including (i) shares held directly in your name as the stockholder of record, and (ii) shares held for you as the beneficial owner in street name through a broker, bank, trustee, or other nominee. On the Record Date, we had 45,332,214 shares of common stock issued and outstanding.
How many votes am I entitled to per share?
Each holder of shares of common stock is entitled to one vote for each share of common stock held as of the Record Date. The voting rights of certain substantial holders of common stock are restricted. A holder (including any group consisting of such holder and any other person with whom such holder or any affiliate or associate of such holder has any agreement, contract, arrangement or understanding with respect to acquiring, voting, holding or disposing of our common stock) will be entitled to vote only such number of shares that would equal (after giving effect to this restriction) one vote less than 10% of the votes entitled to be cast by all holders of our outstanding common stock. This restriction does not apply if the acquisition or ownership of common stock has been approved, whether before or after such acquisition or first time of ownership, by the Wisconsin Insurance Commissioner. Our certificate of incorporation also restricts the right of certain transferees to vote certain of their shares to the extent that, as a result of a transfer of shares (or any series of transfers of which such transfer is a part), either (i) any person or group of persons shall become a five-percent stockholder or (ii) the percentage stock ownership interest in our shares of any five-percent stockholder (including a group of persons treated as a five-percent stockholder) shall be increased.
What is the difference between holding shares as a stockholder of record and as a beneficial owner?
Most Ambac stockholders hold their shares as a beneficial owner through a broker or other nominee rather than directly in their own name. If your shares are registered directly in your name with our transfer agent, Computershare Inc., you are considered, with respect to those shares, the stockholder of record. If your shares are held in an account at a brokerage firm, bank, broker-dealer, trust, or other similar organization, like the vast majority of our stockholders, you are considered the beneficial owner of shares held in street name.
How can I vote my shares at the Annual Meeting?
Shares held in your name as the stockholder of record or held beneficially in street name may be voted by you in person at the Annual Meeting or by proxy. Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy or voting instructions as described below so that your vote will be counted if you later decide not to attend the Annual Meeting. If you provide specific instructions with regard to certain items, your shares will be voted as you instruct on such items. If no instructions are indicated, the shares will be voted as recommended by the Board of Directors.

Ambac Financial Group, Inc. | 10 | 2018 Proxy Statement

How can I vote my shares without attending the Annual Meeting?
Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct how your shares are voted without attending the Annual Meeting. You can vote by proxy over the internet or by phone by following the instructions provided in the Internet Notice, or, if you requested to receive printed proxy materials, you can also vote by mail pursuant to instructions provided on the proxy card. If you hold shares through a bank or broker, please refer to your proxy card or other information forwarded by your bank or broker to see which voting options are available to you.

•
You may submit your proxy by using the internet. The address of the website for submitting your proxy via the Internet is www.proxyvote.com for both registered holders and beneficial owners of our common stock holding in street name. Internet proxy submission is available 24 hours a day and will be accessible until 11:59 p.m. Eastern Time on May 17, 2018. Easy-to-follow instructions allow you to submit your proxy and confirm that your instructions have been properly recorded.

•
You may submit your proxy by calling. The phone number for submitting your proxy by phone is 1-800-690-6903. Submitting your proxy by phone is available 24 hours a day and will be accessible until 11:59 p.m. Eastern Time on May 17, 2018.

•
You may submit your proxy by mail. As a result of implementing “Notice and Access,” you may request to receive printed copies of proxy materials by mail or electronically by email by following the instructions provided in the Internet Notice. You may submit your request in writing to our Corporate Secretary at Ambac Financial Group, Inc., One State Street Plaza, New York, New York 10004 (or you can send an email to corporatesecretary@ambac.com). Once you receive your proxy materials, simply mark your proxy card, date and sign it, and return it in the postage-paid envelope.

Can I change my vote or revoke my proxy?
You may change your vote at any time prior to the taking of the vote at the Annual Meeting. You may change your vote by (i) granting a new proxy bearing a later date (which automatically revokes the earlier proxy) using any of the methods described above (until the applicable deadline for each method), (ii) providing a written notice of revocation to Ambac’s Corporate Secretary at Ambac Financial Group, Inc., One State Street Plaza, New York, New York 10004 (and you can send a copy via email to corporatesecretary@ambac.com), prior to your shares being voted, or (iii) attending the Annual Meeting and voting in person. Attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically so request or vote in person at the Annual Meeting.
Is my vote confidential?
Proxy instructions, ballots and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed to parties other than Ambac, except:

•	As necessary to meet applicable legal requirements;

•	To allow for the tabulation and certification of votes; or

•	To facilitate a proxy solicitation.
How many shares must be present or represented to conduct business at the Annual Meeting?
The presence, in person or by proxy, of the holders of a majority of the voting power of Ambac’s shares of common stock outstanding as of the Record Date will constitute a quorum. Both abstentions and broker non-votes (described below) are counted for the purpose of determining the presence of a quorum.

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How may I vote in the election of directors, and how many votes must the nominees receive to be elected?
With respect to the election of directors, you may:

•	vote “FOR” all seven nominees for director;

•	vote “FOR” some of the nominees; or

•	“WITHHOLD” from voting with respect to one or more of the nominees for director.
Our directors are elected by a plurality of the shares of common stock present or represented by proxy and entitled to vote on the election of directors. This means that the seven individuals nominated for election to the Board who receive the most “FOR” votes among votes properly cast will be elected. Only “FOR” or “WITHHELD” votes are counted in determining whether a plurality has been cast in favor of a director nominee. A “WITHHELD” vote is not considered a vote cast "FOR" or "AGAINST" a director nominee under a plurality vote standard. You cannot abstain in the election of directors and broker non-votes are not counted. Each holder of our common stock is entitled to one vote for each share held as of the Record Date. There are no cumulative voting rights associated with any of Ambac's common stock.
How may I vote for the non-binding advisory vote approving executive compensation, and how many votes must this proposal receive to pass?
With respect to this proposal, you may:

•	vote “FOR” the approval of the non-binding resolution regarding executive compensation;

•	vote “AGAINST” the approval of the non-binding resolution regarding executive compensation; or

•	"ABSTAIN” from voting on the proposal.
In accordance with applicable law, this vote is “advisory,” meaning it will serve as a recommendation to our Board of Directors, but will not be binding. However, our Board of Directors and the Compensation Committee thereof will consider the outcome of the vote when making future compensation decisions for our executive officers.
How may I vote for the proposal to ratify the appointment of our independent registered public accounting firm, and how many votes must this proposal receive to pass?
With respect to this proposal, you may:

•	vote “FOR” the ratification of the accounting firm;

•	vote “AGAINST” the ratification of the accounting firm; or

•	“ABSTAIN” from voting on the proposal.
In order to pass, the proposal must receive the affirmative vote of a majority of the votes entitled to be cast by holders of our common stock at the Annual Meeting by the holders who are present in person, or by proxy.
What are broker non-votes?
If you hold shares beneficially in street name and do not vote your shares as described in this Proxy Statement, your shares may constitute “broker non-votes.” Broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given. These matters are referred to as “non-routine” matters. All of the matters scheduled to be voted on at the Annual Meeting are “non-routine,” except for the proposal to ratify the appointment of KPMG LLP as Ambac’s

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independent registered public accounting firm for the fiscal year ending December 31, 2018. In tabulating the voting result for any “non-routine” proposal, shares that constitute broker non-votes are not considered voting power present with respect to that proposal. Thus, broker non-votes will not affect the outcome of any “non-routine” matter being voted on at the Annual Meeting, assuming that a quorum is obtained. Abstentions are considered voting power present at the meeting and thus will have the same effect as votes against each of the matters scheduled to be voted on at the Annual Meeting (other than the election of directors).
Brokers may not vote your shares on the election of directors, certain executive compensation matters, or certain corporate governance matters in the absence of your specific instructions as to how to vote, so we encourage you to provide instructions to your broker regarding the voting of your shares.
Who will bear the cost of soliciting votes for the Annual Meeting?
Ambac pays the entire cost of preparing, assembling, printing, mailing, and distributing the proxy materials and soliciting votes. If you choose to access the proxy materials and/or vote over the internet, you are responsible for internet access charges you may incur. If you choose to vote by phone, you are responsible for any phone charges you may incur. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone, or by electronic communication by our directors, officers, and employees, who will not receive any additional compensation for such solicitation activities.
What happens if additional matters are presented at the Annual Meeting?
Other than the three items of business described in this Proxy Statement, we are not aware of any other business to be acted upon at the Annual Meeting. If you grant a proxy, the persons named as proxy holders, Stephen M. Ksenak or William J. White, will have the discretion to vote your shares on any additional matters properly presented for a vote at the Annual Meeting. If for any reason, any of the nominees for director included in this Proxy Statement is not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by the Board of Directors.
Where can I find the voting results of the Annual Meeting?
We will announce preliminary voting results at the Annual Meeting and publish final voting results in the Annual Meeting of Stockholders section of our Investor Relations website at http://ir.ambac.com. We will also disclose the final voting results on a Current Report on Form 8-K filed with the SEC within four business days following the date on which the Annual Meeting concludes.
Attending the Annual Meeting
How can I attend the Annual Meeting?
Only stockholders, their proxy holders and our guests may attend the Annual Meeting. Verification of ownership will be requested at the admissions desk. If you are a holder of record and plan to attend the Annual Meeting, please indicate this when you vote. When you arrive at the Annual Meeting, you will be asked to present photo identification, such as a driver’s license. If your shares are held in the name of your broker, bank or other nominee, you must bring to the meeting an account statement or letter from the nominee indicating that you were the beneficial owner of the shares on March 20, 2018, the record date for voting. If you want to vote your common stock held in street name in person, you must get a written proxy in your name from the broker, bank or other nominee that holds your shares. If you wish to obtain directions to attend the meeting in person, you may send an email to: corporatesecretary@ambac.com or call (212) 658-7456.
Do directors attend the Annual Meeting?
It is currently expected that all of our directors will attend our Annual Meeting of Stockholders. All of our directors who were on the Board last year attended the 2017 Annual Meeting of Stockholders.

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How can I find out if I am a stockholder of record entitled to vote?
For a period of at least ten days before the Annual Meeting, a complete list of stockholders entitled to vote at the Annual Meeting will be available for inspection by stockholders of record during ordinary business hours at our principal executive offices at One State Street Plaza, New York, New York 10004.
Other Questions Related to the Meeting or Ambac
Who will serve as inspector of elections?
The inspectors of election will be representatives from Broadridge Financial Solutions, Inc.
How can I contact Ambac’s transfer agent?
Contact our transfer agent by either writing to Computershare Inc., PO Box 505000, Louisville, KY 40233, or 462 South 4th Street, Suite 1600, Louisville, KY 40202, by telephoning 1-800-662-7232 or via the web at www.computershare.com/investor.
Whom should I call if I have any questions?
If you have any questions about the Annual Meeting or voting, please contact William J. White, Corporate Secretary, at (212) 658-7456 or by email at corporatesecretary@ambac.com. If you have any questions about your investment in Ambac common stock, please contact Lisa Kampf, Managing Director, Investor Relations, at (212) 208-3177 or by email at ir@ambac.com.
How can a stockholder communicate directly with our Board?
Stockholders and other interested parties may communicate with Ambac’s Board by writing to Ambac’s Corporate Secretary at Ambac Financial Group, Inc., One State Street Plaza, New York, New York 10004 or by sending an email to Ambac’s Corporate Secretary at corporatesecretary@ambac.com. Ambac’s Corporate Secretary will then forward your questions or comments directly to the Board.
Please note that material that is directly or indirectly hostile or threatening, illegal or otherwise unsuitable will not be forwarded to our Board. Any communication that is relevant to Ambac’s business and is not forwarded will be retained for one year and will be made available to our independent directors on request. The independent directors grant the Corporate Secretary discretion to decide what correspondence shall be shared with Ambac management and specifically instruct that any personal employee complaints be forwarded to our Human Resources Department.
What is the deadline to propose actions for consideration at next year’s Annual Meeting of Stockholders or to nominate individuals to serve as directors?
For Stockholder Proposals that are to be included in our Proxy Statement under Rule 14a-8. Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (“Exchange Act”), if a stockholder wants Ambac to include a proposal in our proxy statement and form of proxy for presentation at our 2019 Annual Meeting of Stockholders (other than a proposal relating to the nomination of a specific individual for election to our Board of Directors), the proposal must be received by us at our principal executive offices at One State Street Plaza, New York, New York 10004, not later than December 7, 2018. The proposal must be sent to the attention of our Corporate Secretary, and must comply with the requirements of Regulation 14A under the Exchange Act (including, but not limited to, Rule 14a-8 or its successor provision).

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Other Proposals and Nominations. Our by-laws govern the submission of nominations for director or other business proposals that a stockholder wishes to have considered at a meeting of stockholders, but which are not included in our proxy statement for that meeting. Under our by-laws, nominations for director or other business proposals to be addressed at our next annual meeting may be made by a stockholder entitled to vote who has delivered a notice to the Corporate Secretary of Ambac Financial Group, Inc. no later than the close of business on March 20, 2019, and not earlier than February 18, 2019, except if the date of our next annual meeting is not within 30 days before or after the anniversary of our 2018 Annual Meeting of Stockholders, such notice must be delivered no earlier than the 90th day before our 2019 Annual Meeting of Stockholders and no later than the later of the 60th day before our 2019 Annual Meeting of Stockholders and the 15th day following the day on which public announcement of the date of our 2019 Annual Meeting of Stockholders is first made by the Company. The notice must set forth and describe the information required by Article II of our by-laws.
These advance notice and information requirements are in addition to, and separate from, the requirements that a stockholder must meet in order to have a proposal included in our proxy statement under the rules of the SEC. A proxy granted by a stockholder will give discretionary authority to the proxies to vote on any matters introduced pursuant to the above-referenced by-law provisions, subject to applicable rules of the SEC.
INCORPORATION BY REFERENCE
To the extent that this Proxy Statement has been or will be specifically incorporated by reference into any other filing of Ambac under the Securities Act of 1933, as amended, or the Exchange Act, the sections of this Proxy Statement titled “Report of the Audit Committee” (to the extent permitted by the rules of the SEC) shall not be deemed to be so incorporated, unless specifically provided otherwise in such filing.

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DIRECTORS, EXECUTIVE OFFICERS, AND CORPORATE GOVERNANCE
Board of Directors
The Board oversees the business of Ambac and monitors the performance of management. Addressing issues following Ambac’s emergence from Chapter 11 and the challenges confronting our principal operating subsidiary, AAC, a financial guarantee insurance company, requires a high level of focus, time commitment and engagement from our directors. The Board meets approximately five times per year in regularly scheduled meetings, but will meet more often, if necessary. The Board met fourteen times in 2017. Outside of formal meetings, directors frequently engage with management concerning Ambac’s business and strategies. In 2017, each director attended at least 95% of the total number of meetings of the Board and any committees on which he served.
All of our current directors also serve as directors of AAC.
Directors
The names of our directors and their ages, positions, and biographies are set forth below. There are no family relationships among any of our directors or executive officers.

				Committee Membership
Name	Director Since	Age	Independent	Audit	Compensation	Governance and Nominating	Strategy and Risk Policy
Alexander D. Greene	2015	59	●		●	▼	●
Director
Ian D. Haft	2016	47	●	● è	●		▼
Director
David L. Herzog	2016	58	●	▼ è			●
Director
Joan Lamm-Tennant	2018	65	●	●			●
Director
Claude LeBlanc	2017	52
President and Chief Executive Officer and Director
C. James Prieur	2016	66	●	● è	▼	●
Director
Jeffrey S. Stein	2013	48	●			●
Chairman of the Board
▼ Chairman ● Member è Audit Committee Financial Expert
Alexander D. Greene
Mr. Greene has been a director since April 2, 2015. Mr. Greene has over 35 years of corporate finance and private equity experience. From December 2005 to March 2014, he was a Managing Partner and head of U.S. Private Equity at Brookfield Asset Management, a global asset management company. At Brookfield, he led a team that invested in companies where operational improvement and strategic guidance were primary drivers of value creation. Prior to joining Brookfield, Mr. Greene was a Managing Director and co-head of Carlyle Strategic Partners, a private equity fund investing in financially distressed industrial companies; and at Wasserstein Perella & Co., and Whitman Heffernan Rhein & Co., served as an investment banker to large and mid-cap companies, boards of directors and other constituencies, focusing on leveraged finance, merger and acquisition and recapitalization transactions. Mr. Greene is chairman of the board of Modular Space Corporation and a director of USA Truck, Inc. and FC Pioneer, and formerly served as a director of Longview Fibre Paper and Packaging, CWC Energy Services Corp., Civeo Corporation and Overseas Shipholding Group, Inc. He is president of the

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Armonk Independent Fire Department and serves on the Budget and Finance Advisory Committee for the Town of North Castle, New York. He holds a Bachelor of Business Administration in Finance from George Washington University.
Experience, Qualifications and Skills:
With over 30 years of corporate finance and private equity experience, Mr. Greene has substantial insight and understanding of the issues affecting Ambac. In particular, his service at Brookfield Asset Management, where he led a team that invested in companies where operational improvement and strategic guidance were primary drivers of value creation, is invaluable to Ambac. He has served as an adviser to boards of directors and other constituencies, focusing on leveraged finance, merger and acquisition and recapitalization transactions. This background, as well as his financial expertise and other board experience, makes Mr. Greene well qualified to serve on our Board of Directors, its Strategy and Risk Policy Committee and Compensation Committee, and to chair our Governance and Nominating Committee.
Ian D. Haft
Mr. Haft has been a director since March 28, 2016. He is the Managing Partner and CEO of Surgis Capital LLC (“Surgis’), an investment manager he founded in 2018. From 2009 until 2017, Mr. Haft was a founding partner and Vice President and Secretary of Cornwall Capital Management LP (“Cornwall”), an investment manager. At Cornwall, Mr. Haft previously held the positions of Chief Financial Officer (until November 2011) and Chief Operating Officer and Chief Compliance Officer (until the end of 2015). Mr. Haft was also a member of Cornwall GP, LLC, the general partner of Cornwall Master LP. Prior to joining Cornwall, Mr. Haft was a Principal at GenNx360 Capital Partners, a private equity fund, from 2008 to 2009. From 2002 to 2008, Mr. Haft was a Senior Associate and then Vice President (from 2004) at ACI Capital Co., LLC, where he focused on middle market leveraged buyouts and growth equity investments on behalf of two private equity funds. Mr. Haft began his career at The Boston Consulting Group in 1993 and was also employed by Merrill Lynch & Co. and The Blackstone Group prior to joining ACI Capital in 2002. Mr. Haft currently serves as Chairman of the Board of Hone Fitness Inc. (since March 2014) and also serves as member of the board of directors of several private companies. Mr. Haft previously served as a director of American Pacific Corporation (NASDAQ: APFC) from March 2013 until February 2014. Mr. Haft graduated magna cum laude with a BA in economics and mathematics from Dartmouth College in 1993 and he received his JD and MBA from Columbia University in 2000. Mr. Haft has extensive experience working with companies of all sizes and identifying, understanding and utilizing areas of value creation.
Experience, Qualifications and Skills:
Mr. Haft has over twenty years of experience working in alternative asset management, investment banking and management consulting. Through this experience, he has developed strong capabilities in business strategy, strategic analysis of industries and companies, mergers and acquisitions, valuation, debt and equity financing, derivatives and hedging, financial controls and regulatory compliance. Mr. Haft’s background and experience make him well-qualified to serve on our Board of Directors and to serve on its Audit Committee and Compensation Committee, and to chair the Strategy and Risk Policy Committee.
David L. Herzog
Mr. Herzog has been a director since March 28, 2016. He was the Chief Financial Officer and Executive Vice President of AIG from October 2008 until his retirement from AIG in April 2016. Mr. Herzog served as Senior Vice President and Comptroller of AIG from June 2005 to October 2008, Chief Financial Officer for worldwide life insurance operations from April 2004 to June 2005 and Vice President, Life Insurance from 2003 to 2004. In addition, Mr. Herzog has served in other senior officer positions for AIG and its subsidiaries, including as the Chief Financial Officer and Chief Operating Officer of American General Life following its acquisition by AIG. Previously, Mr. Herzog served in various executive positions at GenAmerica Corporation and Family Guardian Life, a Citicorp Company, and at a large accounting firm that is now part of PricewaterhouseCoopers LLP. Mr.

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Herzog currently serves as a member of the Board of Directors of MetLife, Inc., DXC.technology and PCCW Ltd. Mr. Herzog received a bachelor's degree in accounting from the University of Missouri-Columbia and a master of business administration in finance and economics from the University of Chicago. In addition, Mr. Herzog holds the designations of Certified Public Accountant and Fellow, Life Management Institute.
Experience, Qualifications and Skills:
Mr. Herzog was a key member of the AIG restructuring teams that orchestrated the repayment of US Government support provided following the 2008 financial crisis, and the repositioning of AIG’s debt capital structure. Mr. Herzog's financial and management experience in the oversight of AIG and its subsidiaries make him well qualified to serve on our Board of Directors and its Strategy and Risk Policy Committee and to chair the Audit Committee.
Joan Lamm-Tennant
Joan Lamm-Tennant has been a director since March 1, 2018. She is currently the Chief Executive Officer of Blue Marble Microinsurance, a corporation formed by a consortium of eight insurance entities for the purpose of developing service ventures enabling the insurers to enter the microinsurance market.  Previously, Ms. Lamm-Tennant was the Global Chief Economist and Risk Strategist of Guy Carpenter & Company, LLC, the reinsurance and risk advisory operating company of Marsh & McLennan Companies. Prior to joining Guy Carpenter in 2007, Ms. Lamm-Tennant was the founding President of General Reinsurance Capital Consultants.  She is currently an Adjunct Professor at the Wharton School, University of Pennsylvania and held the Laurence and Susan Hirsch Chair in International Business. She currently serves on the Board of Hamilton Insurance Group and Element Fleet Management Corp. as well as the International Insurance Society.  Ms. Lamm-Tennant served on the Board of Selective Insurance Group from 1994 to 2015 and Ivans (an insurance technology provider) from 2001 to 2013.  Ms. Lamm-Tennant holds a Ph.D. in Finance and Investments from the University of Texas, Austin; an M.B.A. in Finance from St. Mary's University, San Antonio, Texas and a B.B.A. with Honors in Accounting from St. Mary's University, San Antonio, Texas.
Experience, Qualifications and Skills:
Ms. Lamm-Tennant has over 20 years of finance, and risk management experience in the insurance industry. She served as a risk strategist for Marsh & McLennan and formalized the enterprise wide risk oversight function resulting in the appointment of a Chief Risk Officer and a dedicated Board Risk Committee. Her expertise in emerging market strategy, enterprise risk modeling, implementation of risk-based decision processes and high value strategies resulting in capital efficiencies and profitable growth make her well-qualified to serve on our Board of Directors and its Audit Committee and Strategy and Risk Policy Committee.
Claude LeBlanc
Mr. LeBlanc has served as President and Chief Executive Officer, and director of Ambac Financial Group, Inc. and Ambac Assurance Corporation since January 1, 2017. Previously, Mr. LeBlanc was the Chief Financial Officer and Chief Restructuring Officer of Syncora Holdings Ltd., until December 24, 2016. In these roles, which he held since 2010, he actively led global remediation and asset recovery initiatives, evaluated strategic alternatives for Syncora and oversaw all aspects of the finance function. He also served as Special Advisor to Syncora’s Board of Directors beginning in 2008. As Special Advisor, he led the successful restructuring of Syncora during the 2008-2009 financial crisis and again in its 2016 restructuring. Mr. LeBlanc joined Syncora in 2006 as Executive Vice President and was responsible for all corporate development activities, strategic development, capital planning, and management of key bank and rating agency relationships. Prior to joining Syncora, Mr. LeBlanc served as Senior Vice President of Corporate Development and Strategy and as a member of the executive management group for XL Capital Ltd. In this role, he led various global corporate development initiatives, oversaw and managed significant capital market transactions, and, reporting to the Chief Financial Officer and Chief of Staff, was responsible for global strategy development and capital management. Prior to joining XL Capital in 2002, he served as Chief Operating Officer and a member of the executive management team for Transworld Network International, a North American telecommunications group where he led corporate

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development, financial planning, and certain business operations. Mr. LeBlanc began his career in 1991 at PricewaterhouseCoopers and later served as Vice President of Financial Advisory Services in 1997 when he advised on mergers and acquisitions, corporate restructurings, and transaction advisory. Mr. LeBlanc holds a BA in Economics from York University, a BComm from the University of Windsor and an MBA from the Schulich School of Business. He is a Chartered Accountant and Certified Public Accountant.
Experience, Qualifications and Skills:
Mr. LeBlanc has been President and Chief Executive Officer, and a director of Ambac since January 1, 2017. Mr. LeBlanc actively led global remediation and asset recovery initiatives at Syncora Holdings Ltd., evaluating strategic alternatives and overseeing all aspects of Syncora's finance function. He also served as Special Advisor to Syncora’s Board of Directors and led the successful restructuring of Syncora during the 2008-2009 financial crisis and again in its 2016 restructuring. This background gives Mr. LeBlanc substantial insight into the issues affecting Ambac and makes him a valued member of our Board of Directors.
C. James Prieur
Mr. Prieur has been a director since January 5, 2016. Mr. Prieur has over 30 years of finance, investment management, risk management, and international business experience. Mr. Prieur served as Chief Executive Officer and director of CNO Financial Group, Inc. from 2006 until his retirement in 2011. CNO Financial Group is a life insurance holding company focused on the senior middle income market in the U.S. Prior to joining CNO Financial Group, Mr. Prieur had been with Sun Life Financial since 1979. He began his career at Sun Life Financial in Investments, and in 1997 he was named Senior Vice President and General Manager for U.S. operations, and became corporate President and Chief Operating Officer in 1999, a position Mr. Prieur occupied until he left Sun Life Financial to join CNO Financial Group. While at Sun Life Financial, Mr. Prieur managed multiple lines of business, including life, annuities, and health products in the United States, Canada, the United Kingdom and Asia.  Mr. Prieur is currently a director of Manulife Financial Corporation. Mr. Prieur is a Chartered Financial Analyst and has a BA from the Royal Military College and a MBA from Western University in Ontario.
Experience, Qualifications and Skills:
Mr. Prieur has over 30 years of finance, investment management, risk management, and international business experience in the insurance industry. He brings a very useful C-suite perspective into the Board room. Mr. Prieur’s experience as a former Chief Executive Officer of CNO Financial Group, Inc. and his knowledge of the insurance industry are highly valued by the Board and management. This background, as well as his financial expertise and other board experience, makes Mr. Prieur well qualified to serve on our Board of Directors and its Audit Committee and Governance and Nominating Committee, and to chair its Compensation Committee.
Jeffrey S. Stein
Mr. Stein has been Chairman of the Board since January 1, 2015 and has served as a director since May 1, 2013. Mr. Stein is Founder and Managing Partner of Stein Advisors LLC, a financial advisory firm that provides consulting services to institutional investors. Mr. Stein is an investment professional with over 25 years of experience in the high yield, distressed debt and special situations equity asset classes who has substantial experience investing in the financial services industry. Previously Mr. Stein was Co-Founder and Principal of Durham Asset Management LLC, a global event-driven distressed debt and special situations equity asset management firm. From January 2003 through December 2009 Mr. Stein served as the Co-Director of Research at Durham responsible for the identification, evaluation and management of investments for the various Durham portfolios. From July 1997 to December 2002 Mr. Stein served as Co-Director of Research at The Delaware Bay Company, Inc., a boutique research and investment banking firm focused on the distressed debt and special situations equity asset classes. From September 1991 to August 1995, Mr. Stein was an Associate/Assistant Vice President at Shearson Lehman Brothers in the Capital Preservation & Restructuring Group. Mr. Stein currently serves as a director on the Boards of Dynegy Inc. (NYSE: DYN) and Westmoreland Coal Company (NYSE: WLB); and as a board observer on the Board of TORM plc (NASDAQ CPH: TRMD A). Mr. Stein currently

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serves on the Compensation and Human Resources, Corporate Governance and Nominating, and Finance and Commercial Oversight Committees of the Board of Directors of Dynegy Inc., and as chairman of the Finance and Operating Committees of the Board of Directors of Westmoreland Coal Company. Mr. Stein previously served as a director on the Boards of MLR Petroleum LLC, Granite Ridge Holdings, LLC, US Power Generating Company and KGen Power Corporation. Mr. Stein received a B.A. in Economics from Brandeis University and an M.B.A. with Honors in Finance and Accounting from New York University.
Experience, Qualifications and Skills:
Mr. Stein is an investment professional with over 25 years of experience in institutional asset management and investment research who has substantial experience investing in the financial services industry. In addition, Mr. Stein has significant experience as a corporate director and in his capacity as such has specifically focused on capital allocation, operating and financial performance, capital structure optimization, asset acquisitions and dispositions, corporate strategy, risk management and investor communications. As a result Mr. Stein has a wealth of knowledge with respect to the financial, institutional and risk management issues currently facing Ambac. His breadth of experience makes Mr. Stein well qualified to be Chairman of our Board, and to serve on the Governance and Nominating Committee.
Board Leadership Structure
The Board does not have a policy on whether or not the roles of Chief Executive Officer and Board Chair should be separate and, if they are to be separate, whether the Chair should be selected from the non-employee directors, an employee or an outsider. The Board believes that it should be free to make this choice in the manner that it deems best for Ambac at any given point in time. While the Board has no fixed policy with respect to combining or separating the offices of Board Chair and Chief Executive Officer, those two positions have been held by separate individuals for the last several years, with the position of Chair of the Board currently being filled by Mr. Stein and the position Chief Executive Officer by Mr. LeBlanc. The Board believes this is the appropriate leadership structure for it at this time.
A majority of our directors are independent, and the Board believes that the independent directors provide effective oversight of management. See “Director Independence.”
Board Committees
The current members of each of the committees of the Board, as well as the current Chairman of each of the committees of the Board, are identified in the following paragraphs. Each of the standing committees operates under a written charter adopted by the Board, which are available in the Corporate Governance section of our Investor Relations website: http://ir.ambac.com/governance.cfm. A copy of each charter is also available to stockholders free of charge on request to our Corporate Secretary, at corporatesecretary@ambac.com.
Audit Committee
The Audit Committee is currently comprised of Messrs. Haft, Herzog (Chairman), Prieur, and Ms. Lamm-Tennant. The main function of our Audit Committee is to oversee our accounting and financial reporting processes. The Audit Committee’s responsibilities include:

•	Selecting and approving the fees and terms of our independent registered public accounting firm's engagement.

•	Approving the audit, non-audit and tax services to be performed by our independent registered public accounting firm.

•	Evaluating the experience, performance, qualifications, and independence of our independent registered public accounting firm.

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•	Reviewing the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters.

•	Reviewing the design, operation and effectiveness of our internal controls and our critical accounting policies.

•
Reviewing with management our annual audited financial statements, quarterly financial statements, earnings releases and any other material press releases related to accounting or financial matters announcements.

•	Reviewing with management our major financial risk exposures and the steps that management has taken to monitor and control such exposures.

•	Reviewing and approving the Audit Committee report for inclusion in our annual proxy statement.

•	Reviewing our Regulation FD Policy.

•	Establishing procedures for the confidential and anonymous receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters.
Our Board has determined that each of the directors serving on our Audit Committee is independent within the meaning of the Listing Rules of NASDAQ. The Board of Directors has determined that, based on each member’s professional qualifications and experience, each of the members of the Audit Committee are financially literate and that Messrs. Haft, Herzog, and Prieur qualify as "audit committee financial experts" as defined under the rules and regulations of the SEC. The Audit Committee met twelve times in 2017.
Compensation Committee
The Compensation Committee is currently comprised of Messrs. Greene, Haft and Prieur (Chairman). The purpose of our Compensation Committee is to assist the Board in overseeing our compensation programs. The Compensation Committee’s responsibilities include:

•	Reviewing the overall compensation principles governing the compensation and benefits of our executive officers and other employees.

•	Evaluating the performance of our Chief Executive Officer.

•	Reviewing the procedures for the evaluation of our executive officers, other than our Chief Executive Officer.

•	Reviewing and approving the selection of our peer companies to use as a reference in determining competitive compensation packages.

•	Determining all executive officer compensation (including but not limited to salary, bonus, incentive compensation, equity awards, benefits and perquisites).

•
Reviewing and approving the terms of any employment agreements and severance arrangements, change-in-control agreements, and any special or supplemental compensation and benefits for our executive officers and individuals who formerly served as executive officers.

•	Acting as the administering committee for our stock and bonus plans and for any equity compensation arrangements that may be adopted by Ambac from time to time.

•	Making and approving grants of equity based awards to directors under Ambac’s compensation plans.

•
Reviewing and discussing with management the annual Compensation Discussion and Analysis (CD&A) disclosure, and, based on this review and discussion, making a recommendation to include the CD&A disclosure in our annual proxy statement.

•	Preparing the annual Compensation Committee Report for inclusion in our annual proxy statement.

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Each member of our Compensation Committee is an “outside” director as defined in Section 162(m) of the Internal Revenue Code of 1986, as amended, and a “non-employee” director within the meaning of Rule 16b-3 of the Exchange Act. Our Board of Directors has determined that each of the directors serving on our Compensation Committee is independent within the meaning of the Listing Rules of NASDAQ. The Compensation Committee met eight times in 2017.
In 2017, the Compensation Committee directly engaged Meridian Compensation Partners, LLC, a nationally recognized independent compensation consulting firm, to assist it with benchmarking and compensation analyses, as well as to provide information and advice on executive compensation practices and determinations, including information on award design for both our Short Term Incentive Plan (“STIP”) and Long Term Incentive Plan (“LTIP”). From time to time, our Chief Executive Officer will attend meetings of the Compensation Committee and express his view on the Company’s overall compensation philosophy. Following year-end, the Chief Executive Officer makes recommendations to the Compensation Committee as to the total compensation package (salary, and STIP and LTIP awards) to be paid to each of our other named executive officers in the Summary Compensation Table. Our Chief Administrative Officer serves as management’s main liaison with the Compensation Committee and assists the Compensation Committee Chairman in setting the annual agenda and gathering the requested supporting material for each Compensation Committee meeting. Our Corporate Secretary serves as secretary to the Compensation Committee.
Governance and Nominating Committee
The Governance and Nominating Committee is currently comprised of Messrs. Greene (Chairman), Prieur and Stein. Our Governance and Nominating Committee’s purpose is to assist our Board of Directors in identifying individuals qualified to become members of our Board of Directors based on criteria set by our Board of Directors, to oversee the evaluation of the Board of Directors and management, and to develop and update our corporate governance principles. The Governance and Nominating Committee’s responsibilities include:

•
Evaluating the composition, size, organization, and governance of our Board of Directors and its committees, determining future requirements, and making recommendations regarding future planning, the appointment of directors to our committees, and the selection of chairs of these committees.

•	Periodically reviewing the standards for director independence and providing the Board with an assessment of which directors should be deemed independent.

•	Determining the criteria for Board membership.

•	Evaluating the participation of members of the Board in continuing education.

•	Reviewing and recommending to our Board of Directors the compensation of our non-employee directors and our subsidiaries’ directors.

•	Reviewing plans for the succession of our executive officers.

•	Reviewing and approving related party transactions according to our Related Party Transaction Policy.

•	Administering a procedure to consider stockholder recommendations for director nominees.

•	Evaluating and recommending candidates for election or re-election to our Board of Directors, including nominees recommended by stockholders.

•	Reviewing periodically Ambac’s Code of Business Conduct and compliance therewith.
Our Board of Directors has determined that each of the directors serving on our Governance and Nominating Committee is independent within the meaning of the Listing Rules of NASDAQ. The Governance and Nominating Committee met four times in 2017.

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Strategy and Risk Policy Committee
The Strategy and Risk Policy Committee is currently comprised of Messrs. Greene, Haft (Chairman), Herzog and Ms. Lamm-Tennant, and it's responsibilities include:

•
Reviewing and making recommendations to the Board regarding strategic plans and initiatives, including potential material investments in joint ventures, mergers, acquisitions and other business combinations.

•	Consulting with the Audit Committee on key guidelines and policies for risk assessment and risk management.

•	Provide oversight of Ambac's capital structure, financing and treasury matters.

•	Reviewing, evaluating and recommending to the Board the proposed terms of certain financing activities that require Board approval.

•	Reviewing Ambac’s short-term and long-term financial and investment guidelines, plans and strategies.
The Strategy and Risk Policy Committee met five times in 2017.
Board’s Role in Risk Oversight
Among other things, the Board is responsible for understanding the risks to which Ambac is exposed, overseeing management's strategy to manage these risks, and measuring management's performance against the strategy.
Our management team is responsible for managing the risks to which Ambac is exposed and reports on such matters to the Board and committees overseeing risk management.
The Audit Committee oversees the management of risk associated with the integrity of our financial statements and our compliance with legal and regulatory requirements. In addition, the Audit Committee reviews policies and procedures with respect to risk assessment and risk management, including major financial risk exposure and the steps management has taken to monitor and control such exposures. The Audit Committee reviews with management, our internal auditors, and our independent registered public accounting firm the accounting policies, the system of internal controls over financial reporting and the quality and appropriateness of disclosure and content in the financial statements and other external financial communications.
The Compensation Committee oversees the management of risk primarily associated with our ability to attract, motivate and retain high-quality and talented employees, particularly executives; compensation structures that might lead to undue risk taking; and disclosure of our executive compensation philosophies, strategies and activities.
The Governance and Nominating Committee oversees the management of risk primarily associated with our ability to attract, motivate and retain high-quality directors, our corporate governance programs and practices and our compliance therewith. Additionally, the Governance and Nominating Committee establishes a framework for the Board and each of its committees to conduct an annual self evaluation process and ensures that risk management effectiveness is a part of this evaluation. The Governance and Nominating Committee also performs oversight of the business ethics and compliance program by conducting an annual review and assessment of our Code of Business Conduct.
The Strategy and Risk Policy Committee oversees the management of risk and risk appetite primarily with respect to strategic plans and initiatives, oversight of our capital structure, financing and treasury matters and oversight of management's process for the identification, evaluation and mitigation of our financial and commercial-related risks.
The full Board also receives quarterly updates from Board committees and the Board provides guidance to individual committee activities as appropriate.

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Director Independence
The Governance and Nominating Committee annually reviews the relationships that each director has with Ambac. In conducting this review, the Committee considers all relevant facts and circumstances, including any consulting, legal, accounting, charitable and familial relationships and such other criteria as the Governance and Nominating Committee may determine from time to time. Following such annual review, the Committee reports its conclusions to the full Board, and only those directors whom the Board affirmatively determines to have no material relationship with Ambac and otherwise satisfy the criteria for director independence established by the committee are considered independent directors.
Based on the review and recommendation of the Governance and Nominating Committee, the Board has determined that none of Messrs. Greene, Haft, Herzog, Prieur, Stein or Ms. Lamm-Tennant has a relationship that, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and each of them is an independent director as defined in the Listing Rules of NASDAQ. In determining the independence of our directors, the Board of Directors has adopted the independence standards specified by applicable laws and regulations of the SEC and the Listing Rules of NASDAQ.
Compensation Committee Interlocks and Insider Participation
None of the current members of the Compensation Committee has been an officer or employee of Ambac. In 2017, each of Messrs. Greene, Haft, and Prieur served as members of the Compensation Committee. None of our executive officers serves on the board of directors or compensation committee of a company that has an executive officer that serves on our Board of Directors or the Compensation Committee.
Consideration of Director Nominees
Stockholder Recommendations and Nominees
The Governance and Nominating Committee considers properly submitted recommendations for candidates to the Board of Directors from stockholders. In evaluating such recommendations, the Governance and Nominating Committee seeks to achieve a balance of experience, knowledge, expertise, and capability on the Board of Directors and to address the membership criteria set forth under “Director Selection Process and Qualifications” below. There are no differences in the manner in which the Governance and Nominating Committee evaluates nominees for director based on whether the nominee is recommended by a stockholder or otherwise. Any stockholder recommendations for consideration by the Governance and Nominating Committee should be sent, together with the information required by Article II of our by-laws, c/o: Ambac Financial Group, Inc., Attn: Corporate Secretary, One State Street Plaza, New York, New York 10004. Stockholder nominations for directors that a stockholder wishes to have considered at a meeting of stockholders should be made in accordance with the provisions of our by-laws, as described under “Other Questions related to the Meeting or Ambac-What is the deadline to propose actions for consideration at next year’s Annual Meeting of Stockholders or to nominate individuals to serve as directors?” above.
Director Selection Process and Qualifications
Our Governance and Nominating Committee will evaluate and recommend candidates for membership on the Board of Directors consistent with our Corporate Governance Guidelines regarding the selection of director nominees. Pursuant to these guidelines, the Governance and Nominating Committee screens candidates and evaluates the qualifications of the persons nominated by or recommended by our stockholders for membership to our Board. The Governance and Nominating Committee recommends director nominees who are ultimately approved by the full Board of Directors.
The Governance and Nominating Committee reviews the composition of the Board as a whole, as well as the committees, and assesses the appropriate knowledge, experience, skills, expertise and diversity in the context of

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the current make-up of the Board at that point in time. The Governance and Nominating Committee also monitors the composition of the Board to determine if it meets the needs of our business and, in furtherance of this goal, proposes the nomination of directors for purposes of obtaining the appropriate members and skills. It also reviews the composition of the Board to ensure that it contains at least the minimum number of independent directors required by applicable law and stock exchange listing requirements.
The Governance and Nominating Committee uses a variety of methods for identifying and evaluating nominees for directors. The Committee considers the current directors who have expressed an interest in and that continue to satisfy the criteria for serving on the Board as set forth in our Corporate Governance Guidelines. Other nominees who may be proposed by current directors, members of management or by stockholders are also considered. The Committee may, at Ambac’s expense, engage search firms, consultants and other advisors to identify, screen and/or evaluate candidates. When considering a potential non-incumbent candidate, the Governance and Nominating Committee will factor into its determination the following qualities, among others: character, judgment, business experience, diversity and acumen. All of these factors are considered in the context of an assessment of the perceived needs of the Board at that point in time. Candidates also are evaluated in light of other factors, such as those relating to service on other boards of directors.
Executive Sessions
Executive sessions of independent directors are held in connection with each regularly scheduled Board of Directors meeting and at other times as appropriate. The Board of Directors’ policy is to hold executive sessions without the presence of management, including the Chief Executive Officer and any other non-independent directors.
Outside Advisors
Our Board of Directors and each of its committees may retain outside advisors and consultants of their choosing at our expense. The Board of Directors and its committees need not obtain management’s consent to retain outside advisors.
Board Effectiveness
The effectiveness of the Board as a whole, and each of its individual committees, is assessed against the roles and responsibilities set forth in Ambac's Corporate Governance Guidelines and the relevant committee charters. Matters considered in these evaluations include:

•	the effectiveness of discussion and debate at Board and committee meetings;

•	the effectiveness of Board and committee processes and and relationship with management;

•	the quality and timeliness of Board and committee agendas, and preparation of reference materials to support the Board and committees' decision making process; and

•	the composition of the Board and each committee, focusing on the blend of skills, experience, independence and knowledge of the group and its diversity.
This self-assessment process is managed by the Chair of the Governance and Nominating Committee.

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Code of Business Conduct
Ambac has a Code of Business Conduct which reflects the Board's commitment to maintaining strong standards of integrity for handling business situations appropriately and effectively. The Code of Business Conduct can be found in the Corporate Governance section of Ambac’s Investor Relations website at http://ir.ambac.com/governance.cfm. Ambac will disclose on its website any amendment to, or waiver from, a provision of its Code of Business Conduct that applies to its Chief Executive Officer, Chief Financial Officer or Chief Accounting Officer. Ambac’s Corporate Governance Guidelines and the charters for our Audit Committee, Governance and Nominating Committee, Strategy and Risk Policy Committee and Compensation Committee are also available in the Corporate Governance section of Ambac’s Investor Relations website at http://ir.ambac.com/governance.cfm.
Board Compensation Arrangements for Non-Employee Directors
Ambac's director compensation program is designed to enable continued attraction and retention of highly qualified non-employee directors by ensuring that director compensation is reflective of the time, effort, expertise, and accountability required of board membership. The amount and composition of total compensation paid to our non-employee directors is considered in light of competitive compensation levels for directors in the financial service industry. The Governance and Nominating Committee does not rely on this information to target any specific pay percentile for our directors. Instead, the Committee uses this information to provide a general review of market pay levels and practices and to ensure that it makes informed decisions regarding our non-employee director compensation program. The annual compensation for non-employee directors generally consists of both a cash and equity component. The compensation components are designed to compensate members for their service on the Board of Directors and its committees, to align the interests of directors and stockholders, and to create an incentive for continued service on the Board. Equity awards are granted to our non-employee directors each year in the form of restricted stock units on or about the last business day in April, and vest on the one year anniversary of the grant date. Restricted stock units granted in prior years that have vested will not settle and convert into shares of common stock until the director resigns from, or otherwise ceases to be a member of, the Board of Directors of Ambac.
Within five years of becoming a director, each non-employee director is required to acquire and hold shares of our common stock equal to the lesser of $800,000 in value or 40,000 shares. This requirement may be satisfied by restricted stock unit holdings and other share acquisitions. The Governance and Nominating Committee will review the compensation programs for non-employee directors on an annual basis to assess if such compensation is appropriate in light of directors' time commitments and contributions.
Reduced the Value of Non-Employee Director Annual Cash Retainer and Equity Awards in 2017 by 33% Compared to 2016
In response to stockholder feedback, the Governance and Nominating Committee recommended certain changes to its non-employee director compensation. These changes included (i) a 33% reduction in the aggregate value of the annual cash retainer and equity awards paid to non-employee directors in 2017 compared to 2016 and (ii) a change in the mix of non-employee director compensation to place greater emphasis on equity awards and lesser emphasis on the annual cash retainer. The Board also approved changes to the fees paid to the Chairman of the Board and to the Chairs of the Board's four committees.

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Effective as of January 1, 2017, each non-employee director received:

•
An annual cash retainer of $100,000 and a grant of $200,000 of stock-based compensation, comprised of restricted stock units of Ambac (rounded up to the nearest whole unit), as permitted under Ambac’s 2013 Incentive Compensation Plan;

•
As a non-employee director, our Chairman of the Board received an additional fee of $125,000; the Audit Committee Chair received an additional fee of $35,000; the Compensation Committee Chair received an additional fee of $25,000; and the chairs of each of the Governance and Nominating Committee and the Strategy and Risk Policy Committee received an additional fee of $15,000; and

•
Each non-employee director is also entitled to receive a fee of $2,000 (A) for each Board meeting attended, which shall only apply after he or she attends eight Board meetings in a calendar year, and (B) for each committee meeting attended as a committee member, which shall apply with respect to each committee after he or she attends eight meetings of such committee in a calendar year.

In addition Ambac reimburses its directors for reasonable out-of-pocket expenses in connection with their Board service, including attendance at Board of Directors and committee meetings. The restricted stock units that were granted to our non-employee directors on April 28, 2017 will vest on April 30, 2018.
The following table summarizes compensation paid to non-employee directors during 2017 and 2016.

Name	Year	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	All Other Compensation ($)	Total ($)
Alexander D. Greene	2017	143,000	200,012	—	343,012
	2016	221,336	250,007	—	471,343
Ian D. Haft	2017	153,000	200,012	—	353,012
	2016	152,151	273,180	—	425,331
David L. Herzog	2017	173,000	200,012	—	373,012
	2016	167,608	273,180	—	440,788
C. James Prieur	2017	163,000	200,012	—	363,012
	2016	221,336	333,403	—	554,739
Jeffrey S. Stein	2017	255,000	200,012	—	455,012
	2016	225,000	250,007	—	475,007

(1)
Fees earned or paid in cash include annual cash retainer, chairman or committee chair fees and individual meeting fees for Board and committee meetings attended in excess of eight meetings for each of the Board or any of its committees.

(2)
The value of the restricted stock units (“RSUs”) received in 2017 and reported in the table above is based on the grant date fair value of awards computed in accordance with FASB ASC Topic 718. The number and grant date fair value of RSUs granted on April 28, 2017 (based on the closing price of our common stock on the NASDAQ Stock Market at the time of the grant) were as follows: Mr. Greene, 10,294 RSUs valued at $200,012; Mr. Haft, 10,294 RSUs valued at $200,012; Mr. Herzog, 10,294 RSUs valued at $200,012; Mr. Prieur, 10,294 RSUs valued at $200,012; and Mr. Stein, 10,294 RSUs valued at $200,012. The total number of RSUs held by each of the non-employee directors as of December 31, 2017 was as follows: Mr. Greene, 37,384; Mr. Haft, 27,140; Mr. Herzog, 27,140; Mr. Prieur, 31,750; and Mr. Stein, 63,026.

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COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table shows the amount of our common stock beneficially owned as of March 20, 2018, by those known to us to beneficially own more than 5% of our common stock, by our directors, director nominees and named executive officers individually and by our directors, director nominees and executive officers as a group.
The percentage of shares outstanding provided in the table is based on 45,332,214 shares of our common stock, par value $0.01 per share, outstanding as of March 20, 2018. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. The SEC’s rules generally attribute beneficial ownership of securities to each person who possesses, either solely or shared with others, the voting power or investment power, which includes the power to dispose of those securities. The rules also treat as outstanding all shares of capital stock that a person would receive upon exercise of stock options held by that person that are immediately exercisable or exercisable within 60 days. Under these rules, one or more persons may be a deemed beneficial owner of the same securities and a person may be deemed a beneficial owner of securities to which such person has no economic interest.
Except as otherwise indicated in the footnotes to this table, each of the beneficial owners listed has, to our knowledge, sole voting and investment power with respect to the indicated shares of Common Stock. Unless otherwise indicated, the address for each beneficial owner who is also a director or executive officer is c/o Ambac Financial Group, Inc., One State Street Plaza, New York, New York 10004.

	Amount and Nature of Shares Beneficially Owned
Name	Number (1)	Percent of Class (2)
5% or Greater Stockholders
Dimensional Fund Advisors LP(3)	2,567,046	5.8%
Executive Officers and Directors
David Barranco	11,874	*
Robert B. Eisman	15,857	*
Stephen M. Ksenak	24,627	*
Claude LeBlanc	70,356	*
David Trick	42,935	*
Alexander D. Greene	50,384	*
Ian D. Haft	27,140	*
David L. Herzog	39,960	*
Joan Lamm-Tennant	2,209	*
C. James Prieur	46,750	*
Jeffrey S. Stein	86,693	*
All executive officers and directors as a group (13 persons)	447,025	*

*	Beneficial ownership representing less than 1% is denoted with an asterisk (*).

(1)
The share ownership listed in the table includes shares of our common stock that are subject to issuance in the future with respect to deferred stock units (“DSUs”), RSUs and vested stock options, in the following aggregate amounts: Mr. Barranco, 6,808 shares; Mr. Eisman, 5,844 shares; Mr. Ksenak, 8,680 shares; Mr. LeBlanc, 22,856 shares; and Mr. Trick, 12,210 shares; Mr. Greene, 37,384 shares; Mr. Haft, 27,140 shares; Mr. Herzog, 27,140 shares; Ms. Lamm-Tennant, 2,209 shares; Mr. Prieur, 31,750 shares; and Mr. Stein, 79,693 shares. The RSUs granted to each of our non-executive directors shall not settle and convert into shares of common stock until such director resigns from, or otherwise ceases to be a member of, the Board of Directors of the Company. Each DSU and RSU represents a contingent right to receive one share of the Company’s common stock. RSUs granted to our named executive officers, and RSUs and stock options granted to the directors, that vest more than 60 days after the Record Date for voting at the Annual Meeting have not been included in the table above in

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accordance with SEC rules. DSUs vest immediately and were granted to our executive officers as part of their annual bonuses.

(2)
In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of common stock subject to options, DSUs, RSUs or warrants held by that person that are currently exercisable or exercisable within 60 days of the Record Date. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. Each holder of common stock is entitled to one vote per share of common stock on all matters submitted to our stockholders for a vote.

(3)
According to the Schedule 13G filed by Dimensional Fund Advisors LP, on February 9, 2018, Dimensional Fund Advisors LP beneficially owned 2,567,046 shares of our Common Stock. Dimensional Fund Advisors LP reported sole voting power with respect to 2,441,072 shares and sole dispositive power with respect to 2,567,046 shares. Such Schedule 13G also stated that Dimensional Fund Advisors LP filed the Schedule as an investment or sub-adviser to certain other commingled funds, group trusts and separate accounts (collectively referred to as the "Funds") that own all of the aforementioned shares of our Common Stock and that, to the knowledge of Dimensional Fund Advisors LP, the interest of any one of such Funds does not exceed 5% of our Common Stock. The address of Dimensional Fund Advisors LP is 6300 Bee Cave Road, Austin, Texas 78746.

EXECUTIVE COMPENSATION
Executive Officers
The names of our executive officers and their ages, positions, and biographies as of March 20, 2018 are set forth below. Our executive officers are appointed by, and serve at the discretion of, our Board.

Name	Age	Position with Ambac
Claude LeBlanc	52	President and Chief Executive Officer and Director
David Barranco	47	Senior Managing Director
Robert B. Eisman	50	Senior Managing Director, Chief Accounting Officer and Controller
Stephen M. Ksenak	52	Senior Managing Director and General Counsel
Michael Reilly	61	Senior Managing Director, Chief Administrative Officer and Chief Information Officer
R. Sharon Smith	47	Senior Managing Director, Chief of Staff
David Trick	46	Executive Vice President, Chief Financial Officer and Treasurer
Claude LeBlanc was appointed President and Chief Executive Officer of Ambac effective January 1, 2017. Mr. LeBlanc provides strategic leadership to Ambac by working with the Board and other members of senior management in developing and implementing the Company’s corporate strategies to maximize stockholder value. Mr. LeBlanc actively oversees the Company's overall asset and liability management strategies, including those relating to investment management, loss mitigation and other de-risking strategies, including for certain at-risk exposures and the recovery of losses through litigation and other means. In addition, Mr. LeBlanc is overseeing business development and extension initiatives at Ambac. Also see biography under “Board of Directors - Directors” above.
David Barranco has served as Senior Managing Director of Ambac since February 2012. Mr. Barranco is the head of Risk Management, a position he has held since October 2016.  Mr. Barranco has executive responsibility for risk remediation, credit risk management, surveillance and other related risk management responsibilities across the insured portfolio. Previously, he was head of the Restructuring Group and had responsibility for corporate development and strategy. Since September 2011, Mr. Barranco has served as Executive Director of Ambac Assurance UK Limited, Ambac’s London-based financial guarantee subsidiary. Mr. Barranco joined Ambac in 1999.
Robert B. Eisman has served as the Chief Accounting Officer, Controller, and a Senior Managing Director of Ambac since January 2010. Mr. Eisman has responsibility for managing Ambac’s financial reporting in compliance with SEC and U.S. insurance company regulatory requirements. Mr. Eisman is responsible for establishing Ambac’s U.S. GAAP and statutory accounting policies, budgeting and forecasting and providing

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accounting services to Ambac Assurance UK Limited. From August 2010 through September 2015, Mr. Eisman served as an Executive Director of Ambac Assurance UK Limited. Mr. Eisman joined Ambac in 1995 from KPMG LLP where he was an Audit Manager in the Financial Services group with a specialization in insurance companies.
Stephen M. Ksenak has served as Senior Managing Director and General Counsel of Ambac since July 2011. Mr. Ksenak has executive responsibility for managing Ambac’s legal affairs. Prior to joining Ambac as Vice President and Assistant General Counsel in 2002, Mr. Ksenak practiced at the law firm of King & Spalding LLP.
Michael Reilly has served as Chief Administrative Officer, Chief Information Officer and Senior Managing Director of Ambac since February 2012. Mr. Reilly has executive responsibility for managing Ambac’s Human Resources, Administration, Business Solutions and Information Technology. From October 2009 to January 2012, he was Managing Director with the responsibility for managing Information Technology. Mr. Reilly joined Ambac in 2009.
R. Sharon Smith has served as Chief of Staff and Senior Managing Director of Ambac since May 2017. Ms. Smith has executive responsibility for Ambac's Corporate Services Group which encompasses certain key functions within the Company including, Strategy, Investor Relations, Internal Audit and Model Governance and Analytics. Ms. Smith joined Ambac from Syncora Guarantee Inc., ("Syncora"), where she served in numerous capacities during her tenure, including as Associate General Counsel and Head of Investor Relations. Ms. Smith was also General Counsel and Chief Compliance Officer for Camberlink LLC (a wholly owned subsidiary of Syncora).  Earlier in her career, Ms. Smith was Vice President and Assistant General Counsel of the Corporate Securities Department of New York Life Investment Management LLC, and an attorney for Skadden, Arps, Slate, Meagher & Flom LLP and Weil, Gotshal & Manges LLP.
David Trick was named Executive Vice President of Ambac in November 2016. He has served as Chief Financial Officer of Ambac since January 2010 and as a Senior Managing Director from January 2010 until his appointment as Executive Vice President. Mr. Trick was interim President and Chief Executive Officer of AAC from January 2015 until March 2016. As Chief Financial Officer, Mr. Trick has executive responsibility for managing Ambac’s financial affairs, including financial reporting, asset and liability management, investment management, financial planning, tax strategy, capital resources, operations, capital markets and liquidity. In addition, since May 2006, he has served as Treasurer of Ambac and AAC. Since September 2015, Mr. Trick has served as an Executive Director of Ambac Assurance UK Limited. Mr. Trick joined Ambac in 2005 from The Bank of New York Mellon, where he was a senior banker responsible for delivering strategic solutions to insurance industry clients, including those in the financial guaranty industry, with regard to a broad range of treasury, credit, and capital markets products.

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Compensation Discussion and Analysis

WE ASK THAT YOU VOTE TO APPROVE OUR 2018 SAY‑ON‑PAY PROPOSAL
At our 2018 Annual Meeting, our stockholders will again have an opportunity to cast an advisory say‑on‑pay vote on the compensation paid to our named executive officers. We ask that our stockholders vote to approve executive officer compensation. Please see “Proposal No. 2-Advisory Vote to Approve Named Executive Officer Compensation.”

This Compensation Discussion and Analysis (“CD&A”) describes our executive compensation program, including important changes the Committee has made since our 2017 annual meeting of stockholders, and decisions relating to the fiscal year 2017 compensation of our named executive officers (“NEOs”), identified in the table below.
Our Named Executive Officers

Claude LeBlanc	Robert B. Eisman
President and Chief Executive Officer and Director	Senior Managing Director, Chief Accounting Officer and Controller
David Trick	Stephen M. Ksenak
Executive Vice President, Chief Financial Officer and Treasurer	Senior Managing Director and General Counsel
David Barranco
Senior Managing Director

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Executive Summary
Our compensation programs are designed to reward execution and value creation relating to the implementation of our strategies. In 2017, following an engagement campaign in which we solicited feedback from stockholders representing just over 50% of our outstanding common stock, we made important enhancements to our compensation programs and processes. These enhancements include changes to the design of our annual and long-term incentive plans, the implementation of important compensation-related policies, i.e., a Stock Ownership Policy and a Recoupment Policy, and changes to the compensation benchmarking peer group. With the implementation of these changes, key features of our compensation program include:

•	A comprehensive and informed compensation process;

•	Competitive compensation levels and practices;

•	Performance-based incentive plans (annual and long-term) that are based on quantitative goals and objectives, and aligned with our key business strategies;

•	Greater weighting on equity-based compensation as a component of total compensation, and the adoption of a Stock Ownership Policy; and

•	Policies to manage compensation risk and support good governance, including a Recoupment Policy.
2017 Company Performance
Our primary business objective is to maximize stockholder value through the execution of our key business strategies. In 2017 and culminating in the first six weeks of 2018, we took important steps to enhance the Company’s ability to achieve this objective. Key highlights and results include the following:

● Milestone achievement: laid the groundwork in 2017 for the successful exit from rehabilitation of Ambac Assurance Corporation’s (“AAC”) Segregated Account, which concluded in February 2018
● Decreased our insured portfolio by 21%, from $79.3 billion to $62.7 billion, and decreased Adversely Classified Credits by 17% from $17.0 billion down to $14.1 billion
● Opportunistically purchased $815.2 million of Ambac-insured securities; we currently own 58% of AAC's insured COFINA bonds and 29% of AAC-insured PRIFA bonds
● Reorganized the Company and reduced costs, resulting in significant head count reduction and future annual compensation savings of approximately 20%
● Strengthened public finance loss reserves, resulting in net loss of $(328.7) million, or $(7.25) per diluted share, and Adjusted Loss(1) of $(165.1) million, or $(3.64) per diluted share
● Ended 2017 with total Ambac stockholders’ equity (“Book Value“) of $1.4 billion, or $30.52 per share, a decrease from $1.7 billion or $37.94 per share at December 31, 2016, and Adjusted Book Value(1) of $1.1 billion, or $24.34 per share, a decrease from $1.3 billion or $29.48 per share at December 31, 2016

● Accrued $30.5 million of tolling payments resulting from the utilization of Net Operating Losses (“NOLs”) at AAC, which will be paid to Ambac in May 2018, bringing Ambac's assets to over $400 million

● Decreased gross operating run rate expenses for the fourth quarter of 2017 by over 11% from $18.2 million in 2016 to $16.1 million in 2017
● Improved the Asset to Liability Ratio from from 65.5% at March 31, 2014, to 89.6% at March 31, 2017

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Early in 2018 we successfully executed a transformational restructuring transaction for the Company, the conclusion of the rehabilitation of AAC’s Segregated Account. During 2017, we negotiated the terms of such transaction with a group of creditors, took actions to satisfy regulatory capital requirements, negotiated and completed numerous required documents, sought tax opinions and Private Letter Rulings from the IRS, and took numerous other actions and steps to ensure the successful conclusion of the rehabilitation of AAC’s Segregated Account. The impact of this transaction (which will be reflected in our first quarter 2018 financial results) includes:

● Creation of material value for our shareholders
t Estimated increase in pro-forma Book Value of approximately $7.56 per share, or a 25% increase over our fourth quarter 2017 Book Value per share
● Greater financial and strategic flexibility
● A financially stronger AAC, making full payment on all future policy claims
● Material reduction in ongoing rehabilitation and other restructuring costs and other related expenses

(1)
Adjusted Earnings (Loss) and Adjusted Book Value are non-GAAP measures. Adjusted Book Value does not incorporate the benefit of the exit from rehabilitation of the Segregated Account and the related restructuring transactions since they were recorded in Ambac's financial statements in 2018. A reconciliation of these non-GAAP financial measure and the most directly comparable GAAP financial measure is presented in Appendix A. In this Proxy Statement, we refer to Total Ambac Financial Group, Inc. stockholders' equity as "Book Value."

2017 Pay Decisions
2017 compensation decisions were intended to reflect our compensation principles:

•	Link short-term incentives to Company performance;

•	Use long-term incentives to further align the interests of our executives with stockholders by providing that all LTIP awards are denominated in stock units; and

•	Support the retention and attraction of key executive talent.
Base salaries in 2017 for each of our NEOs were reviewed and approved by the Compensation Committee, based on a review of relevant market data and each executive’s performance for the prior year, as well as each executive’s experience, expertise and position.  Each of Messrs. LeBlanc, Trick and Ksenak is a party to an employment agreement with the Company that provides for a minimum annual base salary during the term of the respective agreement. See "Agreement with Claude LeBlanc," and “Agreements with Other Executive Officers.” STIP awards for 2017 were determined based on a structured and objective approach in which 60% of an executive officer's annual STIP award was based on the Company’s achievement of pre-established financial performance targets at the Company related to changes in: (i) Adjusted Book Value, (ii) Gross Operating Run Rate Expense*, and (iii) Adversely Classified Credits*. The remaining 40% of an executive officer's annual STIP award was based on non-financial considerations, including business unit results and individual performance. In an effort to increase the equity ownership of each of our NEOs, 25% of the annual STIP awards were paid in common stock units of Ambac with a deferred settlement provision ("DSUs"), and the remainder was paid in
___________________

*
Gross Operating Run Rate Expense is measured by comparing actual gross operating run rate expenses to performance goals established against budgeted amounts. Reductions in adversely classified credits as of December 31, 2017 under the STIP were measured against adversely classified credits as of January 1, 2017.

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cash. These DSUs will settle and convert into Ambac common stock annually over a two-year period; 50% on the first anniversary of the grant date and the remaining 50% on the second anniversary of the grant date, unless settled earlier due to an employee’s departure from the Company (other than for cause).
Long-term incentive awards granted in early 2017 were also reviewed and approved by the Compensation Committee, based on a review of relevant market data and each executive’s performance for the prior year, and reflect the long term goals that the Compensation Committee believes will drive shareholder value over a three year period.
2017 Say on Pay Vote and Stockholder Outreach
At the 2017 annual meeting of stockholders, approximately 63% of the votes cast at the meeting were voted in favor of the say-on-pay proposal covering our executive compensation program for 2016. While this was an improvement from the 2016 annual meeting in which 51% of the votes cast supported our annual say-on-pay proposal, it was not the level of support that our Board deems satisfactory.
Therefore in the fourth quarter of 2017, the Chairman of the Board, along with the Chairs of the Compensation Committee and the Governance and Nominating Committee solicited feedback from stockholders representing approximately 50% of our outstanding common stock and from certain proxy advisory firms.  These stockholders provided critical feedback concerning our executive compensation program, and in particular, the severance payments made to our former Chief Executive Officer at the end of 2016. While the feedback on our executive compensation program was generally favorable, a number of stockholders expressed the view that the severance payments made in 2016 to our former Chief Executive Officer were in excess of what they considered acceptable. As a result, the full Board and the Compensation Committee have committed to giving this stockholder feedback appropriate consideration in any future discussions of severance arrangements. In addition, stockholders expressed the view that the method of measuring performance at AAC under the LTIP, which was the "greater of an improved asset to liability ratio or an improved net asset value," allowed the Company alternative ways to satisfy performance and was deemed a "re-testing" feature. In response, beginning with the 2018 LTIP awards, the full Board and the Compensation Committee agreed to eliminate this "greater of" or "retesting" feature, and to judge performance at AAC based on two independent performance goals equally weighted at 42.5%, the first an improved NAV over a three-year performance period, and the second by measuring risk reduction and loss mitigation in the insured portfolio by reductions in “watch list” and adversely classified credits. Watch list credits represent exposures for which there may be heightened potential for future adverse development based on qualitative and quantitative stress assumptions.
Our Compensation Philosophy and Objectives
Our executive compensation program is designed to support achievement of our key business objectives. The Committee monitors and oversees all facets of the program, including incentive plan design, benchmarking, and the performance goal-setting process, and approves executive pay programs that tie a substantial portion of compensation to goal achievement. The Committee also retains the authority to make discretionary adjustments to further recognize overall Company performance and enhance alignment with stockholders, and is committed to monitoring and adapting to evolving compensation standards. Specifically, our executive compensation program has the following objectives:

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Objectives	Details
Attract, retain and motivate executives and professionals of the highest quality and effectiveness
● Provide compensation opportunities, contingent upon performance, that are competitive with practices of other similar financial services organizations operating within the same marketplace for executive talent.

Align pay with performance
● A substantial portion of each executive’s total compensation is variable and performance-based.
● The design of our incentive plans focus on rewarding performance aligned with our key business strategies.

Further align our executives’ long-term interests with those of our stockholders	● Balance use of cash and equity based compensation and short and long-term incentives that further align management's interests with those of our stakeholders and support retention.
Discourage excessive risk taking	● Maintain policies that support good governance practices and mitigate against excessive risk taking.
Determining Executive Compensation
The Compensation Committee bases current pay levels on several factors, including competitive pay practices in the financial services industry, the scope and complexity of the functions of each NEO’s role, the contribution of those functions to our overall performance, individual experience and capabilities, and individual performance. Any variations in compensation among our NEOs reflect differences in these factors. The Compensation Committee monitors the effectiveness of our compensation programs throughout the year and performs an annual reassessment of the programs in the period from December through February of each year in connection with year-end compensation decisions.
Compensation Consultants
The Compensation Committee has authority to retain compensation consulting firms to assist it in the evaluation of executive officer and employee compensation and benefit programs. The Compensation Committee retained Meridian Compensation Partners, LLC (“Meridian”), as its independent compensation consultant, to advise on the 2017 compensation cycle, which included year-end compensation decisions made in the first quarter of 2018. Meridian provides an objective perspective as to the reasonableness of our executive compensation programs and practices and their effectiveness in supporting our business and compensation objectives. Specifically, Meridian advised the Compensation Committee with respect to compensation trends and best practices, incentive plan design, competitive pay levels, and individual pay decisions with respect to our NEOs. The Compensation Committee has assessed the independence of Meridian pursuant to applicable SEC rules and concluded that no conflict of interests exists that would prevent Meridian from independently advising the Compensation Committee.
Competitive Compensation Considerations
Because the competition to attract and retain high performing executives and professionals in the financial services industry is intense, the amount and composition of total compensation paid to our executives must be considered in light of competitive compensation levels. However, we do not rely on this information to target any specific pay percentile for our NEOs. Instead, we use this information to provide a general review of market pay levels and practices and to ensure that we make informed decisions regarding our executive pay programs.
To help the Compensation Committee determine compensation levels for the NEOs, Meridian prepared an analysis that compared the level of compensation for our NEOs and compensation paid to officers at comparable positions across an industry comparator group. The companies that comprise the comparator group were selected

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because we compete in the same marketplace with these companies for highly qualified and talented financial service professionals.
The table below provides summary financial information regarding Ambac and the comparator group used for the 2017 compensation cycles.

Comparator Group used for 2017 Compensation Cycle	Market Capitalization ($ in millions)	Assets ($ in millions)	Book Value ($ in millions)
American Equity Investment Life Holding Company	2,668	62,031	2,850
Assured Guaranty Ltd.	4,496	14,649	6,839
Employers Holdings, Inc.	1,454	3,835	948
HCI Group, Inc.	349	1,029	194
Horace Mann Educators Corporation	1,680	11,044	1,502
MBIA Inc.	945	9,544	1,413
MGIC Investment Corporation	4,964	5,619	3,155
National Western Life Group, Inc.	1,247	12,138	1,832
The Navigators Group, Inc.	1,581	5,225	1,226
OneBeacon Insurance Group, Ltd.	N/A	3,696	N/A
Provident Financial Services, Inc.	1,709	9,845	1,299
Radian Group Inc.	4,258	5,901	3,000
RLI Corp.	2,540	2,947	854
Safety Insurance Group, Inc.	1,180	1,855	701
Selective Insurance Group, Inc.	3,248	7,686	1,713
Virtus Investment Partners, Inc.	838	2,742	478

Ambac Financial Group, Inc. (1)	747	23,293	1,381
Percentile Rank vs. Peer Group	6%	95%	48%
Note: Financial data reflects information available as of February 18, 2018.	Source: S&P Compustat via Research insight

(1)	Assets include $14,442 of assets relating to Variable Interest Entities for which Ambac or its subsidiaries are required to consolidate as a result of its financial guarantee insurance policies.
The Role of Management in Determining Pay
Generally, our Chief Executive Officer reviews the competitive compensation data for each of the other NEOs, considers both individual and Company performance, measured against performance metrics established at the beginning of the year, and makes a recommendation to the Compensation Committee for base salary, annual short- and long-term incentive awards. The Chief Executive Officer typically participates in Compensation Committee meetings at the Compensation Committee’s request to provide background information regarding the Company’s strategic objectives and to evaluate the performance of and compensation recommendations for the other executive officers.
The Committee utilizes the information provided along with input from the compensation consultant and the knowledge and experience of the Committee’s members in making compensation decisions. Executive officers do not propose or seek approval for their own compensation. The Chairman of the Compensation Committee, with input from the Chairman of the Board of Directors, recommends the Chief Executive Officer’s compensation to the Compensation Committee. See "Directors, Executive Officers, and Corporate Governance"

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Elements of Pay
Compensation for each of our NEOs is viewed on a total compensation basis and comprised of the following elements of pay:

Compensation Element	Purpose
Base Salary
● Provides a minimum, fixed level of cash compensation to compensate executive officers for services rendered during the fiscal year that is competitive with organizations operating within the same marketplace for executive talent.

Short Term Incentive Awards
● Drive achievement of annual corporate goals, including key financial and operating results by setting pre-established financial performance targets at the Company related to: (i) Adjusted Book Value, (ii) reductions in gross operating run rate expenses, and (iii) reductions in Adversely Classified Credits, while retaining limited discretion to reward individual and business unit performance, that drive value for stockholders. Annual STIP awards are paid 75% in cash and 25% in deferred stock units.

Long-Term Incentives
● Further align executive officers’ interests with the interests of stockholders by rewarding increases in the value of our share price, and tying long-term incentive compensation to performance metrics that we believe to be important value-drivers for our stockholders.

Post-Employment Benefits
● Provide certain severance benefits to our executive officers. See “--Post-Employment Benefits” and for a description of post-employment benefits payable to Messrs. LeBlanc, Trick and Ksenak, see “Agreement with Claude LeBlanc,” and “Agreements with Other Executive Officers."

Perquisites	● Provide a limited number of perquisites to all our employees, including our executive officers.
Before any year-end compensation decisions are made, the Compensation Committee undertakes a comprehensive review of all elements of each executive officer’s compensation. This review includes information on cash and non-cash compensation for the past four fiscal years (including current and prior year base salaries, annual bonuses, long-term incentive awards, and RSU awards), the value of benefits and other perquisites paid to our executive officers, and the value of unrealized gains/losses on prior equity-based awards held by our executive officers, as well as potential amounts to be delivered under all post-employment scenarios. This comprehensive review is designed to ensure that each member of the Compensation Committee has a complete picture of the compensation and benefits paid to each of our executive officers.
The following table shows the base salary and incentive compensation paid to Messrs. LeBlanc, Trick, Barranco, Eisman, and Ksenak for their performance in 2017 in the manner it was considered by the Compensation Committee. This presentation differs from that contained in the Summary Compensation Table by showing the full grant date value of the LTIP awards at target on March 2, 2018, which were awarded based on 2017 performance but are not reflected in the Summary Compensation Table because of SEC rules on proxy statement disclosure.

Name	Year	Salary ($)	Cash Bonus ($)	DSU Awards ($)	LTIP Awards ($)	Total ($)
Claude LeBlanc	2017	900,000	1,081,000	361,000	2,700,000	5,042,000
David Trick	2017	750,000	425,250	141,750	400,000	1,717,000
David Barranco	2017	500,000	258,000	86,000	300,000	1,144,000
Robert B. Eisman	2017	500,000	220,500	73,500	250,000	1,044,000
Stephen M. Ksenak	2017	600,000	309,000	103,000	325,000	1,337,000

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Pay Mix
A substantial portion of target total compensation is delivered through variable performance or equity based incentives that are at risk. As reflected in the table above and the graphs below, variable performance or equity based incentives constitute 82% of our CEO compensation mix and 55% of our NEO compensation mix.

CEO Total Direct Compensation	CEO Performance/Equity Based Incentive Compensation

Other NEOs Total Direct Compensation	Other NEOs Performance/Equity Based Incentive Compensation
Base Salary. Base salaries are intended to reflect the experience, skill and knowledge of our executive officers and other senior professionals in their particular roles and responsibilities, while retaining the flexibility to appropriately compensate for fluctuations in performance, both of the Company and the individual. Base salaries for our executive officers and any subsequent adjustments thereto are reviewed and approved by the Compensation Committee annually, based on a review of relevant market data and each executive’s performance for the prior year, as well as each executive’s experience, expertise and position. The base salaries paid in 2017 to each of our NEOs was: $900,000 to Mr. LeBlanc; $750,000 to Mr. Trick; $600,000 to Mr. Ksenak; $500,000 to Mr. Eisman; and $500,000 to Mr. Barranco. Each of Messrs. Barranco and Ksenak had base salary increases in 2017. Mr. Ksenak's base salary increased pursuant to the terms of his employment agreement from $525,000 to $600,000, and Mr. Barranco received a base salary increase from $425,000 to $500,000 in recognition of the increased responsibilities he had undertaken following the retirement of another Senior Managing Director.

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Incentive Compensation. Incentive compensation is a key component of our executive compensation strategy. Our incentive compensation awards generally have two components: short term incentive compensation (consisting of an annual cash bonus and deferred stock units or DSUs) and Long Term Incentive Plan awards. Annual decisions with regard to incentive compensation are generally made in February of each year, following Compensation Committee meetings in December and January. Incentive compensation payouts can be highly variable from year to year.
Short Term Incentive Compensation. Annual incentives for our NEOs are meant to reward performance. Sixty percent of our short term incentive compensation awards are measured against pre-established financial performance targets at the Company related to: (i) increases in adjusted book value, (ii) reductions in gross operating run rate expenses, and (iii) reductions in adversely classified credits. These metrics were chosen because the Compensation Committee believes they are key drivers of stockholder value. The remaining forty percent of the short term incentive compensation award is based on non-financial considerations, including business unit results and individual performance. The Compensation Committee believes that it is important to retain a substantial level of discretion with respect to non-financial considerations because of the uncertainties associated with our main operating subsidiary, AAC, which is not writing new business. Our inability to pay discretionary bonuses could have a material adverse impact on our ability to attract, motivate and retain high-quality and talented executives. The Compensation Committee assigns to each NEO an annual target incentive opportunity, expressed as a percentage of eligible earnings (base salary amount paid during the year), which is based on the executive’s position and the scope of responsibilities. Target annual incentives (as a percent of base salary) for the NEOs are set as follows: 100% for the Chief Executive Officer; 55% for the Chief Financial Officer; and 50% for each of the other NEOs. Actual incentive payouts can range from 0% to 200% of target for the Chief Executive Officer, and from 0% to 150% of target for the other NEOs based on the Compensation Committee’s review of overall corporate performance and individual and business unit achievement relative to the pre-established goals and objectives set forth above.
Beginning in 2017, in order to increase equity ownership levels among our NEOs and to further align management and stockholder interests, 25% of the annual bonuses are paid in vested common stock units of Ambac with a deferred settlement provision, and the remainder is paid in cash. These DSUs settle and convert into Ambac common stock annually over a two-year period; 50% on the first anniversary of the grant date and the remaining 50% on the second anniversary of the grant date, unless settled earlier due to an employee’s departure from the Company (other than for cause).
Long Term Incentive Compensation. Our LTIP awards focus on the attainment of long term performance goals and objectives, which are deemed instrumental in creating long term value for stockholders and long term retention incentives for our executives. The Compensation Committee reviews the LTIP targets each year for competitive alignment. The Compensation Committee also reviews market trends related to the award mix and determines the appropriate mix of equity instruments considering market benchmark data.
In the first quarter of each year, LTIP compensation awards (which related to the prior year's performance) are granted to our NEOs. In 2017, we made significant enhancements to our LTIP program by adding "reductions to our adversely classified credits" as an additional performance based financial metric and eliminated the Cash Incentive Award feature to further align management's interest with those of our stockholders. LTIP awards in 2017 were denominated 100% in Performance Stock Units (“PSUs"). PSUs represent a promise to deliver, within 75 days after the end of a three-year performance period, a number of shares of Ambac’s common stock ranging from 0% to 200% of the amount of the initial grant, depending on the achievement by either Ambac or its principal operating subsidiary, AAC, of financial performance objectives determined by the Compensation Committee at the time of the grant.
The Compensation Committee determined the target value of the 2017 LTIP awards granted to Messrs. Trick, Barranco, Eisman, and Ksenak based on the Company’s overall results, the individual executive’s contribution to overall performance, external market benchmark data and the proportion of total compensation comprised of LTIP awards. In addition, in setting target value of the 2017 LTIP awards granted to Messrs. Trick and Ksenak, the Committee considered the terms and conditions set forth in their respective employment agreements. See "Agreements with Other Executive Officers.”

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For each of our NEOs, the Compensation Committee determined to weight the LTIP awards granted in March 2017 as follows: 80% of the award based on performance at AAC (an “AAC LTIP Target Award”) and 20% of the award based on performance at Ambac (an “Ambac LTIP Target Award”).
AAC LTIP Metric. The metrics used to judge performance at AAC for LTIP awards granted in March 2017 are reductions in adversely classified credits and the greater of an improved asset to liability ratio (“ALR”) or an improved net asset value ("NAV") over a three-year performance period which runs from January 1, 2017 until December 31, 2019 (the “Performance Period”). Within the AAC performance metrics, each individual metric is weighted as follows: the greater of an improved ALR or NAV at 70%, and reductions in adversely classified credits at 30% and is intended to reward participants for increases in the value of AAC's assets relative to its liabilities and reductions in AAC's adversely classified credits.

Key Changes to Long Term Incentive Program: In 2017, we made enhancements to the 2017 long-term incentive compensation program by making reductions to our adversely classified credits an additional performance based financial metric, providing that all LTIP awards will be denominated in PSUs, and eliminating the Cash Incentive Award feature to further align management's interest with those of our stockholders. In 2018, in response to suggestions made by a number of stockholders, we revised our 2018 long-term incentive compensation program for our NEOs by changing the metrics used to judge performance at AAC and by eliminating what was deemed to be a re-testing feature. In prior years the metric used to judge performance at AAC was the greater of an improved ALR or an improved NAV over a three-year performance period. For all 2018 LTIP awards this “greater of” feature was eliminated and performance at AAC will be judged based on two metrics equally weighted at 42.5%, the first an improved NAV over a three-year performance period, and the second focuses on risk reduction and loss mitigation in the insured portfolio by measuring reductions in “watch list” and adversely classified credits. Watch list credits represent credits that demonstrate heightened potential for future adverse development based on qualitative and quantitative stress assumptions. The metric that will continue to be used to judge performance at Ambac for the 2018 LTIP awards is Cumulative EBITDA over a three year performance period and weighted at 15% of the award. In addition, in order to encourage the retention of our most valued employees, beginning in 2018, LTIP awards were split with 66.6% denominated in PSUs and 33.3% denominated in time based restricted stock units.

The ALR is calculated by dividing the (a) Assets by (b) Liabilities of AAC and its subsidiaries and any other entities that the Compensation Committee shall determine, except that Ambac UK and Ambac UK’s subsidiaries are excluded. The NAV is calculated by reducing Assets by Liabilities, determined as of the last day of the performance period.

•
For purposes of the ALR and NAV calculation, “Assets” shall mean the sum of (i) cash, (ii) invested assets, (iii) loans, (iv) investment income due and accrued, (v) net receivables (payables) for security sales (purchases), (vi) all tax tolling payments or dividends made by AAC to AFG during the Performance Period and (vii) cash pledged as collateral to derivative counterparties; and

•
“Liabilities” shall mean the sum of the following: (i) the present value of future probability weighted financial guarantee claims and CDS payments reduced by recoveries, including probability weighted estimated subrogation recoveries and reinsurance recoverables, using discount rates in accordance with GAAP, (ii) face value of unpaid claims and accrued interest, (iii) fair value of all interest rate swaps (prior to any AAC credit valuation adjustments), (iv) par value and accrued interest of all outstanding surplus notes of AAC (including surplus notes of the Segregated Account of AAC (including junior surplus notes)), (v) the face value of outstanding preferred stock, (vi) GAAP carrying value of RMBS secured borrowings, and any such similar borrowings of AAC and (vii) the par and accrued interest of any new obligations created in connection with any recapitalization of AAC.

•
In addition, the Assets and Liabilities shall be increased for the amount of representation and warranty litigation receipts that are subsequently used to settle Liabilities over the performance period.

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The following table sets forth the percentage of the AAC LTIP Target Award that each of our named executive officers could earn under the 2017 LTIP awards based on reductions in adversely classified credits and on the greater of (1) the ALR or (2) the NAV determined as of the last day of the Performance Period.

Percentage of AAC LTIP Target Award Earned	ALR(1)	NAV ($ in millions)(1)	Adversely Classified Credits ($ in billions)(1)
200%	105.3%	$312	$10.50
150%	102.8%	$167	$11.00
125%	100.3%	$18	$11.25
100%	97.8%	$(134)	$11.50
50%	95.3%	$(290)	$12.00
0%	92.8%	$(450)	$17.04
(1) Linear interpolation between levels of ALR, NAV and Adversely Classified Credits will result in a proportionate amount of the AAC LTIP Target Award becoming earned and vested.
Ambac LTIP Metric. The metric used to judge performance at Ambac for LTIP awards granted in March 2017 is Cumulative EBITDA over the Performance Period. Ambac’s "Cumulative EBITDA" means Ambac’s earnings before interest, taxes, depreciation, amortization, and non-controlling interests (as determined under GAAP) for the Performance Period. The choice of the Cumulative EBITDA metric is intended to reward participants on generating income from all of Ambac's subsidiaries excluding AAC and existing AAC subsidiaries.
The following table sets forth the percentage of the Ambac LTIP Target Award that each of our NEOs could earn under the 2017 LTIP awards based on the Cumulative EBITDA achieved over the Performance Period, determined as of the last day of the Performance Period.

Ambac’s Cumulative EBITDA ($ in millions) (1)	Percentage of Ambac LTIP Target Award Earned
$19.0	200%
$16.0	150%
$13.0	125%
$6.0	100%
$3.0	50%
$0	0%
(1) Linear interpolation between levels of Cumulative EBITDA will result in a proportionate amount of the Ambac LTIP Target Award becoming earned and vested.
Following the end of the Performance Period, the Compensation Committee will determine the extent to which each participant’s LTIP award has been earned and the amount payable. The Compensation Committee may in the exercise of its discretion reduce the amount of any LTIP award that otherwise would have been earned based on the satisfaction of the performance metrics, but may not increase the size of any LTIP award.
The purpose of the LTIP awards is to further align the long-term interests of our NEOs with those of our stockholders. We believe we have achieved this by making the vesting of the LTIP awards conditional upon Ambac and AAC achieving certain milestones that the Company believes will have a positive effect on the future value of our common stock. In addition, the ultimate value of the PSUs directly depends on the value of our common stock at the time of vesting. Each individual who receives a PSU becomes, economically, a long-term stockholder of the Company, with the same interests as our other stockholders. As a result, we believe our NEOs have a demonstrable and significant interest in increasing stockholder value over the long term.

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Compensation for Each of Our Named Executive Officers in 2017
Our Chief Executive Officer
Mr. LeBlanc. Effective January 1, 2017, Claude LeBlanc was appointed President and Chief Executive Officer of Ambac and AAC. The Board believed that Mr. LeBlanc's experience actively leading the global remediation and asset recovery initiatives at Syncora Holdings Ltd., evaluating strategic alternatives and overseeing all aspects of Syncora's finance function, made him well qualified to lead the Ambac and AAC in this critical period. Following extensive negotiations the Compensation Committee, which received input and advice from its nationally recognized independent compensation consultant, Meridian Compensation Partners, LLC, entered into an employment agreement with Mr. LeBlanc on December 8, 2016. Pursuant to the employment agreement, Mr. LeBlanc was paid an annual base salary of $900,000, and his target and maximum annual STIP award amounts were set at 100% and 200% of base salary, respectively, as determined in the discretion of the Compensation Committee of the Board of Directors (the “Compensation Committee”). STIP awards consist of an annual cash bonus and a deferred stock unit (“DSU”) grant determined in the discretion of the Compensation Committee. Sixty percent of the STIP award paid to Mr. LeBlanc for 2017 was based on the achievement of the financial performance goals set forth below that were established by the Compensation Committee at the beginning of 2017. The relative weighting for each of these financial performance metrics was as follows: Adjusted Book Value 15%; reductions in gross operating run rate expenses 15%; and reductions in Adversely Classified Credits 30%.
Performance Against STIP Metrics. For the 2017 fiscal year, we established the following goals for each of our STIP performance metrics and assigned a weighting factor as follows:

($ in millions)	Weighting Factor	Threshold	Target	Maximum
Adversely Classified Credits	30%	$15,336	$14,487	$13,632
Gross Operating Run Rate Expenses	15%	$18.9	$17.6	$16.2
Adjusted Book Value	15%	$1,058	$1,245	$1,432
The following graph/charts shows the Company's 2017 actual performance compared to the threshold, target and maximum achievement levels as established for each of the performance metrics.

Adversely Classified Credit Net Par	Gross Operating Run Rate Expenses	Adjusted Book Value

Minimum	Target	Maximum	- - - - - -	Actual

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With respect to the reductions in Adversely Classified Credits and reductions in gross operating run rate expenses for the fourth quarter of 2017, under Mr. LeBlanc's leadership, Ambac exceeded the maximum performance goal set for each of these metrics. Credits that were adversely classified at the beginning of the performance period were reduced to $12.9 billion net par outstanding, and gross operating run rate expenses for the fourth quarter of 2017 were reduced to $16.1 million. Adjusted Book Value at year-end was below target at $1.12 billion. Applying the appropriate weighting to each performance metric as set forth above and using the the appropriate payout levels for STIP Awards under Mr. LeBlanc's employment agreement the Committee assigned a 1.67 multiplier to the financial performance portion of Mr. LeBlanc's 2017 STIP award.
Non-Financial Performance Considerations. In determining the other forty percent of Mr. LeBlanc's 2017 STIP award, the Compensation Committee gave consideration to the following non-financial goals and objectives which were communicated to Mr. LeBlanc in the first quarter of 2017:

•
Development of a formal restructuring proposal for AAC, which receives the support of the Board of Directors, the Wisconsin Office of the Commissioner of Insurance and the Special Deputy Commissioner, and results in engagement with creditors and policyholders;

•	Development of a formal business plan for Ambac Financial Group, including both short-term and long-term strategic priorities;

•	Evaluation of the corporate organization and development of a formal cost reduction and process improvement plan for the Company;

•	Effective management of litigation assets;

•
Effective communication with key stakeholders including the Wisconsin Office of the Commissioner of Insurance and the Special Deputy Commissioner, the Board of Directors, creditors, policyholders and shareholders; and

•	Development of a comprehensive portfolio risk reduction plan for AAC.
In reviewing each of these non-financial goals and objectives the Committee considered the following individual achievements in determining the amount of Mr. LeBlanc's 2017 STIP Award:

•
In 2017, Mr. LeBlanc laid the groundwork for the successful conclusion of AAC's Segregated Account Rehabilitation and related restructuring, which ultimately closed on February 12, 2018, and exceeded the Board's expectations.

•
In the third quarter of 2017, pursuant Mr. LeBlanc’s leadership, management and the Board completed a comprehensive review of Ambac's corporate strategy, including a review of available options for future new business initiatives. Following the conclusion of this strategic review, Ambac' adopted a formal business plan with the following strategic objectives: (i) actively manage the run-off of Ambac's insured portfolio, with a focus on known and potential future adversely classified credits, (ii) rationalize and simplify the capital and liability structures, and corporate governance, of Ambac and its subsidiaries, including through the successful exit from rehabilitation of AAC's Segregated Account, (iii) continue ongoing loss recovery efforts through active litigation management and the exercise of contractual and legal rights, (iv) proactively review organizational cost effectiveness and efficiency of the operating platform and (v) evaluate future new business initiatives in certain business sectors adjacent to Ambac's core business.

•
Following a careful review of the needs of the organization, Mr. LeBlanc took significant additional steps to further streamline Ambac's cost structure and improve operating efficiency, which included a corporate reorganization resulting in a reduction of approximately 19% of the employee base since December 31, 2016. This is expected to translate into $8.5 million in annual cost savings and reflects an approximate decrease of

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20% in our annual compensation costs. The Board noted that while the Company had reduced operating expenses in the past, the 2017 cost reductions were substantially higher than prior years.

•
Mr. LeBlanc established an effective line of communication and trust with key stakeholders that enabled the Company to conclude AAC's Segregated Account Rehabilitation, well in advance of the Board's initial expectations.

•
At Mr. LeBlanc's direction, Ambac took significant steps to re-organize the risk management group to sharpen and expand the focus on risk remediation activities, and added a group of credits known as "watch list credits" to our targeted de-risking activities. Watch list credits are those for which there may be heightened potential for future adverse development based on quantitative and qualitative stress assumptions, and which Ambac will also target in our efforts to improve the overall quality of AAC's insured portfolio. The Board noted, that during the past year, Ambac reduced its insured portfolio by 21% from $79.3 billion net par outstanding to $62.7 billion as of December 31, 2017.

•	Mr. LeBlanc successfully assumed the role of Ambac's President and Chief Executive Officer by effectively collaborating with the Board and leading Ambac's management team.
The Committee considered each of the non-financial goals and objectives in evaluating Mr. LeBlanc's overall performance and concluded that on an aggregate basis he had exceeded target expectations and assigned a 1.5 multiplier to the non-financial performance portion of Mr. LeBlanc 2017 STIP award. On a blended basis weighting the non-financial performance metrics at 40% and financial performance metrics at 60%, Mr. LeBlanc's STIP award multiplier was set at 1.602 x target, and he was granted a 2017 STIP award of $1.442 million, consisting of a cash bonus of $1,081,000 and a DSU award of valued at $361,000. In addition, Mr. LeBlanc received an LTIP award with an aggregate target value of $2.7 million (the maximum award in accordance with his employment agreement) primarily reflecting Mr. LeBlanc's outstanding performance in orchestrating the successful conclusion of AAC's Segregated Account Rehabilitation. The Compensation Committee believes it struck the right balance between paying for current performance, on the one hand, and the desire to keep Mr. LeBlanc focused on the Company’s long-term performance and continued growth, on the other hand.
Other Named Executive Officers
Performance Against STIP Performance Metrics and Non-Financial Performance Considerations.
Financial Performance Considerations. The Committee reviewed the Company's actual performance against each of the performance metrics set forth above, and after applying the appropriate weighting to each metric, the Committee assigned a 1.29 multiplier to the financial performance portion of each NEOs 2017 STIP award (other than Mr. LeBlanc).
Non-Financial Performance Considerations. In determining the other forty percent of the 2017 STIP award for each of the NEOs (other than Mr. LeBlanc), Mr. LeBlanc reviewed with the Compensation Committee the performance of each of the other NEOs individually and their overall contribution to the Company in 2017, as follows:
Mr. Trick. In determining individual performance for Mr. Trick, the Compensation Committee and Mr. LeBlanc considered his consistent leadership and high level of performance as the Chief Financial Officer. Mr. LeBlanc highlighted certain corporate accomplishments in 2017 that were attributable to Mr. Trick’s leadership, including, among others, his insights and contributions that helped lead to the exit from rehabilitation of AAC’s Segregated Account, and his role in overseeing the reduction of Ambac’s insured portfolio by 21% from $79.3 billion net par outstanding to $62.7 billion as of December 31, 2017. In evaluating Mr. Trick's overall performance, Mr. LebLanc concluded that on an aggregate basis Mr. Trick had exceeded target expectations and recommended to the Committee that Mr. Trick be assigned a 1.5 multiplier to the non-financial performance portion of his 2017 STIP award. On a blended basis weighting the non-financial performance metrics at 40% and financial performance

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metrics at 60%, Mr. Trick's STIP award multiplier was set at 1.37 x target, and he was granted a 2017 STIP award of $567,000, consisting of a cash bonus of $425,250 and a DSU award valued at $141,750. In addition, Mr. Trick received an LTIP award with an aggregate target value of $400,005, consisting of a PSU award target value of $266,670 and RSU award value of $133,335.
Mr. Ksenak. In determining individual performance for Mr. Ksenak, the Compensation Committee and the Mr. LeBlanc considered that Mr. Ksenak is a key contributor to the collective management team, providing leadership, advice and guidance in his position as Senior Managing Director and General Counsel of Ambac. Specifically, Mr. Ksenak has executive responsibility for managing the Company’s legal affairs and provides insightful counsel and sound judgment in advising the Board and management through the many complex legal, governance, compliance and regulatory issues facing Ambac, including overseeing the legal framework of the exchange transaction that lead to the exit from rehabilitation of AAC’s Segregated Account, and legal strategy with respect to Ambac’s RMBS litigation. In evaluating Mr. Ksenak's overall performance, Mr. LeBlanc concluded that on an aggregate basis Mr. Ksenak had exceeded target expectations and recommended to the Committee that Mr. Ksenak be assigned a 1.5 multiplier to the non-financial performance portion of his 2017 STIP award. On a blended basis weighting the non-financial performance metrics at 40% and financial performance metrics at 60%, Mr. Ksenak's STIP award multiplier was set at 1.37 x target, and he was granted a 2017 STIP award of $412,000, consisting of a cash bonus of $309,000 and a DSU award valued at $103,000. In addition, Mr. Ksenak received an LTIP award with an aggregate target value of $325,008, consisting of a PSU award target value of $216,662 and and RSU award value of $108,346.
Mr. Barranco. In determining individual performance for Mr. Barranco, the Compensation Committee and Mr. LeBlanc considered his significant leadership to the Company through his role as a Senior Managing Director with executive responsibility for the risk management group. Mr. LeBlanc highlighted certain corporate accomplishments in 2017 that were attributable to Mr. Barranco’s leadership, including, among others, a reduction in adversely classified credits by 17%, or $3 billion, to $14 billion of December 31, 2017, from $17 billion at year-end 2016. In evaluating Mr. Barranco's overall performance, Mr. LeBlanc concluded that on an aggregate basis Mr. Barranco had exceeded target expectations and recommended to the Committee that Mr. Barranco be assigned a 1.5 multiplier to the non-financial performance portion of his 2017 STIP award. On a blended basis weighting the non-financial performance metrics at 40% and financial performance metrics at 60%, Mr. Barranco's STIP award multiplier was set at 1.37 x target, and he was granted a 2017 STIP award of $344,000, consisting of a cash bonus of $258,000 and a DSU award valued at $86,000. In addition, Mr. Barranco received an LTIP award with an aggregate target value of $300,004, consisting of a PSU award target value of $200,003 and and RSU award value of $100,001.
Mr. Eisman. In determining individual performance for Mr. Eisman, the Compensation Committee and the Mr. LeBlanc considered his significant leadership to the Company through his role as a Senior Managing Director and Chief Accounting Officer with executive responsibility for managing the Company’s financial reporting in compliance with SEC and other regulatory requirements and establishing Ambac’s GAAP and Statutory Accounting Policies. Mr. LeBlanc highlighted certain corporate accomplishments in 2017 that were attributable to Mr. Eisman’s leadership, including, among others, the work and analysis to allow for Ambac's financial statements included in Ambac's Annual Report on Form 10-K to not express substantial doubt about the Company's ability to continue as a going concern. In evaluating Mr. Eisman's overall performance, Mr. LeBlanc concluded that on an aggregate basis Mr. Eisman had met target expectations and recommended to the Committee that Mr. Eisman be assigned a 1.0 multiplier to the non-financial performance portion of his 2017 STIP award. On a blended basis weighting the non-financial performance metrics at 40% and financial performance metrics at 60%, Mr. Eisman's STIP award multiplier was set at 1.17 x target, and he was granted a 2017 STIP award of $294,000, consisting of a cash bonus of $220,500 and a DSU award valued at $73,500. In addition, Mr. Eisman received an LTIP award with an aggregate target value of $250,011, consisting of a PSU award target valued of $166,669 and and RSU award value of $83,342.

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Performance against 2014 LTIP metrics.
In 2014, we established the following three year goals for each of our LTIP performance metrics and assigned weighting factors based on each NEOs areas of responsibility.

Asset to Liability Ratio at AAC[1]	Percentage of Target Award Earned	Cumulative EBITDA at Ambac[1] ($ in millions)
100%	200%	$19
95%	175%	$16
90%	150%	$13
85%	125%	$9
80%	100%	$6
75%	50%	$3
70%	0%	$0

(1)	Linear interpolation between levels results in a proportionate amount of the Ambac LTIP Target Award becoming earned and vested.
The following graph/charts shows the Company's actual performance over the three year performance period running from April 1, 2014 through March 31, 2017, compared to the achievement levels set forth in the chart above.

AAC - Asset to Liability Ratio	AFG - Cumulative EBITDA

Change to ALR over the three year performance period	Cumulative EBITDA over three year performance period

The following table shows shows the grant date value of the 2014 LTIP awards granted to each of our NEOs (other than Mr. LeBlanc) and the amounts realized upon vesting and settlement.

Named Executive Officer	Grant Date Award at Target		Weighting between AAC/Ambac	Payout Percentage	Vesting and Settlement
	PSU Award #	Cash Incentive Award			Shares Acquired #	Cash Incentive Payout
David Trick	4,198	$125,000	80%/20%	118.27%	4,964	$147,838
David Barranco	2,519	$75,000	50%/50%	73.92%	1,862	$55,440
Robert B. Eisman	2,519	$75,000	80%/20%	118.27%	2,979	$88,703
Stephen M. Ksenak	2,519	$75,000	80%/20%	118.27%	2,979	$88,703

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The Committee considered the Company's actual performance against each of the LTIP metrics for AAC and Ambac for each of the NEOs (other than Mr. LeBlanc) and determined that the Asset to Liability Ratio at AAC had exceeded target expectations at a payout percentage of 147.84% for the AAC portion of the 2014 LTIP award. With respect to Cumulative EBITDA at Ambac, the Company failed to achieve the threshold level of performance and therefore the payout percentage was set at 0.0% for the Ambac portion of the 2014 LTIP award. Weighting the AAC performance metric at 80% and Ambac performance metric at 20%, for each of Messrs. Trick, Eisman and Ksenak, the 2014 LTIP percentage payout on a blended basis was set at 118.27% of the target award. Due to Mr. Barranco's increased focus on business development at Ambac, the weighting of his performance metrics were set at 50% each for Ambac and AAC, and the 2014 LTIP percentage payout was therefore lower on a blended basis at 73.92%.
Impact of the exit of AAC's Segregated Account from Rehabilitation. The exit of the Segregated Account from rehabilitation was a major event for the Company. It allows for more efficient, cost-effective management of AAC, permits a better integration of corporate governance best practices at Ambac and AAC, and has added incremental adjusted book value of more than $7 per share (on a pro forma basis) to Ambac through the settlement at a discount of deferred payment obligations. The exit from rehabilitation required extensive negotiations with multiple parties who had varying interests, required court approval, and was successfully completed on February 12, 2018. With respect to both the 2015 LTIP awards (with the three year performance period ending December 31, 2017) and the 2017 annual STIP awards, there were certain performance factors that were impacted by the timing of the exit from rehabilitation, principally the adjusted book value for the 2017 STIP and the ALR / net asset value for the 2015 LTIP of the Company. While the exit from rehabilitation concluded before the filing of Ambac’s Annual Report on Form 10-K for the year ended December 31, 2017, under U.S. GAAP accounting rules the Company was unable to reflect the benefits of the transaction in its audited consolidated financial statements for 2017. As a result, for the executive management team, the Board decided that payouts under the LTIP and STIP programs would be determined in accordance with the year-end U.S. GAAP financial statements. However, following the filing of the quarterly report on Form 10-Q for the three months ended March 31, 2018 (including the quarterly financial statements) with the SEC, the Committee may consider an additional off cycle award for Mr. LeBlanc and other members of the executive team in 2018 after the benefits of the conclusion of the Segregated Account Rehabilitation are fully reflected in our first quarter 2018 financial statements. The Committee will review the benefits conferred upon the Company and the impact of the transaction on the STIP and LTIP performance metrics and will consider whether a special bonus payment related to the conclusion of the exit from rehabilitation to members of the executive management team in the form of restricted stock units is warranted. The aggregate amount of any special bonus payments will not exceed $2.5 million. By doing so, the Committee would be acknowledging the importance of the transaction and the extraordinary efforts of executive management team while also compensating them in a currency that continues to align their interests with those of our stockholders. If the Committee exercises its discretion to grant this off cycle award, it would factor into the 2018 STIP and LTIP performance metrics the pro forma effects of the 2018 restructuring and exit from rehabilitation.
Perquisites. The Company provided a limited number of perquisites to all our employees, including our executive officers. For Messrs. Trick and Barranco, perquisites included payments for tax preparation services as a result of their roles as executive directors of Ambac UK.
Employment Agreements. Certain of our active NEOs have entered into employment agreements with the Company which provide for certain compensation and benefits, including, severance benefits in certain circumstances. In December 2016, we entered into an employment agreement with our CEO, Claude LeBlanc, in connection with his appointment, which took effect on January 1, 2017. We also entered into an employment agreement with Mr. Trick in November of 2016, and Mr. Ksenak in January 2017. While the Compensation Committee considers employment agreements customary for the chief executive officer, the Committee believed it was important to execute an employment agreement with each of Messrs. Trick and Ksenak to retain their services to Ambac for the foreseeable future. (See “Agreement with Claude LeBlanc”, and “Agreements with

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Other Executive Officers” below). Severance Agreements have been entered into with various executive officers when the Compensation Committee believes it is in the best interest of the Company to secure an orderly separation between such officers and the Company, which typically include certain continuing obligations from the departing executive.
Post-Employment Benefits. Pursuant to Ambac's Severance Pay Plan, to provide protection in the event of an involuntary termination, each of our current executive officers (other than Messrs. LeBlanc, Trick and Ksenak) is entitled to receive a severance payment equal to 52 weeks of such executive officer's weekly base salary at the time of termination of his employment by Ambac as the result of (i) a job elimination, job discontinuation, office closing, reduction in force, business restructuring, redundancy, or such other circumstances as the Company deems appropriate for the payment of severance or (ii) a “termination by mutual agreement” (as defined in the Severance Pay Plan). In addition to this severance payment, each of our current NEOs (other than Messrs. Trick and Ksenak) would be entitled to receive reimbursement for a portion of the premiums paid for COBRA continuation coverage under the Company's group health plan for the first twelve months following his or her termination of employment. The portion of the premiums to be paid by the Company will be the same as the amount paid by the Company for the same group health insurance coverage for active employees. For a description of post-employment benefits payable to Messrs. LeBlanc, Trick and Ksenak see “Agreement with Claude LeBlanc,” and “Agreements with Other Executive Officers."
The 2017 LTIP award agreements pursuant to which the PSUs Awards were granted to each of our NEOs provide that if a termination occurs for any reason prior to January 1, 2018, the entire grant of PSUs shall expire and be forfeited immediately. If a termination occurs on or after January 1, 2018 by reason of death, disability, an involuntary termination other than for “cause,” or retirement, the recipient would be entitled to receive a prorated portion of the LTIP award which would only be payable at the end of the performance period provided that the performance conditions related to the award were satisfied. If a termination occurs on or after January 1, 2018, for any reason not set forth above, the entire grant of PSUs shall expire and be forfeited immediately. Comparable provisions are included in the 2016 LTIP award agreements.
Impact of Regulatory Requirements on Compensation
Effective for tax years beginning on January 1, 2018 or later, The Tax Cut and Jobs Act repealed the performance-based compensation and commission exceptions to the Section 162(m) $1 million deduction limitation paid to covered employees. The definition of covered employees was modified to include the Chief Financial Officer as well as the Chief Executive Officer and officers whose total compensation is required to be disclosed to shareholders by reason of them being amongst the three highest paid officers. Additionally, any individual who is a covered employee for any taxable year beginning after December 31, 2016 will continue to be a covered employee for all subsequent taxable years, including years after the death of the individual.
Our compensation programs are structured to support organizational goals and priorities and stockholder interests. The Compensation Committee has not in the past had, and does not currently have, a policy requiring all compensation to be deductible under Section 162(m). We do not make compensation determinations based on the income tax treatment of any particular type of award.
Compensation Risk Management
Risks Related to Compensation Policies. In keeping with our risk management framework, we consider risks not only in the abstract, but also risks that might hinder the achievement of a particular objective. We have identified two primary risks relating to compensation: the risk that compensation will be insufficient to retain talent and the risk that compensation strategies might result in unintended incentives. To combat the first risk, as noted above, the compensation of employees throughout the Company is benchmarked against comparative compensation data, permitting us to set compensation levels that we believe contribute to low rates of employee attrition. Further, LTIP awards granted to our NEOs and other senior professionals are subject to vesting over a three-year

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performance period. We believe both the levels of compensation and the structure of the LTIP awards have had the effect of retaining key personnel.
With respect to the second risk, our Company-wide year-end compensation program is designed to reflect the performance of the Company, the performance of the business unit in which the employee works and the performance of the individual employee, and is designed not to encourage excessive risk taking. For example, the performance metrics used in our 2017 Short Term Incentive Plan (Adjusted Book Value, gross operating run rate expenses and adversely classified credits), are designed to encourage prudent management of the business. In addition, we pay a significant portion of our year-end incentive compensation in the form of LTIP awards that vest over a three-year performance period, which makes each of our NEOs and other senior professionals sensitive to long-term risk outcomes, as the value of their awards increase or decrease with the price of our common stock. Further, performance criteria for LTIP awards include reductions in adversely classified and watch list credits and an increase in net asset value, all of which we believe provide our employees additional incentives to prudently manage the wide range of risks inherent in the Company’s business. We are not aware of any employee behavior motivated by our compensation policies and practices that create increased risks for our stockholders or other constituents.
The Compensation Committee has performed a review of compensation policies and practices for all of our employees and has concluded that our compensation policies and practices are not reasonably likely to have a material adverse impact on the Company.
Risk Mitigating Policies
Stock Ownership Policy. Effective January 1, 2017, all of our executive officers became subject to our Executive Stock Ownership and Retention Policy. The Chief Executive Officer is required to own Ambac common stock equal in value to at least six times his annual base salary, the Chief Financial Officer is required to own Ambac common stock equal in value to at least three times his annual base salary and each other executive officer is required to own Ambac common stock equal in value to at least two times their annual base salary.

Stock Ownership Requirement
Name	Position with Ambac	Shares Valued at $
Claude LeBlanc	President and Chief Executive Officer and Director	$5.4 million
David Trick	Executive Vice President, Chief Financial Officer and Treasurer	$2.25 million
David Barranco	Senior Managing Director	$1.0 million
Robert B. Eisman	Senior Managing Director, Chief Accounting Officer and Controller	$1.0 million
Stephen M. Ksenak	Senior Managing Director, and General Counsel	$1.2 million
There is no required time period within which these executive officers must attain the applicable stock ownership level under the Stock Ownership Policy and nothing in the Stock Ownership Policy requires executive officers to meet their applicable stock ownership levels through open market purchases of Company common stock.  Until a covered executive complies with the Stock Ownership Policy, the covered executive is required to retain 100% of net profit shares (which excludes shares withheld to cover applicable taxes) from any compensatory stock award on exercise, vesting or earn-out.  A copy of the Stock Ownership Policy was filed with the SEC as Exhibit 99.2 to the Company’s Current Report on Form 8-K filed on December 1, 2016.
Recoupment Policy. Effective January 1, 2017, the Board has adopted a Recoupment Policy. Pursuant to the Recoupment Policy, in the event of a “material financial restatement” or the imposition of a “material financial penalty,” the Company will require, to the fullest extent permitted by applicable law, that a covered employee forfeit and/or reimburse the Company for all or such portion (if any) of the covered employee’s “recoverable compensation” as determined in the sole and absolute discretion of the Board, in accordance with the guidelines set forth in the Recoupment Policy. A “material financial restatement” means the restatement of one or more previously issued financial statements of the Company, for any period ending after December 1, 2016, due to a

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material error or a series of immaterial errors which could be considered material when viewed in the aggregate of any applicable financial reporting requirements under the securities laws. “Material financial penalty” means a penalty, fine, or other monetary sanction levied against the Company after December 1, 2016, by a regulator or other Federal or state governmental authority in an amount deemed material by the Board of Directors in its sole and absolute discretion. “Recoverable compensation” means certain incentive-based compensation received during a three year look-back period during which (i) the financial reporting measure specified in the applicable award was attained or (ii) the conduct giving rise to the imposition of a material financial penalty against the Company took place. If the grant or earning of an award is based, either wholly or in part, on satisfaction of a financial reporting measure, the award would be deemed received in the fiscal period when that measure was satisfied, in each case without regard to any ongoing service-based vesting requirements. Furthermore, if an award is granted or earned upon satisfaction of financial reporting measures that are based on multiple fiscal years (e.g., a three-year average), the whole award would be deemed Recoverable Compensation for purposes of this Policy if any single fiscal year of the performance period occurs during the three year look-back period. A complete copy of the Recoupment Policy is attached as Exhibit 99.1 to the Company’s Current Report on Form 8-K filed on December 1, 2016.
Prohibition on Pledging and Hedging and Restrictions on Other Transactions involving Common Stock. Our Insider Trading Policy prohibits our executive officers and Board members from pledging Ambac common stock or using Ambac common stock as collateral for any margin loan.  In addition, the Insider Trading Policy contains the following restrictions:

•
Executive officers and Board members are prohibited from engaging in transactions (such as trading in options) designed to hedge against the value of the Ambac common stock, which would eliminate or limit the risks and rewards of the common stock ownership;

•
Executive officers and Board members are prohibited from short-selling Ambac common stock, buying or selling puts and calls on Ambac common stock, or engaging in any other transaction that reflects speculation about the price of Ambac common stock or that might place their financial interests against the financial interests of the Company;

•
Executive officers and Board members are prohibited from entering into securities trading plans pursuant to SEC Rule 10b5-1 without pre-approval; further, no Board member or any NEO may trade in our Common Stock without pre-approval; and

•	Executive officers and Board members may trade in Common Stock only during open window periods, and only after they have pre-cleared transactions.
Currently, none of our executive officers or directors has any pledging arrangements in place involving Ambac common stock.

Conclusion
Our compensation program is designed to permit the Company to provide our named executive officers with total compensation that is competitive, linked to our performance and reinforces the alignment of employee and stockholder interests. At the same time, it is intended to provide us with sufficient flexibility to assure that such compensation is appropriate to attract and retain employees who are vital to the continued success of the Company and to drive outstanding individual and institutional performance. We believe the program met these objectives in 2017.

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We are asking our stockholders to indicate their support for our named executive officer compensation as described in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement. Accordingly, we will ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:
“RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2018 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Summary Compensation Table and the other related tables and disclosure.”
The say-on-pay vote is advisory, and therefore not binding on Ambac, the Compensation Committee or our Board of Directors. Our Board of Directors and our Compensation Committee value the opinions of our stockholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this Proxy Statement, we will consider our stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.
Compensation Committee Report
The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.
Compensation Committee
C. James Prieur (Chair), Alexander D. Greene and Ian D. Haft
March 26, 2018

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2017 Summary Compensation Table
The table below provides information concerning the compensation of our President and Chief Executive Officer, Chief Financial Officer, and our three most highly compensated executive officers who were executive officers as of December 31, 2017.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Claude LeBlanc	2017	900,000	1,442,000	—	—	5,898	2,347,898
President and Chief Executive Officer

David Trick	2017	750,000	567,000	270,004	147,838	12,849	1,747,691
Executive Vice President, Chief Financial Officer and Treasurer	2016	770,192(5)	600,000	312,504	—	13,808	1,696,504
	2015	770,000(5)	550,000	250,003	—	11,695	1,581,698
David Barranco	2017	500,000	344,000	180,009	55,440	11,175	1,090,624
Senior Managing Director	2016	425,000	250,000	65,626	—	12,133	752,759
	2015	425,000	165,000	100,021	—	11,268	701,289
Robert B. Eisman	2017	500,000	294,000	135,012	88,703	11,550	1,029,265
Senior Managing Director, Chief Accounting Officer and Controller	2016	500,000	220,000	67,493	—	13,808	801,301
	2015	500,000	215,000	75,016	—	16,219	806,235
Stephen M. Ksenak	2017	600,000	412,000	225,006	88,703	11,550	1,337,259
Senior Managing Director and General Counsel	2016	525,000	400,000	301,260	—	11,308	1,237,568
	2015	525,000	250,000	100,021	—	11,308	886,329

(1)
The amount included in the "Bonus" column above includes DSUs in the following amounts in 2017: for Mr. LeBlanc, 23,924 valued at $361,000; Mr. Trick, 9,394 DSUs valued at $141,750; for Mr. Barranco, 5,700 DSUs valued at $86,000; for Mr. Eisman, 4,871 DSUs valued at $73,500; and for Mr. Ksenak, 6,826 DSUs valued at $103,000; and DSUs in the following amounts in 2016: for Mr. Trick, 6,712 DSUs valued at $150,000; for Mr. Barranco, 2,797 DSUs valued at $62,500; for Mr. Eisman, 2,461 DSUs valued at $55,000; and for Mr. Ksenak, 4,475 DSUs valued at $100,000. DSUs represent vested common stock units of Ambac with a deferred settlement provision. These DSUs will settle and convert into Ambac common stock annually over a two-year period; 50% on the first anniversary of the grant date and the remaining 50% on the second anniversary of the grant date (unless settled earlier due to an executive’s departure from the Company (other than for cause)).

(2)
Messrs. Trick, Barranco, Eisman, and Ksenak, received performance stock units (“PSUs”) granted in 2017, 2016 and 2015, in each case pursuant to Ambac’s Long Term Incentive Plan, which is a sub-plan of the 2013 Incentive Compensation Plan. As required by Item 402(c)(2) of Regulation S-K, the value of the PSUs reported in the Summary Compensation Table is (i) based on the grant date fair value of awards in the fiscal year actually granted and (ii) computed in accordance with FASB ASC Topic 718 based on the probable outcome of performance conditions being achieved, without regard to estimated forfeitures. For a discussion of the assumptions made in the valuation see footnote 2, Basis of Presentation and Significant Accounting Policies, to Ambac’s consolidated financial statements for the year-ended December 31, 2017. The value of the PSUs awarded in 2017 to Messrs. Trick, Barranco, Eisman and Ksenak assuming the maximum payout level would have been as follows: for Mr. Trick, $600,008; for Mr. Barranco, $400,020; for Mr. Eisman, $300,026; and for Mr. Ksenak, $500,014. The value of the PSUs awarded in 2016 to Messrs. Trick, Barranco, Eisman and Ksenak assuming the maximum payout level would have been as follows: for Mr. Trick, $249,996; for Mr. Barranco, $175,004; for Mr. Eisman, $149,985; and for Mr. Ksenak, $225,009. The value of the PSUs awarded in 2015 to Messrs. Trick, Barranco, Eisman and Ksenak, assuming the maximum payout level would have been as follows: for Mr. Trick, $500,006; for Mr. Barranco, $200,042; for Mr. Eisman, $150,031; and for Mr. Ksenak, $200,042. Each of Messrs. Trick and Ksenak also received a one-time grant of 12,887 restricted stock units (“RSUs”) on February 22, 2016 under the 2013 Incentive Compensation Plan that vest in three equal annual installments on

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February 21, 2017, 2018 and 2019. The value of the RSU award is based on the aggregate grant date fair value computed in accordance with FASB ASC Topic 718.

(3)	Reflects the amount of cash incentive award payout approved by the Compensation Committee in 2017 following the conclusion of the 2014 LTIP award performance period.

(4)
All Other Compensation” for each of our named executive officers in 2017 includes, among other things, contributions by Ambac to the AAC Savings Incentive Plan, as well as a portion of the life insurance premiums paid, and for Messrs. Trick and Barranco, includes payments for tax preparation services received as a result of services rendered to Ambac Assurance UK Limited ("Ambac UK").

(5)
In 2016, Mr. Trick received supplemental payments of $15,000 per month, which were included as part of his salary, for his service as interim President and Chief Executive officer of AAC until the appointment of Nader Tavakoli as President and Chief Executive officer of AAC in March 2016. In 2015, Mr. Trick received supplemental payments of $10,000 per month for his service as interim President and Chief Executive officer of AAC.

Grants of Plan-Based Awards in 2017
The following table contains information on the grants of plan-based awards made to each of our named executive officers in 2017 pursuant to Ambac’s 2013 Incentive Compensation Plan. In 2017, 100% of Ambac's LTIP awards granted to our NEOs were denominated in PSUs, and 25% of STIP awards were denominated in DSUs. The terms and conditions of these awards are described in the footnotes and narrative following this table.

		Estimated Future Payouts Under Equity Incentive Plan Awards				Grant Date Fair Value of Stock Unit Awards ($) (2)
		PSU Awards			DSU Awards # (1)
Name and Principal Position	Grant Date	Threshold (#)	Target (#)	Maximum (#)
David Trick	March 2, 2017	6,712	13,423	26,846	6,712	420,017
David Barranco	March 2, 2017	4,475	8,949	17,898	2,797	242,522
Robert B. Eisman	March 2, 2017	3,356	6,712	13,424	2,461	190,015
Stephen M. Ksenak	March 2, 2017	5,593	11,186	22,372	4,475	325,023

(1)
DSUs were granted to each of the NEO listed above and constituted 25% of their 2016 STIP award. Of these DSUs, 50% settled and converted into Ambac common stock on March 2, 2018, and the remaining 50% will settle and convert into Ambac common stock on March 2, 2019 (unless settled earlier due to an executive’s departure from the Company (other than for cause)).

(2)
As required under SEC rules for compensation disclosure, the value of the PSUs reported in the table above is (i) based on the grant date fair value of awards in the fiscal year actually granted and (ii) computed in accordance with FASB ASC Topic 718.

LTIP Awards
The PSUs included in the table above were granted pursuant to the LTIP and represent a promise to deliver, within 75 days after the end of the performance period, a number of shares of Ambac’s common stock ranging from 0% to 200% of the target award, depending on the achievement by either Ambac or its principal operating subsidiary, AAC, of a three-year financial performance objective determined by the Compensation Committee. In determining the performance measure to be used for each named executive officer, the Compensation Committee first determines how an LTIP award will be weighted between performance of Ambac and performance of AAC. For LTIP awards granted in 2017, there are two metrics used to judge performance at AAC over the three year performance period. The first metric, weighted at 70% for AAC performance, is the greater of an improved asset liability ratio (“ALR”) or an improved net asset value (“NAV”). The second metric, weighted at 30% for AAC performance, focuses on reductions in adversely classified credits net par (as determined pursuant to Ambac's Risk Management Policies and Procedures). The ALR is calculated by dividing (a) Assets1by (b) the Liabilities2 of AAC and its subsidiaries, except for Ambac UK and Ambac UK’s subsidiaries and any other entities that the Compensation Committee shall determine. The NAV is calculated by reducing Assets by Liabilities, determined

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as of the last day of the performance period. The metric used to judge performance at Ambac is “Cumulative EBITDA” over the three year performance period. Ambac’s “Cumulative EBITDA” means Ambac’s earnings before interest, taxes, depreciation, amortization, and non-controlling interests (as determined under GAAP) generated during the three year performance period. This includes all of Ambac’s subsidiaries excluding AAC and AAC’s subsidiaries.
For each of our named executive officers (other than Mr. LeBlanc -- See "Agreement with Claude LeBlanc"), the Compensation Committee determined to weight the 2017 LTIP awards as follows: for Messrs. Trick, Barranco, Eisman and Ksenak, 80% of the award granted to them is based on performance at AAC and 20% of the award granted is based on performance at Ambac.
The performance period was set from January 1, 2017 until December 31, 2019 (the “Performance Period”).

•
In order to achieve target performance and receive 100% of the award related to performance at AAC, the ALR or the NAV on the last day of the Performance Period must be 97.8% or $(134) million, respectively and Ambac's adversely classified credit net par exposure must be $11.5 billion.

•
An ALR at 92.8% or below and an NAV of $(450) million or less, along with an adversely classified credit net par exposure of $17.04 billion or more, would earn nothing and an ALR equal to or greater than 105.3% or an NAV of $312 million or greater, along with an adversely classified credit net par exposure of $10.5 billion or less, would earn two times the amount of the award that related to AAC performance.

•
In order to achieve target performance and receive 100% of the award related to performance at Ambac, Ambac’s Cumulative EBITDA as of the last day of the Performance Period must be $6.0 million. A Cumulative EBITDA of zero would earn nothing, and a Cumulative EBITDA of $19.0 million or more would earn two times the amount of the award that related to Ambac performance.

Each of our named executive officers (other than Mr. LeBlanc) received an LTIP agreement in connection with his or her award. In general, these agreements provide that non-vested PSUs are forfeited on termination of employment, except in limited cases such as death, disability, retirement or an involuntary termination by the Company other than for “cause,” and the termination occurs on or after January 1, 2018, but prior to the last day of the Performance Period. If a termination occurs on or after January 1, 2018 by reason of death, disability, retirement or an involuntary termination by the Company other than for “cause,” the recipient would be entitled to receive a prorated portion of the LTIP award which would only be payable at the end of the performance period provided that the performance conditions related to the award were satisfied. All PSUs receive dividend equivalents at the same rate that dividends are paid on shares of Ambac’s common stock. These dividend equivalents are credited in the form of additional PSUs with the same restrictions as the underlying PSUs to which they relate.
____________________

(1)
For purposes of the ALR and NAV calculations, “Assets” shall mean : (i) cash, (ii) invested assets, (iii) loans, (iv) investment income due and accrued, (v) net receivables (payables) for security sales (purchases), (vi) all tax tolling payments or dividends made by AAC to AFG during the Performance Period and (vii) cash pledged as collateral to derivative counterparties.

(2)
For purposes of the ALR and NAV calculations, "Liabilities” shall mean the sum of the following: (i) the present value of future probability weighted financial guarantee claims and CDS payments reduced by recoveries, including probability weighted estimated subrogation recoveries and reinsurance recoverables, using discount rates in accordance with GAAP, (ii) face value of unpaid claims and accrued interest, (iii) fair value of all interest rate swaps (prior to any AAC credit valuation adjustments), (iv) par value and accrued interest of all outstanding surplus notes of AAC (including surplus notes of the Segregated Account of AAC (including junior surplus notes)), (v) the face value of outstanding preferred stock, (vi) GAAP carrying value of RMBS secured borrowings, and any such similar borrowings of AAC, all as determined as of the last day of the Performance Period and (vii) the par and accrued interest of any new obligations created in connection with any recapitalization of AAC. The Assets and Liabilities shall be increased for the amount of representation and warranty litigation receipts that were subsequently used to settle Liabilities over the performance period.

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Agreement with Claude LeBlanc
The Boards of Directors of Ambac and AAC appointed Claude LeBlanc President and Chief Executive Officer as of January 1, 2017. Ambac and AAC have entered into an Employment Agreement with Mr. LeBlanc (the “LeBlanc Employment Agreement”). The agreement had an initial term of one (1) year, beginning on January 1, 2017, and will automatically renew for successive one (1) year terms unless either party notifies the other that it does not wish to renew the agreement at least 90 days before the end of the then-current term (the initial one year period of employment under the LeBlanc Employment Agreement and any successor period is known as the “employment period”). Under the LeBlanc Employment Agreement, Mr. LeBlanc is entitled to an annual base salary of no less than $900,000 and, for each calendar year that ends during the employment period starting with the 2017 calendar year, he shall be eligible to receive an annual bonus pursuant to the Company’s annual bonus plan for senior executives, a portion of which, not to exceed 50%, may be awarded in the form of equity grants as determined in the discretion of the Compensation Committees of the Boards of Directors of Ambac and AAC (together, the “Joint Compensation Committee”). The amount of any such annual bonus paid to Mr. LeBlanc during the employment period shall be based on the achievement of performance goals that are established by the Joint Compensation Committee. Mr. LeBlanc’s target annual bonus amount shall be 100% of base salary and his maximum annual bonus shall be 200% of base salary, as determined by the Joint Compensation Committee, in its discretion. In addition, Mr. LeBlanc is eligible to participate in Ambac’s incentive compensation plan, or any successor or additional plan, subject to the terms of such plan, as determined by the Joint Compensation Committee, in its discretion. With respect to each calendar year that ends during the employment period starting with the 2017 calendar year, Mr. LeBlanc’s target annual LTIP award amount shall be no less than 150% of base salary and Mr. LeBlanc’s maximum annual LTIP award amount shall be 300% of base salary, as determined by the Joint Compensation Committee in its discretion.
During the employment period, Mr. LeBlanc shall be entitled to participate in all employee benefit plans, practices and programs maintained by the Company, as in effect from time to time, that are generally made available to senior executives of the Company. Any compensation paid to Mr. LeBlanc pursuant to the LeBlanc Employment Agreement or any other agreement or arrangement with the Company shall be subject to mandatory repayment by Mr. LeBlanc to the Company to the extent any such compensation paid to Mr. LeBlanc is, or in the future becomes, subject to (i) the Company’s Recoupment Policy as in effect from time to time, or (ii) any Federal or state law, rule or regulation which imposes mandatory recoupment. Mr. LeBlanc shall be required to hold shares of the Company’s common stock as set forth in, and subject to the terms of, Ambac’s Stock Ownership Policy as in effect from time to time. The Stock Ownership Policy generally requires that Mr. LeBlanc hold shares of the Company’s common stock equal in value to six times his base salary.
If Mr. LeBlanc’s employment is terminated due to death or disability, he would receive (i) his base salary and any accrued benefits (as defined in the LeBlanc Employment Agreement) through the date of termination, and (ii) an annual bonus for the year of termination, based on actual full-year performance (with any individual factor being rated at 100%), pro-rated to reflect the time of service for such year through the date of termination.
If Mr. LeBlanc’s employment is terminated by the Company for “cause” (as defined in the LeBlanc Employment Agreement), or if he resigns without “good reason” (as defined in the LeBlanc Employment Agreement), or his employment is terminated due to the non-renewal of the LeBlanc Employment Agreement by Mr. LeBlanc, he would receive his base salary and any accrued benefits through the date of termination; provided that his accrued benefits shall not include any earned but unpaid annual bonus for the year preceding the year of termination unless otherwise determined by the Joint Compensation Committee.
If Mr. LeBlanc’s employment is terminated by the Company other than for “cause” or if he resigns for “good reason,” or his employment is terminated due to the non-renewal of the Agreement by the Company, Mr. LeBlanc would be entitled to (i) receive his base salary and any accrued benefits through the date of termination, (ii) receive a lump sum payment equal to two (2) times the sum of (a) one year’s base salary and (b) the amount of the annual target bonus for the calendar year in which the date of termination occurs (“Target Bonus”), and (iii)

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receive a lump sum payment equal to the Target Bonus pro-rated to reflect the time of service for such year through the date of termination, and (iv) for up to twelve (12) months following the date of termination, receive customary outplacement services provided to senior executives of the Company. To the extent that Mr. LeBlanc properly elects to continue health care coverage under COBRA, he and his eligible dependents would also continue to participate in the Company’s basic medical and life insurance programs for twelve months (subject to earlier discontinuation in certain circumstances). Furthermore, Mr. LeBlanc shall receive twelve (12) months of vesting acceleration on all of his then-outstanding time-based equity awards or, if vesting is less frequent than annually, a pro rata portion in an amount determined by multiplying the total number of shares or units covered by the applicable award by a fraction where the numerator is the number of days that have elapsed from the most recent vesting date (or, if none, the grant date) and the denominator is the total number of days covered by the vesting schedule starting from the grant date and ending on the final scheduled vesting date, and, with respect to Mr. LeBlanc’s then-outstanding performance-based equity awards, Mr. LeBlanc shall be deemed to have satisfied the service-based component of such awards and shall be eligible to receive a portion of each such award based on actual performance through the end of the applicable performance period, pro-rated to reflect his actual service plus twelve (12) months during each performance period. If Mr. LeBlanc's employment is terminated by the Company other than for “cause” or if he resigns for “good reason,” in either case in contemplation of and no more than 120 days prior to, or within twelve (12) months following, a change in control (as defined in the LeBlanc Employment Agreement), he would be entitled to receive the same compensation described above in this paragraph; provided, that with respect to all of Mr. LeBlanc’s outstanding equity awards, (x) all of the time-based equity awards shall become immediately vested and (y) with respect to the performance-based equity awards, Mr. LeBlanc shall be eligible to vest in each such award based on actual performance through the end of the applicable performance period.
Severance payments made to Mr. LeBlanc in connection with his termination of employment are subject to his delivery of a general release of claims and his material compliance with the restrictive covenants set forth in the LeBlanc Employment Agreement. The LeBlanc Employment Agreement contains restrictive covenants relating to the non-disclosure of confidential information, non-competition (which runs for 12 months following Mr. LeBlanc’s termination of employment), non-solicitation (or hiring) of employees (which runs for 12 months following Mr. LeBlanc’s termination of employment), mutual non-disparagement, and cooperation on certain matters (which runs for 60 months following Mr. LeBlanc’s termination of employment).
The preceding summary of the LeBlanc Employment Agreement contained in this Proxy Statement is qualified in its entirety by reference to the full text of the LeBlanc Employment Agreement which is filed as Exhibit 10.1 to Ambac’s Current Report on Form 8-K dated December 13, 2016, as though it were fully set forth herein.
Agreements with Other Executive Officers
David Trick
On November 1, 2016 (the “effective date”), Ambac and its principal subsidiary, AAC, entered into an Employment Agreement (the “Trick Employment Agreement”) with David Trick, pursuant to which Mr. Trick will continue to serve as Chief Financial Officer and Treasurer of both companies, and was given the additional title of Executive Vice President. The Trick Employment Agreement has an initial term of one (1) year and will automatically renew for successive one (1) year terms unless either party notifies the other that it does not wish to renew the Agreement at least 120 days before the end of the then-current term (the initial one year period of employment under the Agreement and any successor period is known as the “employment period”).
Under the Trick Employment Agreement, Mr. Trick is entitled to an annual base salary of no less than $750,000, commencing as of March 7, 2016, and is eligible for an annual bonus pursuant to the Company’s annual bonus plan for senior executives. A portion of Mr. Trick’s bonus may be awarded in the form of vested equity grants with deferred settlement (not to exceed 25% of his bonus amount for the 2016 calendar year or 40% for any ensuing calendar year), as determined in the discretion of the Joint Compensation Committee. The amount of any

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annual bonus paid to Mr. Trick during the employment period shall be based on the achievement of pre-established performance goals that are established by the Joint Compensation Committee. Mr. Trick’s target bonus shall be set at no less than 55% of base salary.
Stephen M. Ksenak
On January 4, 2017 (the “effective date”), Ambac and its principal subsidiary, AAC, entered into an Employment Agreement (the “Ksenak Employment Agreement”) with Stephen M. Ksenak, pursuant to which Mr. Ksenak will continue to serve as Senior Managing Director and General Counsel of both companies. The Ksenak Employment Agreement has an initial term of one (1) year and will automatically renew for successive one (1) year terms unless either party notifies the other that it does not wish to renew the Agreement at least 90 days before the end of the then-current term (the initial one year period of employment under the Ksenak Employment Agreement and any successor period is known as his “employment period”).
Under the Ksenak Employment Agreement, Mr. Ksenak is entitled to an annual base salary of no less than $600,000, commencing as of January 1, 2017, and is eligible for an annual bonus pursuant to the Company’s annual bonus plan for senior executives. A portion of Mr. Ksenak’s bonus may be awarded in the form of vested equity grants with deferred settlement (not to exceed 25% of his bonus amount for any calendar year), as determined in the discretion of the Joint Compensation Committee. The amount of any annual bonus paid to Mr. Ksenak during his employment period shall be based on the achievement of pre-established performance goals that are established by the Joint Compensation Committee. Mr. Ksenak’s target bonus shall be set at no less than 50% of base salary.
Terms and Conditions of the Trick and Ksenak Employment Agreements
Each of the Trick Employment Agreement and the Ksenak Employment Agreement provides that during the employment period, Messrs. Trick and Ksenak will be eligible to participate in Ambac’s incentive compensation plan, or any successor or additional plan, subject to the terms of any such plan, as determined in the discretion the Joint Compensation Committee. Equity awards granted to Messrs. Trick and Ksenak under Ambac’s incentive compensation plan shall be similar in form and shall have similar terms and conditions (other than amount) as equity awards granted to other senior executives of the Company. With respect to each calendar year that ends during the respective employment periods, the target annual long-term incentive award amounts for each of Mr. Trick and Mr. Ksenak shall be no less than $250,000, and $225,000, respectively, each as determined by the Joint Compensation Committee in its discretion.
If the Company terminates employment of either Mr. Trick or Mr. Ksenak other than for “Cause” (including notice of non-renewal by the Company) or Mr. Trick or Mr. Ksenak terminates his own employment with “Good Reason” (as each such term is defined in the respective employment agreement), the Company will pay to such executive his base salary due through the date of termination, any unpaid bonus earned with respect to any fiscal year ending on or preceding the date of termination and any other accrued benefits to which he is entitled as of the date of termination. In addition, such executive will be entitled to receive the following severance payments and benefits: (a) a lump sum payment equal to 1.5 times the sum of (i) base salary and (ii) the amount of target bonus, (b) a lump sum payment equal to target bonus for the year in which the termination occurs pro-rated to reflect the time of service for such year through the date of termination, and (c) such executive and his eligible dependents will be entitled to continue to participate in such basic medical and life insurance programs of the Company as are in effect from time to time, on the same terms and conditions as applicable to active senior executives of the Company, for twelve months or, if earlier, until the date said executive becomes eligible to receive coverage from another employer or is otherwise no longer eligible to receive COBRA continuation coverage. With respect to all of the outstanding equity awards granted to such executive on and after the effective date of his employment agreement, (i) such executive will receive 12 months of vesting acceleration on his then-outstanding awards or, if vesting is less frequent than annually, a pro rata portion, with the period from the last vesting date (or, if none, the grant date) as the numerator and the period from such last vesting date (or grant date) to the next vesting date as the denominator, and (ii) with respect to such executive's then-outstanding performance-based equity awards,

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such executive will be deemed to have satisfied the service-based component of such awards and will be eligible to receive a portion of each such award based on actual performance through the end of the applicable performance period, pro-rated to reflect his actual service plus 12 months during each performance period.
If the Company terminates either Mr. Trick's or Mr. Ksenak's employment other than for Cause (including notice of non-renewal by the Company) or either Mr. Trick or Mr. Ksenak terminates his employment for Good Reason, in each case in contemplation of and no more than 90 days prior to, or one year following the occurrence of, a “Change in Control” (as defined in the respective employment agreements), then, the multiplier used to determine the severance payments that such executive would otherwise be entitled to receive, as described in clause (a) of the immediately preceding paragraph, shall be 2.0 instead of 1.5, and (i) all of such executive’s then-outstanding time-based equity awards granted on or after the effective date of his employment agreement will become immediately vested and (ii) with respect to his then-outstanding performance-based equity awards granted on or after the effective date of his employment agreement, such executive will be eligible to vest in each such award based on actual performance through the end of the applicable performance period.
Severance payments made to each of Messrs. Trick and Ksenak in connection with their termination of employment are subject to their delivery of a general release of claims and material compliance with the restrictive covenants set forth in their respective employment agreements. Each of the Trick Employment Agreement and the Ksenak Employment Agreement contains restrictive covenants relating to the non-disclosure of confidential information, non-competition (which runs for 12 months following each executive’s termination of employment), non-solicitation (or hiring) of employees (which runs for 12 months following each executive’s termination of employment), mutual non-disparagement (which runs for three years following each executive’s termination of employment), and cooperation on certain matters (which runs for 12 months following each executive’s termination of employment). Each of the Trick Employment Agreement and the Ksenak Employment Agreement also sets forth certain stock ownership guidelines that apply to each of Messrs. Trick and Ksenak, respectively. The guidelines generally require that Messrs. Trick and Ksenak hold shares of the Company’s common stock equal in value to three times base salary for Mr. Trick and two times base salary for Mr. Ksenak. Each of the Trick Employment Agreement and the Ksenak Employment Agreement provides that the compensation of each Messrs. Trick and Ksenak will be subject to claw-back or recoupment to the extent required by Company policy or applicable law.
If employment of either Mr. Trick or Mr. Ksenak terminates due to death or “Disability” (as defined in the respective employment agreements), during the employment period, then such executive (or his representative or estate) will be entitled to receive his base salary through the date of termination, any unpaid bonuses earned with respect to any fiscal year ending on or preceding the date of termination, and an annual bonus for the year of termination based on actual full-year performance (with any individual factor being rated at 100%), pro-rated to reflect the time of service for such year through the date of termination, and any other accrued benefits to which said executive is entitled as of the date of termination. With respect to all of such executive’s outstanding equity awards granted on and after the effective date of his employment agreement, (i) such executive will receive 12 months of vesting acceleration on his then-outstanding awards or, if vesting is less frequent than annually, a pro rata portion, with the period from the last vesting date (or, if none, the grant date) as the numerator and the period from such last vesting date (or grant date) to the next vesting date as the denominator, and (ii) with respect to the then-outstanding performance-based equity awards of such executive, he will be deemed to have satisfied the service-based component of such awards and will be eligible to receive a portion of each such award based on actual performance through the end of the applicable performance period, pro-rated to reflect their actual service plus 12 months during each performance period.
The preceding summary of each of the Trick Employment Agreement and Ksenak Employment Agreement contained in this Proxy Statement is qualified in its entirety by reference to the full text of the Trick Employment Agreement which is filed as Exhibit 10.2 to Ambac’s Quarterly Report on Form 10-Q for the period ending September 30, 2016, and the full text of the Ksenak Employment Agreement which is filed as Exhibit 10.1 to Ambac’s Current Report on Form 8-K dated January 4, 2017, each as though it were fully set forth herein.

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Outstanding Equity Awards at 2017 Fiscal Year-End
The following table provides information about the number of unexercised options and the number and value of RSUs and PSUs granted under Ambac’s 2013 Incentive Compensation Plan (which includes the LTIP) that have not settled or converted into shares of Ambac common stock (“vested”) and are held by our named executive officers as of December 29, 2017. The market value of the DSUs, RSUs and PSUs was calculated based on the closing price of Ambac’s common stock on the NASDAQ Stock Market on December 29, 2017 ($15.98).

Named Executive Officer	Number of Deferred Stock and Restricted Stock Units That Have Not Vested (#) (1)	Market Value of Deferred Stock and Restricted Stock Units That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Performance Stock Units That Have Not Vested (#) (2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Performance Stock Units that Have not Vested ($)
Claude LeBlanc	—	—	—	—
David Trick	15,020	240,020	31,615	505,208
David Barranco	2,697	43,098	18,643	297,915
Robert B. Eisman	2,357	37,665	14,586	233,084
Stephen M. Ksenak	12,878	205,790	22,491	359,406

(1)
The DSUS held by Messrs. Trick, Barranco, Eisman, and Ksenak vest in two equal annual installments on March 2, 2018 and March 2, 2019, respectively. The remaining RSUs held by Messrs. Trick and Ksenak vest in equal annual installments on February 21, 2018 and February 21, 2019.

(2)
PSUs granted to Messrs. Trick, Barranco, Eisman, and Ksenak under Ambac's LTIP Plan on, March 4, 2015, February 22, 2016, and March 2, 2017, have a three year Performance Period and will vest within 60 days (March 4, 2015 and March 22, 2016 awards) and 75 days (March 2, 2017 awards) after the last day of the respective Performance Period occurring on December 31 of 2017, 2018, and 2019, respectively. The number of PSUs reported assumes that a target level of performance will be achieved over the Performance Period.

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Stock Vested in 2017
The following table sets forth certain information concerning DSUs, RSUs and PSUs held by the named executive officers listed below that vested (i.e., settled or converted into shares of Ambac common stock) in 2017. The value realized on vesting and settlement for Messrs. Trick, Barranco, Eisman, and Ksenak was calculated based on the closing price of our common stock on the NASDAQ Stock Market on each of February 21, 2017, March 2, 2017 and May 12, 2017. The closing price of our common stock on the NASDAQ Stock Market on February 21, 2017 was $22.18, on March 2, 2017 was $22.35 and May 12, 2017 was $17.18.

	Stock Awards
Named Executive Officer	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Claude LeBlanc	—	—
David Trick	9,543	186,892
David Barranco	1,962	34,224
Robert B. Eisman	3,083	53,504
Stephen M. Ksenak	7,463	150,666
Nonqualified Deferred Compensation
The Company's annual incentive program provides that 25% of the annual incentive bonus awards for executive officers are paid in common stock units of Ambac with a deferred settlement provision, and the remainder is paid in cash. These DSUs will settle and convert into Ambac common stock annually over a two-year period; 50% on the first anniversary of the grant date and the remaining 50% on the second anniversary of the grant date (unless settled earlier due to an employee’s departure from the Company (other than for cause)). The following table reports the value of the DSUs received by each of our named executive officers in in lieu of cash.

Name of Executive Officers	Executive Contributions in 2017 $	Registrant Contributions in 2017 (1) $	Aggregate Earnings in 2017 $	Aggregate Withdrawals/ Distributions $	Aggregate Balance in 2017 $
Claude LeBlanc	—	361,000	—	—	361,000
David Trick	—	141,750	—	—	141,750
David Barranco	—	86,000	—	—	86,000
Robert B. Eisman	—	73,500	—	—	73,500
Stephen M. Ksenak	—	103,000	—	—	103,000

(1)	Amounts reported in this column are also included in the “Bonus” column in the 2017 Summary Compensation Table.

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Potential Payments Upon Termination or Change-in-Control
The following table shows the potential payments that would be made by the Company to each of the named executive officers assuming that such officer's employment with the Company was terminated on December 31, 2017 under the circumstances outlined in the table. For purposes of this table, the per share price of the Company's common stock is assumed to be $15.98, which was the closing price on December 31, 2017.

	Prior to a Change of Control			In Connection with a Change of Control
Named Executive Officer	Death or Disability $	Involuntary Termination without "Cause" or by Executive for "Good Reason" $	Voluntary Resignation $	Death or Disability $	Involuntary Termination without "Cause" or by Executive for "Good Reason" $	Voluntary Resignation $
Claude LeBlanc
Severance payment (1)	—	4,500,000	—	—	4,500,000	—
Pro-rata Annual STIP Award(4)	900,000	900,000	—	900,000	900,000	—
Benefits (5)	—	8,278	—	—	8,278	—
Total	900,000	5,408,278	—	900,000	5,408,278	—
David Trick
Severance payment (1)	—	1,743,750	—	—	2,325,000	—
RSU settlement (2)	137,300	—	—	137,300	137,300	137,300
DSU settlement(3)	102,719	102,719	102,719	102,719	102,719	102,719
Pro-rata Annual STIP Award(4)	412,500	412,500	—	412,500	412,500	—
Benefits (5)	—	25,455	—	—	25,455	—
Total	652,519	2,284,424	102,719	652,519	3,002,974	240,019
David Barranco
Severance payment (1)	—	500,000	—	—	500,000	—
DSU settlement(3)	43,098	43,098	43,098	43,098	43,098	43,098
Benefits (5)	—	24,505	—	—	24,505	—
Total	43,098	567,603	43,098	43,098	567,603	43,098
Robert B. Eisman
Severance payment (1)	—	500,000	—	—	500,000	—
DSU settlement(3)	37,665	37,665	37,665	37,665	37,665	37,665
Benefits (5)	—	17,292	—	—	17,292	—
Total	37,665	554,957	37,665	37,665	554,957	37,665
Stephen M. Ksenak
Severance payment (1)	—	1,350,000	—	—	1,800,000	—
RSU settlement (2)	137,300	—	—	137,300	137,300	137,300
DSU settlement(3)	68,490	68,490	68,490	68,490	68,490	68,490
Pro-rata Annual STIP Award(4)	300,000	300,000	—	300,000	300,000	—
Benefits (5)	—	25,455	—	—	25,455	—
Total	505,790	1,743,945	68,490	505,790	2,331,245	205,790

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(1)
Pursuant to the employment agreements between Ambac and each of Messrs. LeBlanc, Trick and Ksenak, each of Messrs. LeBlanc, Trick and Ksenak are entitled to receive a severance payments listed above if terminated “without cause”, or if he resigns for “good reason”. See "Agreement with Claude LeBlanc," and “Agreements with Other Executive Officers.” Pursuant to Ambac's Severance Pay Plan, as described below, each of Messrs. Barranco, and Eisman is entitled to receive the severance payments listed above if terminated “without cause” (or “Just Cause,” as that term is used in the Severance Pay Plan).

(2)
RSU awards granted to Messrs. Trick, and Ksenak will vest and convert into shares of Ambac common stock in two remaining equal annual installments on February 21, 2018 and 2019, or if earlier, upon death or disability of the respective executive, or a “change in control” of Ambac. Valuation of all RSU awards is based upon the closing price of our common stock on December 31, 2017.

(3)
DSUs awards settle and convert into Ambac common stock annually over a two-year period; 50% on the first anniversary of the grant date and the remaining 50% on the second anniversary of the grant date (unless settled earlier due to an executive’s departure from the Company (other than for cause)). Valuation of all DSU awards is based upon the closing price of our common stock on December 31, 2017.

(4)
Pursuant to the terms of the employment agreements for each of Messrs. LeBlanc, Trick, and Ksenak, each of these executive officer is entitled receive a pro-rated portion of the annual STIP award that he would have received in the absence of such termination. Assuming a December 31, 2017, termination each of Messrs. LeBlanc, Trick and Ksenak were assumed to have received their target STIP award for 2017 (annual cash bonus plus value of DSU award) as set forth in their respective employment agreements.

(5)
Messrs. LeBlanc, Trick and Ksenak and their eligible dependents will be entitled to continue to participate in such basic medical and life insurance programs of the Company as are in effect from time to time, on the same terms and conditions as applicable to active senior executives of the Company, for twelve months or, if earlier, until the date said executive becomes eligible to receive coverage from another employer or is otherwise no longer eligible to receive COBRA continuation coverage. Pursuant to Ambac's Severance Pay Plan, in addition to the severance payments listed, Messrs. Barranco, and Eisman would be entitled to receive reimbursement for a portion of the premiums paid for COBRA continuation coverage under the Company's group health plan for the first twelve months following their termination of employment. The amounts included in the table reflect the cost of COBRA benefit continuation coverage under the plan in which the particular executive is enrolled, less the monthly active employee cost of these benefits, as well as for Messrs. LeBlanc, Trick and Ksenak the cost of continued life insurance coverage for the 12 month severance period.

Each of Messrs. Trick, Barranco, Eisman, and Ksenak received an LTIP agreement in connection with their LTIP awards in 2015, 2016 and 2017. In general, those agreements provide that unvested cash incentive awards and PSUs are forfeited on termination of employment, except in limited cases such as death, disability, an involuntary termination by the Company other than for “cause,” or, Retirement (as defined in the relevant LTIP agreement) and the termination occurs (i) on or after January 1, 2016 with respect to the 2015 LTIP Award,or (ii) on or after January 1, 2017 with respect to the 2016 LTIP Award but prior to the last day of the respective Performance Periods. If a termination occurs on or after one of the dates described in the preceding sentence by reason of death, disability, an involuntary termination by the Company other than for “cause,” or Retirement, the recipient would be entitled to receive a prorated portion of the respective LTIP award which would only be payable at the end of the relevant performance period (December 31, 2017 with respect to the 2015 LTIP Award, and December 31, 2018 with respect to the 2016 LTIP Award) provided that the performance conditions related to each award were satisfied. Because performance will not be determined until the end of the performance period, no amounts are included in the table above with respect to either the 2015 LTIP award or the 2016 LTIP award. The 2017 LTIP award agreements pursuant to which the PSUs were granted to each of Messrs. Trick, Barranco, Eisman, and Ksenak provide that if a termination occurs for any reason prior to January 1, 2018, the entire grant of PSUs would expire and be forfeited immediately.
As of December 31, 2017, Ambac did not have any contracts, agreements, plans or arrangements that provided for a payment to a named executive officer upon a change-in control of Ambac or a change in a named executive officer's responsibilities, other than a legacy RSU agreement used for a special RSU grant to each of Messrs. Trick and Ksenak in February 2016 that provided for accelerated vesting upon a change-in control.

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Severance Pay Plan
Pursuant to Ambac’s Severance Pay Plan, each of our executive officers (other than Messrs. LeBlanc, Trick and Ksenak) is entitled to receive a severance payment equal to 52 weeks of such executive officer’s weekly base salary at the time of termination of his or her employment by Ambac as the result of (i) a job elimination, job discontinuation, office closing, reduction in force, business restructuring, redundancy, or such other circumstances as the Company deems appropriate for the payment of severance or (ii) a “termination by mutual agreement” (as defined in the Severance Pay Plan).
The severance benefits payable under the Severance Pay Plan are conditioned upon the applicable named executive officer executing and delivering an agreement and general release of claims in favor of the Company. With respect to a termination for "Cause" (or “Just Cause,” as that term is used in the Severance Pay Plan) the term generally means any one of the following reasons for the discharge or other separation of a named executive officer from employment with the Company: (a) any act or omission by the named executive officer resulting or intended to result in personal gain at the expense of the Company; (b) the improper disclosure by the named executive officer of proprietary or confidential information or trade secrets of the Company, including, without limitation, client lists; or (c) misconduct by the named executive officer, including, but not limited to, fraud, intentional violation of or negligent disregard for the rules and procedures of the Company (including a violation of the Company's code of business conduct), theft, violent acts or threats of violence, or possession of alcohol or controlled substances on the property of the Company.
Pay Ratio Disclosure
Presented below is the ratio of annual total compensation of our CEO to the median of the annual total compensation of all our employees (excluding our CEO). The ratio presented below is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K under the Securities Exchange Act of 1934.
In identifying our median employee, we calculated the annual total compensation of each employee for the twelve month period that ended on December 31, 2017. Total compensation for these purposes included base salary, bonus, and any equity awards granted or issued in 2017 and was calculated using internal payroll/tax records. We did not apply any cost-of-living adjustments as part of the calculation.
We selected the median employee based on the 134 full-time and part-time workers who were employed as of December 31, 2017, including independent contractors that we determined were our employees for this purpose. We did not exclude any non-U.S. employees using the SEC’s permitted exclusions under Item 402(u) of Regulation S-K.
The 2017 annual total compensation as determined under Item 402 of Regulation S-K for our CEO was $2,347,898. The 2017 annual total compensation as determined under Item 402 of Regulation S-K for our median employee was $239,962. The ratio of our CEO’s annual total compensation to the median of the annual total compensation of all our employees (excluding our CEO) for fiscal year 2017 is 9.8 to 1.

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INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Principal Accounting Fees and Services
Audit and All Other Fees
The following table presents fees for professional audit services rendered by KPMG LLP for the integrated audit of Ambac's consolidated financial statements and internal control over financial reporting for the years ended December 31, 2017 and 2016, and fees billed for other services rendered by KPMG LLP during those periods. All of the fees for calendar years 2017 and 2016 presented below were approved by the Audit Committee.

Audit Related Expenses	2017	2016
Audit Fees (1)	$3,635,564	$3,131,854
Audit Related Fees (2)	80,500	78,700
Tax Fees (3)	48,545	89,053
All Other Fees (4)	—	—
Total	$3,764,609	$3,299,607

(1)
Audit fees consisted of audit work performed in connection with the annual and quarterly financial statements, as well as work generally only the independent registered public accounting firm can reasonably be expected to provide, such as statutory audits, consents, comfort letters and attestation services.

(2)
Audit related fees are for services traditionally performed by the independent registered public accounting firm, including due diligence related to mergers and acquisitions, employee benefit plan audits, agreed upon procedures and certain consultation regarding financial accounting and/or reporting standards. In 2017 and 2016, these fees consisted principally of (i) audits of employee benefit plans and (ii) accounting and consultations regarding regulatory reporting standards.

(3)
Tax fees consist principally of tax compliance services and tax advice to Ambac. Of the total amount of tax fees for 2017, $36,098 related to tax compliance and $12,447 related to tax advice. Of the total amount of tax fees for 2016, $54,821 related to tax compliance and $34,232 related to tax advice. Compliance-related tax fees were for professional services rendered in connection with the preparation of the federal and foreign tax returns.

(4)	Other fees are those associated with services not captured in the other categories. Ambac generally does not request such services from the independent registered public accounting firm.
Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm
Consistent with SEC policies regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation and overseeing the work of our independent registered public accounting firm. In recognition of this responsibility, the Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by our independent registered public accounting firm.
Prior to engagement of the independent registered public accounting firm for the next year’s audit, management and/or the independent registered public accounting firm will submit to the Audit Committee for approval a summary of services expected to be rendered during that year for each of the categories of services.
Prior to engagement, the Audit Committee pre-approves these services by category of service. The Audit Committee requires the independent registered public accounting firm and management to report actual fees versus the budget periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval. In those instances, any services provided by the independent registered public accounting firm will be pre-approved by the Audit Committee or, if between meetings of the Audit Committee, by its Chairman pursuant to authority delegated by the Audit Committee. The Chairman reports all pre-approval decisions made by him at the next meeting of the Audit Committee, and he has

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undertaken to confer with the Audit Committee to the extent that any engagement for which his pre-approval is sought is expected to generate fees for the independent registered public accounting firm in excess of $100,000.
THE AUDIT COMMITTEE REPORT
The Audit Committee of Ambac is responsible for providing independent, objective oversight of Ambac’s accounting functions, internal controls and risk management. The Audit Committee selects the independent registered public accounting firm. As of the date of this report, the Audit Committee was composed of three directors, each of whom is independent within the meaning of the rules of the SEC and the Listing Rules of NASDAQ. In accordance with Section 407 of the Sarbanes-Oxley Act of 2002, Ambac has determined that three members of the Audit Committee, Messrs. Herzog, Haft and Prieur, are “audit committee financial experts" as that term is defined in the rules and regulations of the SEC.
The Audit Committee operates under a written charter adopted by the Board. A copy of the charter is available at Ambac’s website: http://ir.ambac.com/governance.cfm. The Audit Committee regularly reviews its charter to ensure that it is meeting all relevant Audit Committee policy requirements of the SEC and the NASDAQ Stock Exchange.
Management is responsible for the preparation, presentation and integrity of Ambac’s financial statements, accounting and financial reporting principles, the establishment and effectiveness of internal controls (including internal control over financial reporting) and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent registered public accounting firm is responsible for performing an independent audit of Ambac’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) ("PCAOB"), expressing an opinion, based on their audit, as to whether the financial statements fairly present, in all material respects, the financial position, results of operations and cash flows of Ambac in conformity with generally accepted accounting principles and auditing the effectiveness of internal control over financial reporting. The Audit Committee’s responsibility is to monitor and oversee these processes. However, none of the members of the Audit Committee is professionally engaged in the practice of accounting or auditing. The Audit Committee relies, without independent verification, upon the information provided to it and on the representations made by management and the independent registered public accounting firm.
In 2017, the Audit Committee held twelve meetings. The meetings were designed, among other things, to facilitate and encourage communication among the Audit Committee, management, our internal auditors and our independent registered public accounting firm, KPMG LLP. The Audit Committee discussed with our internal auditors and KPMG LLP the overall scope and plans for their respective audits. The Audit Committee met with the internal auditors and KPMG LLP, with and without management present, to discuss the results of their examinations and their evaluations of Ambac’s internal controls. The Audit Committee also met with the Chief Financial Officer, with and without other members of management present, to discuss matters relating to financial reporting and internal controls.
The Audit Committee has reviewed and discussed the audited consolidated financial statements for the year ended December 31, 2017, with management, our internal auditors and KPMG LLP. The Audit Committee also discussed with management and KPMG LLP the process used to support certifications by Ambac’s Chief Executive Officer and Chief Financial Officer that are required by the SEC and the Sarbanes-Oxley Act of 2002 to accompany Ambac’s periodic filings with the SEC.
The Audit Committee also discussed with KPMG LLP matters required to be discussed with audit committees under auditing standards, including, among other things, matters related to the conduct of the audit of Ambac’s consolidated financial statements and the matters required to be discussed by Auditing Standard No. 1301, Communication with Audit Committees (AS 1301).

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KPMG LLP also provided to us the written disclosures regarding their independence required by PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, and the Audit Committee discussed with them their independence from Ambac. When determining KPMG LLP’s independence, the Committee considered, among other matters, information provided by KPMG regarding PCAOB inspections, and whether KPMG’s provision of services to Ambac beyond those rendered in connection with their audit of Ambac’s consolidated financial statements and reviews of Ambac’s consolidated financial statements included in its Quarterly Reports on Form 10-Q was compatible with maintaining their independence. The Audit Committee also reviewed, among other things, the audit, non-audit and tax services performed by, and the amount of fees paid for such services to, KPMG LLP. The Audit Committee concluded that KPMG LLP, an independent registered public accounting firm, is independent from Ambac and its management.
Based upon the review and discussions referred to above, the Audit Committee recommended to the Board that Ambac’s audited financial statements for the year ended December 31, 2017 be included in Ambac’s Annual Report on Form 10-K for the year ended December 31, 2017 for filing with the SEC. The Audit Committee also selected KPMG LLP as Ambac’s independent registered public accounting firm for 2018.
The Audit Committee
David L. Herzog (Chairman), Ian D. Haft and C. James Prieur
February 26, 2018
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of a registered class of the Company’ equity securities (collectively, our “insiders”), to file reports with the SEC on their initial beneficial ownership of Ambac common stock and any subsequent changes in their ownership. Our insiders must also provide us with copies of all Section 16(a) forms they file. We reviewed copies of all reports furnished to us and obtained written representations from our insiders that all transactions have been reported to us. To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations from the Company’s officers and directors, all Section 16(a) filing requirements applicable to our insiders were complied with during 2017.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Related Party Transactions Policy and Procedure
Our Related Party Transactions Policy provides that Ambac will only enter into or ratify a related party transaction when our Board of Directors, acting through the Governance and Nominating Committee, determines that the related party transaction is in the best interests of Ambac and our stockholders.
For the purposes of this policy,

•	a “related party” means:

◦	a member of the Board of Directors (or a nominee to the Board of Directors);

◦	an executive officer;

◦	any person who is known by Ambac to be the beneficial owner of more than 5% of our common stock; or

◦	any person known by Ambac to be an immediate family member of any of the persons listed above; and

•
a “related party transaction” means a transaction (and/or amendment thereto) with a related party occurring since the beginning of our last fiscal year, or any currently proposed transaction, involving Ambac where the amount exceeds $120,000 and in which any related party had or will have a direct or indirect interest.

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Each of our directors and executive officers is required to bring potential related party transactions to the attention of Ambac and are periodically required to confirm and provide details of such transactions. Our legal staff, in consultation with management and with outside counsel, as appropriate, determines whether any transaction or relationship brought to Ambac’s attention does, in fact, constitute a related party transaction requiring compliance with our Related Party Transactions Policy.
If our legal department determines that a transaction is a related party transaction, the Governance and Nominating Committee must review the transaction and either approve or disapprove it. A related party transaction entered into without pre-approval of the Committee will not be deemed to violate the Related Party Transactions Policy, or be invalid or unenforceable, so long as the transaction is brought to the Governance and Nominating Committee as promptly as reasonably practical after it is entered into or after it becomes reasonably apparent that the transaction is covered by our Related Party Transactions Policy. In determining whether to approve or ratify a transaction with a related party, the Governance and Nominating Committee will take into account all of the relevant facts and circumstances available to it, including, among any other factors it deems appropriate:

•	whether the terms of the related party transaction are fair to Ambac and on the same basis as would apply if the transaction did not involve a related party;

•	whether there are business reasons for Ambac to enter into the related party transaction;

•	whether the related party transaction would impair the independence of an outside director; and

•
whether the related party transaction would present an improper conflict of interests for any director or executive officer of Ambac, taking into account the size of the transaction, the overall financial position of the director, executive officer or other related party, the direct or indirect nature of the director's, executive officer's or other related party's interest in the transaction and the ongoing nature of any proposed relationship, and any other factors the Governance and Nominating Committee deems relevant.

Any member of the Governance and Nominating Committee who is a related party with respect to a transaction under review may not vote on the approval of the transaction but may, if so requested by the Chair of the Committee, participate in some or all of the Committee's discussions of the related party transaction.
No related party transactions were identified by the Board or the Governance and Nominating Committee in 2017.

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PROPOSAL NUMBER 1

ELECTION OF DIRECTORS

Nominees
The Governance and Nominating Committee has recommended, and the Board of Directors has nominated:

✓	Alexander D. Greene	✓	C. James Prieur

✓	Ian D. Haft	✓	Jeffrey S. Stein

✓	David Herzog	✓	Joan Lamm-Tennant

✓	Claude LeBlanc
as nominees for election as members of our Board of Directors at the Annual Meeting. At the Annual Meeting, seven directors will be elected to the Board of Directors.
Except as set forth below, unless otherwise instructed, the persons appointed in the accompanying form of proxy will vote the proxies received by them for these nominees, who are all presently directors of Ambac. In the event that any nominee becomes unavailable or unwilling to serve as a member of our Board of Directors, the proxy holders will vote in their discretion for a substitute nominee. The term of office for each person elected as a director will continue until our next annual meeting or until a successor has been elected and qualified, or until the director’s earlier death, resignation, or removal.
The sections titled “Board of Directors” and “Director Selection Process and Qualifications” in this Proxy Statement contain more information about the leadership skills and other experiences that led our Governance and Nominating Committee and our Board of Directors to recommend each as a nominee for director.
Required Vote
The seven nominees receiving the highest number of affirmative “FOR” votes shall be elected as directors. Unless marked to the contrary, proxies received will be voted “FOR” these nominees.
Ambac Recommendation

☑	Our Board of Directors recommends a vote “FOR” the election to the Board of Directors of each of the above mentioned nominees.

* * * * *

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PROPOSAL NUMBER 2

ADVISORY VOTE TO APPROVE OUR NAMED EXECUTIVE OFFICERS COMPENSATION
We are asking our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with Item 402 of Regulation S-K, which is the SEC’s rule setting forth executive compensation disclosure requirements.
Our executive compensation program is designed to attract, motivate, and retain our executive officers, who are critical to our success. See “Executive Compensation — Compensation Discussion and Analysis” for additional information.
We believe that our executive compensation programs are structured to support our Company and our business objectives. We are asking our stockholders to indicate their support for our named executive officer compensation as described under “Executive Compensation”. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement. Accordingly, we will ask our stockholders to vote “FOR” the following resolution at the Annual Meeting of Stockholders:
RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2018 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Summary Compensation Table and the other related tables and disclosure.
The say-on-pay vote is advisory, and therefore not binding on our Company, the Compensation Committee or the Board of Directors. However, the Board of Directors and the Compensation Committee value the opinions of our stockholders and will review the voting results carefully.
Ambac Recommendation

☑	The Board of Directors recommends a vote FOR the approval of executive compensation.

* * * * *

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PROPOSAL NUMBER 3

Ratification Of Appointment Of Independent Registered Public Accounting Firm
The Audit Committee of the Board of Directors has selected KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018 and recommends that our stockholders vote for ratification of such selection. During the fiscal year ended December 31, 2017, KPMG LLP served as our independent registered public accounting firm and also provided certain tax related and consulting services. See the section titled “Independent Registered Public Accounting Firm” in this Proxy Statement. Notwithstanding its selection, the Audit Committee, in its discretion, may appoint another independent registered public accounting firm at any time during the year if the Audit Committee believes that such a change would be in the best interests of Ambac and our stockholders. If the appointment is not ratified by our stockholders, the Audit Committee may reconsider whether it should appoint another independent registered public accounting firm. Representatives of KPMG LLP are expected to attend the Annual Meeting, where they will be available to respond to appropriate questions and, if they desire, to make a statement.
Required Vote
Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018 requires the affirmative “FOR” vote of the holders of a majority of the voting power of Ambac’s shares of common stock present or represented by proxy at the Annual Meeting and entitled to vote thereon, voting together as a single class. Unless marked to the contrary, proxies received will be voted “FOR” ratification of the appointment of KPMG LLP.
Ambac Recommendation

☑	Our Board of Directors recommends a vote FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018.

* * * * *

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Appendix A
NON-GAAP FINANCIAL MEASURES
In the Proxy Statement Summary, under the caption “Performance Highlights,” and in the Compensation Discussion and Analysis section of this Proxy Statement, under the captions "2017 Company Performance Highlights," and “2017 Annual Incentives,” the Company reports two non-GAAP financial measures: Adjusted Earnings and Adjusted Book Value. The most directly comparable GAAP measures are net income attributable to common stockholders for Adjusted earnings and Total Ambac Financial Group, Inc. stockholders’ equity for Adjusted Book value. A non-GAAP financial measure is a numerical measure of financial performance or financial position that excludes (or includes) amounts that are included in (or excluded from) the most directly comparable measure calculated and presented in accordance with GAAP. We are presenting these non-GAAP financial measures because they provide greater transparency and enhanced visibility into the underlying drivers of our business. Adjusted Earnings and Adjusted Book Value are not substitutes for the Company’s GAAP reporting, should not be viewed in isolation and may differ from similar reporting provided by other companies, which may define non-GAAP measures differently.
Ambac has a significant U.S. tax net operating loss (“NOL”) that is offset by a full valuation allowance in the GAAP consolidated financial statements. As a result of this and other considerations, we utilized a 0% effective tax rate for non-GAAP adjustments; which is subject to change.
The following paragraphs define each non-GAAP financial measure and describe why it is useful. A reconciliation of the non-GAAP financial measure and the most directly comparable GAAP financial measure is also presented below.
Adjusted Earnings (Loss). Adjusted Earnings (Loss) is defined as net income (loss) attributable to common stockholders, as reported under GAAP, adjusted on an after-tax basis for the following:

•	Non-credit impairment fair value (gain) loss on credit derivatives: Elimination of the non-credit impairment fair value gains (losses) on credit derivatives, which is the amount in excess of the present value of the expected estimated credit losses. Such fair value adjustments are affected by, and in part fluctuate with, changes in market factors such as interest rates and credit spreads, including the market’s perception of Ambac’s credit risk (“Ambac CVA”), and are not expected to result in an economic gain or loss. These adjustments allow for all financial guarantee contracts to be accounted for consistent with the Financial Services – Insurance Topic of ASC, whether or not they are subject to derivative accounting rules.

•
Insurance intangible amortization and impairment of goodwill: Elimination of the amortization of the financial guarantee insurance intangible asset and impairment of goodwill that arose as a result of the implementation of Fresh Start reporting. These adjustments ensure that all financial guarantee contracts are accounted for consistent with the provisions of the Financial Services – Insurance Topic of the ASC.

•
Foreign exchange (gains) losses: Elimination of the foreign exchange gains (losses) on the re-measurement of assets, liabilities and transactions in non-functional currencies. This adjustment eliminates the foreign exchange gains (losses) on all assets, liabilities and transactions in non-functional currencies, which enables users of our financial statements to better view the business results without the impact of fluctuations in foreign currency exchange rates, particularly as assets held in non-functional currencies have grown, and facilitates period-to-period comparisons of Ambac's operating performance.

•
Fair value (gain) loss on interest rate derivative from Ambac CVA: Elimination of the gains (losses) relating to Ambac’s CVA on interest rate derivative contracts. Similar to credit derivatives, fair values include the market’s perception of Ambac’s credit risk and this adjustment only allows for such gain or loss when realized.

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The following table reconciles net income attributable to common stockholders to the non-GAAP measure, Adjusted Earnings on a total dollar amount and per diluted share basis, for all periods presented:

	2017		2016		2015
($ in millions, except per share data) Year Ended December 31,	$ Amount	Per Diluted Share	$ Amount	Per Diluted Share	$ Amount	Per Diluted Share
Net income (loss) attributable to common shareholders	$(328.7)	$(7.25)	$74.8	$1.64	$493.4	$10.72
Adjustments:
Non-credit impairment fair value (gain) loss on credit derivatives	(10.9)	(0.24)	(7.5)	(0.16)	(36.7)	(0.80)
Insurance intangible amortization	150.9	3.33	174.6	3.82	169.6	3.69
Impairment of goodwill	—	—	—	—	514.5	11.18
Foreign exchange (gains) losses	(21.3)	(0.47)	39.1	0.86	27.4	0.60
Fair value (gain) loss on derivative products from Ambac CVA	44.9	0.99	33.8	0.73	(14.2)	(0.31)
Adjusted Earnings (Loss)	$(165.1)	$(3.64)	$314.8	$6.89	$1,154.0	$25.08
Adjusted Book Value. Adjusted Book Value is defined as Total Ambac Financial Group, Inc. stockholders’ equity as reported under GAAP, adjusted for after-tax impact of the following:

•
Non-credit impairment fair value losses on credit derivatives: Elimination of the non-credit impairment fair value loss on credit derivatives, which is the amount in excess of the present value of the expected estimated economic credit loss. GAAP fair values are affected by, and in part fluctuate with, changes in market factors such as interest rates, credit spreads, including Ambac’s CVA that are not expected to result in an economic gain or loss. These adjustments allow for all financial guarantee contracts to be accounted for within Adjusted Book Value consistent with the provisions of the Financial Services—Insurance Topic of the ASC, whether or not they are subject to derivative accounting rules.

•
Insurance intangible asset: Elimination of the financial guarantee insurance intangible asset that arose as a result of Ambac’s emergence from bankruptcy and the implementation of Fresh Start reporting. This adjustment ensures that all financial guarantee contracts are accounted for within Adjusted Book Value consistent with the provisions of the Financial Services—Insurance Topic of the ASC.

•
Ambac CVA on interest rate derivative liabilities: Elimination of the gain relating to Ambac’s CVA on interest rate derivative contracts. Similar to credit derivatives, fair values include the market’s perception of Ambac’s credit risk and this adjustment only allows for such gain when realized.

•
Net unearned premiums and fees in excess of expected losses: Addition of the value of the unearned premium revenue ("UPR") on financial guarantee contracts, in excess of expected losses, net of reinsurance. This non-GAAP adjustment presents the economics of UPR and expected losses for financial guarantee contracts on a consistent basis. In accordance with GAAP, stockholders’ equity reflects a reduction for expected losses only to the extent they exceed UPR. However, when expected losses are less than UPR for a financial guarantee contract, neither expected losses nor UPR have an impact on stockholders’ equity. This non-GAAP adjustment adds UPR in excess of expected losses, net of reinsurance, to stockholders’ equity for financial guarantee contracts where expected losses are less than UPR.

•
Net unrealized investment (gains) losses in Accumulated Other Comprehensive Income: Elimination of the unrealized gains and losses on the Company’s investments that are recorded as a component of accumulated other comprehensive income (“AOCI”). The AOCI component of the fair value adjustment on the investment portfolio may differ from realized gains and losses ultimately

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recognized by the Company based on the Company’s investment strategy. This adjustment only allows for such gains and losses in Adjusted Book Value when realized.

The following table reconciles Total Ambac Financial Group, Inc. Stockholders’ Equity per Share to the non-GAAP measure Adjusted Book Value per Share, for all periods presented:

		December 31,
	June 30, 2013	2013	2014	2015	2016	2017
Total Ambac Financial Group, Inc. stockholders’ equity	$6.38	$15.62	$31.09	$37.41	$37.94	$30.52
Adjustments:
Non-credit impairment fair value losses on credit derivatives	4.19	1.62	1.24	0.42	0.25	0.01
Insurance intangible asset	(36.03)	(35.51)	(31.35)	(26.91)	(21.30)	(18.71)
Goodwill	(11.43)	(11.43)	(11.43)	—	—	—
Ambac CVA on derivative product liabilities (excluding credit derivatives)	(1.44)	(1.08)	(1.43)	(1.75)	(0.99)	—
Net unearned premiums and fees in excess of expected losses	40.08	38.17	31.57	20.11	16.21	13.20
Net unrealized investment (gains) losses in Accumulated Other Comprehensive Income	2.02	0.93	(4.68)	(1.13)	(2.63)	(0.68)
Adjusted Book Value	$3.77	$8.32	$15.01	$28.15	$29.48	$24.34
Factors that impact changes to Adjusted Book Value include many of the same factors that impact Adjusted Earnings, including the majority of revenues and expenses, but generally exclude components of premium earnings since they are embedded in prior period's Adjusted Book Value through the net unearned premiums and fees in excess of expected losses adjustment. Net unearned premiums and fees in excess of expected losses will affect Adjusted Book Value for (i) changes to future premium assumptions (e.g. expected term, interest rates, foreign currency rates, time passage) and (ii) changes to expected losses for policies which do not exceed their related unearned premiums. The Adjusted Book Value increase from December 31, 2016 to December 31, 2017 was primarily driven by Adjusted earnings.

Ambac Financial Group, Inc. | A-3 | 2018 Proxy Statement

PRO FORMA BALANCE SHEET AND
PRO FORMA ADJUSTED BOOK VALUE
The following unaudited pro forma consolidated balance sheet of Ambac as of December 31, 2017, is based on the historical consolidated financial statements of Ambac giving effect to the Rehabilitation Exit Transactions as further described in Note 1. Background and Business Description and Note 17. Subsequent Events of the Consolidated Financial Statements in Part II, Item 8 of Ambac's 2017 Form 10-K. The unaudited pro forma consolidated balance sheet of Ambac includes unaudited pro forma adjustments that are driven by assumptions and factually supportable information directly attributable to the Rehabilitation Exit Transactions and the Tier 2 Notes Issuance as if they occurred on December 31, 2017 rather than February 12, 2018.
AMBAC FINANCIAL GROUP, INC.
PRO FORMA CONDENSED CONSOLIDATED GAAP BALANCE SHEET
(Unaudited)

(dollars in millions)	December 31, 2017	Adjustments		Pro forma December 31, 2017
Assets:
Total non-variable interest entity investments, cash and cash equivalents	$6,364	$(1,786)	(1)	$4,578
Subrogation recoverable	631	1,312	(2)	1,943
Other assets	1,696	(9)	(3)	1,687
Total VIE assets	14,501	—		14,501
Total assets	$23,192	$(483)		$22,710
Liabilities and Stockholders' Equity:
Liabilities:
Loss and loss expense reserve	$4,745	$(2,555)	(2)	$2,190
Long-term debt	992	1,952	(4)	2,944
Accrued interest payable	437	(224)	(4)	213
Other liabilities	1,007	—		1,007
Total VIE liabilities	14,366	—		14,366
Total liabilities	21,547	(827)		20,720
Stockholders' equity	1,645	344	(2)(5)(6)	1,989
Total liabilities and stockholders' equity	$23,192	$(483)		$22,710

(1)	The net cash and investment outflows reflects the distributions under the Rehabilitation Exit Transactions as follows:

(dollars in millions)
Cash payment to third parties for settlement of Deferred Amounts and Surplus Notes	$(1,347)
Cash payment for unpaid claims presented after record date	(30)
Cash payment for one-time current interest payment on remaining surplus notes	(11)
Cash payment for remaining debt issuance costs	(8)
Receipt of Tier 2 proceeds	240
Receipt of Secured Notes issued by Ambac LSNI	764
Reduction in value of Ambac-insured RMBS securities held in the investment portfolio	(1,394)
$(1,786)

(2)
The transactions pursuant to the Second Amended Plan of Rehabilitation where Ambac is settling its unpaid claims at a discount is being accounted for as an extinguishment, where the discount of approximately $287 is reflected in the pro forma consolidated balance sheet as an increase to Retained Earnings. As a result of the settlement, future net cash flows on certain policies will become an asset and are reclassified to Subrogation recoverable.

Ambac Financial Group, Inc. | A-4 | 2018 Proxy Statement

(3)
Reflects the reclass of previously capitalized costs directly associated with the issuance of the Ambac Notes or Tier 2 Notes to Long-term debt that will be amortized as part of the effective yield calculation.

(4)
The discount received in the other Rehabilitation Exit Transactions are being accounted for as a debt modification since the creditors before and after the discount remain the same and the change in the terms is not considered substantial. A substantial change is considered to be a change in cash flows of equal to or greater than 10% as a result of the modification of terms. As the change in cash flows is less than 10%, debt modification accounting is appropriate. Under debt modification accounting, no gain or loss is recorded, and a new effective interest rate is established based on the Ambac Note cash flows. Additionally, any consideration paid that is directly related to the issuance of the Ambac Note is capitalized and amortized as part of the effective yield calculation. The net long-term debt increase reflects the impact of the Rehabilitation Exit Transactions as follows:

(dollars in millions)	Long-term Debt	Accrued Interest Payable
Tier 2 Notes issuance	$240	$—
Ambac Note issuance	2,145	—
Cash payment for on-time current interest payment on remaining surplus notes	—	(11)
Deferred loss on Rehabilitation Exit Transactions and debt issuance costs	(20)	—
Reduction in carrying value of Surplus Notes	(413)	(213)
	$1,952	$(224)

(5)
As a result of the Rehabilitation Exit Transactions, Ambac will receive settlement of its ownership in Deferred Amounts and would realize a gain of $57 over the carrying value of the associated Ambac-insured RMBS as of December 31, 2017.

(6)	This pro forma information does not incorporate any assumptions regarding taxes.
PROFORMA ADJUSTED BOOK VALUE
The following table reconciles total Ambac Financial Group, Inc. stockholders' equity to the non-GAAP measure Adjusted Book Value.

			Pro Forma
	Reported		Post Restructuring (1)
	December 31, 2017		December 31, 2017		Change
($ in millions, except per share data)	$ Amount	Per Share	$ Amount	Per Share	$ Amount	Per Share
Total Ambac Financial Group, Inc. stockholders' equity	$1,381.1	$30.52	$1,725.2	38.08	$344.0	$7.56
Adjustments:
Non-credit impairment unrealized fair value losses on credit derivatives	0.6	0.01	0.6	0.01	—	—
Insurance intangible asset	(847.0)	(18.71)	(847.0)	(18.71)	—	—
Net unearned premiums and fees in excess of expected losses	597.3	13.20	597.3	13.20	—	—
Net unrealized investment (gains) losses in AOCI	(30.8)	(0.68)	(30.8)	(0.68)	—	—
Adjusted book value	$1,101.3	$24.34	$1,445.3	$31.90	$344.0	$7.56
Shares Outstanding (in millions)		45.3		45.3

(1)	Pro forma amounts are estimates, subject to revisions and are not reflective of actual or future operating results.

Ambac Financial Group, Inc. | A-5 | 2018 Proxy Statement

VOTE BY INTERNET	www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time, on May 17, 2018, the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE	1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. ET, on May 17, 2018. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card. Your internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by Ambac Financial Group, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via email or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

CONTROL NUMBER

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS

É THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED	DETACH AND RETURN THIS PORTION ONLY Ê

The Board of Directors recommends a vote "FOR" EACH OF THE NOMINEES IN PROPOSAL 1.

Proposal 1 Election of Director Nominees
(01) Alexander D. Greene	(02) Ian D. Haft	(03) David L. Herzog	(04) Joan Lamm-Tennant
(05) Claude LeBlanc	(06) C. James Prieur	(07) Jeffrey S. Stein

The Board of Directors recommends a vote "FOR" PROPOSAL 2 AND "FOR" PROPOSAL 3.
FOR ALL ❑	WITHHOLD ALL ❑	FOR ALL EXCEPT ❑
To withhold your vote for any individual nominee(s), mark "For All Except" box and write the numbers(s) of the nominee(s) on the line below.

	For	Against	Abstain
Proposal 2 To approve, on a non-binding advisory basis, the compensation for our named executive officers.	❑	❑	❑
Proposal 3 To ratify the appointment of KPMG as Ambac's independent registered public accounting firm for the fiscal year ending December 31, 2018	❑	❑	❑

NOTE: Any action on the items of business described above may be considered at the Annual Meeting at the time and on the date specified above or at any time and date to which the Annual Meeting may be properly adjourned or postponed.

	Yes	No
Please indicate if you plan to attend this meeting	❑	❑

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign full corporate or partnership name by an authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

PROXY CARD
YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.
We encourage you to take advantage of Internet or telephone voting.
Both are available 24 hours a day, 7 days a week.

IF YOU HAVE NOT VOTED BY INTERNET OR TELEPHONE, PLEASE DATE, MARK, SIGN AND
RETURN THIS PROXY PROMPTLY. YOUR VOTE, WHETHER BY INTERNET OR TELEPHONE, MUST
BE RECEIVED NO LATER THAN 11:59 P.M. EASTERN TIME, May 17, 2018,
TO BE INCLUDED IN THE VOTING RESULTS.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Annual Report, Notice & Proxy Statement are available at www.proxyvote.com.

AMBAC FINANCIAL GROUP, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ANNUAL MEETING OF STOCKHOLDERS
May 18, 2018, 11:00 a.m.

The stockholder(s) hereby appoint(s) each of Stephen M. Ksenak and William J. White, as proxies and hereby authorize(s) either of them to vote, as designated on the reverse side of this proxy card, all of the shares of common stock of AMBAC FINANCIAL GROUP, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting 11:00 AM, Eastern Time on May 18, 2018, and any adjournment or postponement thereof as described herein and, in their discretion, upon such other matters as may properly come before the meeting. The undersigned hereby revokes all proxies previously given.

The undersigned acknowledges receipt of the Notice of Annual Meeting of Stockholders and the Proxy Statement, each dated April 5, 2018.

The shares represented by this Proxy will be voted in accordance with the specification made on the other side. If this Proxy is signed but no specification is made, the shares represented by this Proxy will be voted "FOR" each of the Board of Directors' nominee, "FOR" Proposal 2 and "FOR" Proposal 3. Stephen M. Ksenak and William J. White and each of them individually, in their discretion and judgment, are authorized to vote upon any other matters that may come before the Annual Meeting.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Director's recommendations.

By executing this Proxy, the undersigned hereby revokes all prior proxies that the undersigned has given with respect to the Annual Meeting and any adjournment or postponement thereof.

CONTINUED, AND TO BE SIGNED AND DATED ON THE REVERSE SIDE.